                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by
                 Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

               INTERNATIONAL HOME FOODS, INC.
      ----------------------------------------------------------------------------------
                       (Name of Registrant as Specified In Its Charter)

      ----------------------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/X/  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which the transaction applies:
         Common Stock, par value $.01 per share, of International Home Foods,
         Inc.
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         85,346,051 (representing the number of shares of International Home Foods, Inc. common stock and stock options outstanding as of May 31,
         2000)
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pur-suant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         The filing fee of $352,582 was calculated pursuant to Exchange Act
         Rule 0-11(c)(1) by multiplying 1/50th of 1% by the value of the International Home Foods common stock to be received by ConAgra, Inc. in the transaction. The per unit price of $20.656 was calculated pursuant to Rule 0-11(c) and (a)(4) based on the average trading price of common stock of International Home Foods, Inc. on June 23, 2000
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         $1,762,908,030
         -----------------------------------------------------------------------
     (5) Total fee paid:
         $352,582
         -----------------------------------------------------------------------

/X/  Fee paid previously with preliminary materials.

/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         $217,563
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         S-4
         -----------------------------------------------------------------------
     (3) Filing Party:
         ConAgra, Inc.
         -----------------------------------------------------------------------
     (4) Date Filed:
         June 30, 2000
         -----------------------------------------------------------------------

                                     [LOGO]

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

                TO THE STOCKHOLDERS OF INTERNATIONAL HOME FOODS

    The board of directors of International Home Foods, Inc. has approved a merger with ConAgra, Inc. We believe the merger with ConAgra, one of the world's largest food companies, is advisable and in the best interests of the International Home Foods stockholders.

    In the merger, you will receive a targeted value of $22.00 per share of your International Home Foods common stock, half of which will be paid in cash and half of which will be paid in ConAgra common stock. The number of shares of ConAgra common stock you will receive is based on an exchange ratio that is subject to limited adjustment and is initially established at .55 of a share of ConAgra common stock per each share of your International Home Foods common stock. Adjustments to the exchange ratio are subject to a "collar" that adjusts based on the average closing price of ConAgra common stock for the ten trading days ending on the fifth trading day prior to the closing of the merger. The "collar" provides an adjustment limit of between .50 and .61111 of a share of ConAgra common stock with the exchange ratio being .61111 if the average closing price of ConAgra common stock is $18.00 or less and .50 if the average closing price is $22.00 or more.

    ConAgra and International Home Foods common stock are listed on the New York Stock Exchange under the trading symbols "CAG" and "IHF," respectively. On July 21, 2000, the last reported trading price of ConAgra common stock was $21.38 and the last reported trading price of International Home Foods common stock was $21.81.

    This document provides you with detailed information about the proposed merger, including how the exchange ratio will be used to compute the number of ConAgra shares you will receive in the merger. The actual exchange ratio will not be known until shortly before the merger occurs. You may call 1-877-553-5686 on and after August 18, 2000 during normal business hours to obtain the expected exchange ratio.

    The merger requires the approval of the International Home Foods stockholders. Therefore, we have scheduled a special meeting of the International Home Foods stockholders on August 22, 2000 to vote on the merger.

    Whether or not you plan to attend the meeting, please take the time to complete and mail the enclosed proxy card to International Home Foods. YOUR VOTE IS VERY IMPORTANT.

    This document is the proxy statement of International Home Foods for its special meeting and the prospectus of ConAgra for the ConAgra common stock to be issued in the merger.

    In addition, you may obtain information about International Home Foods and ConAgra from documents that we have previously filed with the Securities and Exchange Commission. Please see "Where You Can Find More Information" on page 72. We encourage you to read the entire document carefully.

                                              C. Dean Metropoulos
                                              Chairman of the Board and
                                              Chief Executive Officer
                                              International Home Foods, Inc.

    SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR A DISCUSSION OF CERTAIN RISKS TO BE CONSIDERED IN CONNECTION WITH THE PROPOSED MERGER.

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  This proxy statement/prospectus is dated July 21, 2000 and is first being mailed to stockholders on or about July 25, 2000.

                         INTERNATIONAL HOME FOODS, INC.
                              1633 LITTLETON ROAD
                          PARSIPPANY, NEW JERSEY 07054

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 22, 2000

To the stockholders of International Home Foods:

    A special meeting of the stockholders of International Home Foods, Inc., a Delaware corporation, will be held at The Hilton Hotel, One Hilton Court, Parsippany, New Jersey 07054 on August 22, 2000 at 2:00 p.m., local time, for the following purposes:

    1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated as of June 22, 2000, among International Home Foods, ConAgra, Inc., a Delaware corporation, and CAG Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of ConAgra. The merger agreement is attached to this document as Annex A.

    2. To transact other business as may properly come before the special meeting.

    The International Home Foods board of directors has set the close of business on July 21, 2000 as the record date for the determination of stockholders entitled to vote at the special meeting. Your vote is important. Adoption of the merger agreement will require the affirmative vote of the holders of a majority of the issued and outstanding shares of International Home Foods common stock.

    All shares represented by properly executed proxies will be voted in accordance with the specifications on the proxy card. If no such specifications are made, proxies will be voted FOR adoption of the merger agreement.

    Under Delaware law, stockholders of International Home Foods are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law if the conditions set forth in Section 262 are satisfied. In order to exercise your appraisal rights, you must not vote in favor of adoption of the merger agreement and you must otherwise strictly comply with the appraisal rights procedures or you will lose your appraisal rights. The appraisal rights procedures are described in this document, and a copy of Section 262 of Delaware General Corporation Law is attached as Annex C. See "The Merger -- Appraisal Rights."

    You are urged to read this document carefully. It is very important that your shares be represented at the special meeting. WHETHER OR NOT YOU CAN ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD PROMPTLY SO THAT IT WILL BE RECEIVED NO LATER THAN AUGUST 21, 2000. If you attend the special meeting, you may vote in person if you wish, even though you have previously returned your proxy. Action may be taken on the merger proposal at the special meeting on the date specified above or on any dates to which the special meeting may be adjourned or postponed.

                                          C. Dean Metropoulos
                                          Chairman of the Board and
                                          Chief Executive Officer
                                          International Home Foods, Inc.

Parsippany, New Jersey
July 21, 2000

                       REFERENCE TO ADDITIONAL INFORMATION

      This document incorporates important business and financial information about ConAgra and International Home Foods that is not included in this document. That information is described under "Where You Can Find More Information."

      We will provide the information incorporated into this document without charge to you upon written or oral request, to the extent it does not already accompany this document. Requests should be made in writing or by telephone to the following:

ConAgra, Inc.                                      International Home Foods, Inc.
Investor Relations                                 Investor Relations
One ConAgra Drive                                  1633 Littleton Road
Omaha, Nebraska 68102-5001                         Parsippany, New Jersey 07054
Tel: (402) 595-4154                                Tel: (973) 359-9920

      IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM US, PLEASE DO SO BY AUGUST 15, 2000 TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

                               TABLE OF CONTENTS

SUMMARY.....................................................      1
  THE COMPANIES.............................................      1
  WHAT YOU WILL RECEIVE IN THE MERGER.......................      1
  WHAT YOU SHOULD DO NOW....................................      1
  BOARD RECOMMENDATION......................................      1
  THE SPECIAL MEETING.......................................      2
  RISK FACTORS MERITING SPECIAL ATTENTION...................      2
  THE MERGER AND THE MERGER AGREEMENT.......................      3
  INTERESTS OF PERSONS THAT DIFFER FROM YOUR INTERESTS......      4
  SELECTED HISTORICAL FINANCIAL DATA OF CONAGRA.............      6
  SELECTED HISTORICAL FINANCIAL DATA OF INTERNATIONAL HOME
    FOODS...................................................      7
  UNAUDITED SELECTED PRO FORMA COMBINED CONDENSED FINANCIAL
    INFORMATION.............................................      8
  COMPARATIVE PER SHARE DATA OF CONAGRA AND INTERNATIONAL
    HOME FOODS..............................................      9
  MARKET PRICES AND DIVIDENDS...............................     12
  RECENT DEVELOPMENTS.......................................     14

RISK FACTORS................................................     17
  YOU WILL RECEIVE SHARES OF CONAGRA COMMON STOCK BASED ON
    AN EXCHANGE RATIO THAT IS DETERMINED BY THE MARKET VALUE
     OF CONAGRA COMMON STOCK................................     17
  THERE IS NO GUARANTEE THAT THE ISSUANCE OF CONAGRA COMMON
    STOCK TO INTERNATIONAL HOME FOODS STOCKHOLDERS WILL BE
    TAX-FREE................................................     17
  THE EXECUTIVE OFFICERS AND DIRECTORS OF INTERNATIONAL HOME
    FOODS WILL RECEIVE CERTAIN BENEFITS IN THE MERGER WHICH
     OTHER STOCKHOLDERS DO NOT RECEIVE......................     18
  THE APPROVAL OF THE MERGER IS VERY LIKELY BECAUSE OF A
    VOTING AGREEMENT WITH STOCKHOLDERS WHO WILL RECEIVE
     PAYMENTS AND OTHER BENEFITS IF THE MERGER IS
     COMPLETED..............................................     18
  THE EXPECTED BENEFITS FROM THE MERGER MAY NOT BE
    REALIZED................................................     19
  IF THE MERGER DOES NOT OCCUR, THE COMPANIES WILL NOT
    BENEFIT FROM THE EXPENSES THEY HAVE INCURRED IN THE
     PURSUIT OF THE MERGER..................................     19

FORWARD-LOOKING STATEMENTS..................................     19

THE SPECIAL MEETING.........................................     19
  DATE, TIME AND PLACE......................................     19
  MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING...........     19
  INTERNATIONAL HOME FOODS BOARD RECOMMENDATION.............     20
  VOTE REQUIRED.............................................     20
  RECORD DATE, STOCK ENTITLED TO VOTE AND QUORUM............     20
  VOTING OF PROXIES.........................................     20
  REVOCABILITY OF PROXIES...................................     21
  SOLICITATION OF PROXIES...................................     21
  2001 ANNUAL MEETING OF STOCKHOLDERS OF INTERNATIONAL HOME
    FOODS...................................................     22

THE COMPANIES...............................................     23
  CONAGRA...................................................     23
  INTERNATIONAL HOME FOODS..................................     24

THE MERGER..................................................     25
  GENERAL...................................................     25
  FORM OF THE MERGER........................................     25
  MERGER CONSIDERATION......................................     25
  EFFECTIVE TIME OF THE MERGER..............................     25
  BACKGROUND OF THE MERGER..................................     25
  CONAGRA'S REASONS FOR THE MERGER..........................     30
  INTERNATIONAL HOME FOODS' REASONS FOR THE MERGER..........     31
  OPINION OF INTERNATIONAL HOME FOODS' FINANCIAL ADVISOR....     33
  MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES....     39
  INTERESTS OF PERSONS THAT DIFFER FROM YOUR INTERESTS......     43
  OWNERSHIP INTEREST OF INTERNATIONAL HOME FOODS
    STOCKHOLDERS AFTER THE MERGER...........................     45
  TREATMENT OF EXISTING INTERNATIONAL HOME FOODS STOCK
    OPTIONS.................................................     45
  STOCK EXCHANGE LISTING....................................     46
  DELISTING AND DEREGISTRATION OF INTERNATIONAL HOME FOODS
    COMMON STOCK............................................     46
  ACCOUNTING TREATMENT......................................     46
  GOVERNMENT AND REGULATORY APPROVALS.......................     46
  EXCHANGE PROCEDURES.......................................     47
  RESALES OF CONAGRA COMMON STOCK...........................     48
  APPRAISAL RIGHTS..........................................     48

THE MERGER AGREEMENT........................................     51
  GENERAL...................................................     51
  REPRESENTATIONS AND WARRANTIES............................     51
  CONDUCT OF BUSINESS PENDING THE MERGER....................     51
  INDEMNIFICATION, INSURANCE AND RELEASE....................     52
  NO SOLICITATION...........................................     53
  BOARD RECOMMENDATION......................................     54
  AFFILIATE AGREEMENTS......................................     54
  CONDITIONS TO THE COMPLETION OF THE MERGER................     54
  TERMINATION...............................................     55
  TERMINATION FEES AND EXPENSES.............................     55
  AMENDMENT.................................................     56
  WAIVER....................................................     56

VOTING AGREEMENTS...........................................     57

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
  STATEMENTS................................................     58
  PRO FORMA COMBINED CONDENSED STATEMENTS OF EARNINGS.......     59
  PRO FORMA COMBINED CONDENSED BALANCE SHEET................     61
  NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
    STATEMENTS..............................................     62

DESCRIPTION OF CONAGRA CAPITAL STOCK........................     65
  GENERAL...................................................     65
  DIVIDENDS ON CONAGRA CAPITAL STOCK........................     65
  CONAGRA COMMON STOCK......................................     65
  VOTING RIGHTS IN SPECIFIC CASES...........................     65
  RIGHTS DIVIDEND...........................................     66
  BUSINESS COMBINATIONS UNDER DELAWARE LAW..................     68
  TRANSFER AGENT............................................     68

COMPARISON OF RIGHTS OF HOLDERS OF CONAGRA COMMON STOCK AND
  INTERNATIONAL HOME FOODS COMMON STOCK.....................     69
  GENERAL...................................................     69
  AUTHORIZED CAPITAL STOCK..................................     69
  RIGHTS PLAN...............................................     69
  DIVIDENDS AND DISTRIBUTIONS...............................     70
  PROVISIONS RELATING TO BUSINESS COMBINATIONS..............     70
  NUMBER OF DIRECTORS AND TERM..............................     70
  AMENDMENTS TO CERTIFICATE OF INCORPORATION................     70
  ADVANCE NOTICE FOR RAISING BUSINESS OR MAKING NOMINATIONS
    AT MEETINGS.............................................     71

EXPERTS.....................................................     72

LEGAL MATTERS...............................................     72

WHERE YOU CAN FIND MORE INFORMATION.........................     72

ANNEX A AGREEMENT AND PLAN OF MERGER

ANNEX B OPINION OF CHASE SECURITIES INC.

ANNEX C SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

                                    SUMMARY

    This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read this entire document carefully. See "Where You Can Find More Information" on page 72.

                            ------------------------

THE COMPANIES

    CONAGRA, INC.
    ONE CONAGRA DRIVE
    OMAHA, NEBRASKA 68102
    402-595-4000

    ConAgra is one of the world's largest food companies. ConAgra competes in multiple segments of the food business and focuses on adding value for customers in the retail foods, foodservice, and agricultural products channels.
    INTERNATIONAL HOME FOODS, INC.
    1633 LITTLETON ROAD
    PARSIPPANY, NEW JERSEY 07054
    973-359-9920

    International Home Foods manufactures and markets a diversified portfolio of shelf-stable food products with popular brand names.

WHAT YOU WILL RECEIVE IN THE MERGER

    In the merger, you will receive a value targeted at $22, half of which will be paid in cash and half of which will be paid in ConAgra common stock, for each of your shares of International Home Foods common stock. The per share value that you receive from ConAgra will consist of $11 in cash and a fraction of a share of ConAgra common stock. The fractional share of ConAgra common stock will be determined by an exchange ratio. All stockholders will receive the same merger consideration. Stockholders have no right to elect a different mix of cash and stock.

    The exchange ratio will be determined by dividing $11 by the average closing price of ConAgra common stock on the New York Stock Exchange for the ten-trading-day period ending on the fifth full trading day prior to the merger. However, you will receive no less than .50000 and no more than .61111 of a share of ConAgra common stock for each share of your International Home Foods common stock.

    For example, if you own 100 International Home Foods shares and the exchange ratio is .55000, then you would receive $1,100 in cash and 55 shares of ConAgra common stock in the merger.

    The following chart sets forth examples of the exchange ratios for various average closing prices of ConAgra common stock.

                                         THEN THE
IF THE AVERAGE CLOSING PRICE OF CONAGRA  EXCHANGE RATIO
COMMON STOCK IS:                         WILL BE:
---------------------------------------  --------------
$18 or less                                 .61111
$19                                         .57895
$20                                         .55000
$21                                         .52381
$22 or more                                 .50000

    We anticipate that the merger will occur on or about August 24, 2000 assuming all regulatory approvals are received. You may call 1-877-553-5686 on and after August 18, 2000 for the expected exchange ratio.

WHAT YOU SHOULD DO NOW

    You should mail your signed and dated proxy as soon as possible to ensure that your shares of International Home Foods common stock will be represented at the special meeting. You should not send in your share certificates at this time. If the merger occurs, you will receive written instructions for exchanging your International Home Foods share certificates for ConAgra share certificates.

BOARD RECOMMENDATION

    The International Home Foods board members present at a special meeting unanimously approved the merger agreement and determined that the merger is advisable and in the best interests of International Home Foods and its stockholders, and recommends that International Home Foods stockholders vote for the adoption of the merger agreement.

    The International Home Foods board believes the merger provides its stockholders the opportunity to realize a significant premium for their shares over the average trading price of the International Home Foods common stock at the time the agreement with ConAgra was reached. In determining to approve the merger agreement, the International Home Foods board also considered that International Home Foods is permitted to accept alternative takeover proposals under specified circumstances.

THE SPECIAL MEETING

    PURPOSE (SEE PAGE 19). International Home Foods will hold a special meeting for its stockholders to adopt the merger agreement.

    WHEN; WHERE (SEE PAGE 19). The special meeting will be held on August 22, 2000 at 2:00 p.m. at The Hilton Hotel, One Hilton Court, Parsippany, New Jersey 07054.

    WHO MAY VOTE (SEE PAGE 20). If you are an International Home Foods stockholder of record at the close of business on July 21, 2000, then you are entitled to vote at the special meeting and to cast one vote for each share that you own. On July 21, 2000 there were 74,259,780 shares of International Home Foods common stock entitled to be voted at the special meeting. ConAgra stockholders will not vote on the merger.

    REQUIRED VOTE; EFFECT OF BROKER NON-VOTE AND ABSTENTION (SEE PAGE
20). Adoption of the merger agreement will require an affirmative vote by holders of a majority of the shares of International Home Foods common stock issued and outstanding as of July 21, 2000. International Home Foods' directors, executive officers and their affiliates held a total of approximately 44% of the shares of the International Home Foods common stock outstanding on the record date. A broker non-vote, a failure to vote or an abstention will have the effect of a vote against the adoption of the merger agreement.

    AGREEMENTS TO VOTE (SEE PAGE 57). C. Dean Metropoulos and three investment limited partnerships controlled by Hicks, Muse, Tate & Furst Incorporated hold an aggregate of 31,963,001 shares of International Home Foods common stock, representing approximately 43.1% of the outstanding International Home Foods common stock. The investment limited partnerships and Mr. Metropoulos entered into voting agreements with ConAgra to vote all of their shares for adoption of the merger agreement. Accordingly, adoption of the merger agreement is very likely to be approved.

RISK FACTORS MERITING SPECIAL ATTENTION

    Before you decide to vote for adoption of the merger agreement, you should consider the following risk factors, which are more fully described in the "Risk Factors" section beginning on page 17 of this document.

- you will receive shares of ConAgra common stock based on an exchange ratio that will change as the market value of the ConAgra common stock changes before the merger closes;

- the amount of ConAgra common stock to be received pursuant to the exchange ratio may result in your receipt of less than the targeted value of $22 for each share of International Home Foods common stock; in addition, International Home Foods does not have the right to terminate the merger agreement if the average closing price of ConAgra common stock for the valuation period is less than $18;

- you will not know whether the issuance of ConAgra common stock in the merger will be a taxable event to you at the time you vote at the International Home Foods special meeting;

- the management of International Home Foods will receive benefits in the merger which you will not receive;

- the merger is very likely to be approved because of voting agreements with stockholders of International Home Foods who will, or whose controlling persons will, receive additional cash payments if the merger is completed; and

- the expected benefits of the merger may not be realized.

THE MERGER AND THE MERGER AGREEMENT

    The merger agreement is attached as Annex A to this document. We encourage you to read the merger agreement in its entirety because it is the legal document that governs the merger.

    MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE
39). ConAgra and International Home Foods intend, if possible, for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. If the merger qualifies as a reorganization, then the holders of International Home Foods common stock will not recognize a gain or loss for U.S. federal income tax purposes as a result of the merger, except gain to the extent of the cash received, as part of the merger consideration, in lieu of fractional shares or upon the exercise of appraisal rights.

    The completion of the merger as a reorganization under Section 368(a) is conditioned on receipt of a tax opinion from International Home Foods' counsel. The tax opinion is conditioned, among other things, on the value of the ConAgra common stock issued in the merger being 40% or more of the total consideration paid for the International Home Foods common stock.

    In the event that a tax opinion is not delivered as contemplated by the merger agreement or, even if the tax opinion is delivered, ConAgra reasonably determines, in good faith, that the cash portion of the merger consideration could exceed 60% of the total fair market value of the aggregate merger consideration, then ConAgra has the right to cause the merger to be effected in a manner that would not be a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code.

    Even if the tax opinion is delivered and ConAgra does not exercise the above election, there can be no assurance that the merger will qualify as a reorganization. If the merger is not a reorganization, then you will generally realize taxable capital gain or loss equal to the difference of:

- the sum of the cash you receive plus the fair market value of the ConAgra common stock you receive and

- your adjusted tax basis in your International Home Foods common stock.

    However, if your average realized gain is less than $11 per share, the U.S. federal income tax consequences to you may be the same whether or not the merger is a reorganization within the meaning of Section 368(a). (See page 40).

    CONDITIONS TO THE MERGER (SEE PAGE 54). The completion of the merger depends on a number of conditions being met, including the following:

- obtaining approval of International Home Foods stockholders;

- ConAgra and International Home Foods materially performing their obligations under the merger agreement; and

- expiration of the waiting periods applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act, the Competition Act of Canada and the Mexican Federal Economic Competition Law.

    Any condition to the merger, other than the approval of International Home Foods stockholders, may be waived by the company entitled to assert the condition.

    APPRAISAL RIGHTS (SEE PAGE 48). International Home Foods stockholders are entitled to rights of appraisal under applicable Delaware law in connection with the merger.

    TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 55). ConAgra and International Home Foods can agree in writing to terminate the merger agreement at any time without completing the merger. In addition, either company can terminate the merger agreement without completing the merger, if, among other things, any of the following occurs:

- the merger is not completed by November 30, 2000;

- the International Home Foods stockholders do not adopt the merger agreement;

- any governmental entity prevents completion of the merger; or

- the other party materially breaches the merger agreement.

    ConAgra may also terminate the merger agreement if the International Home Foods board:

- fails to convene a meeting to adopt the merger agreement by November 28, 2000;

- fails to recommend adoption of the merger agreement to the International Home Foods stockholders; or

- withdraws, amends or modifies its recommendation of the merger in a manner adverse to ConAgra.

    International Home Foods may also terminate the merger agreement in connection with entering into a definitive agreement for a business combination that the International Home Foods board determines is superior to the merger with ConAgra.

    TERMINATION FEES (SEE PAGE 55). The merger agreement requires International Home Foods to pay ConAgra a termination fee of $50,000,000 if the merger agreement is terminated under specified circumstances.

    NO SOLICITATION OF THIRD PARTIES (SEE PAGE 53). Under the merger agreement, International Home Foods cannot engage in discussions or exchange information with a third party about a takeover proposal. However, International Home Foods may respond to an unsolicited takeover proposal if the International Home Foods board determines in good faith that the proposal is, or could reasonably be expected to lead to a proposal that is, superior to the merger with ConAgra.

    ACCOUNTING TREATMENT (SEE PAGE 46). The merger will be accounted for as a purchase in accordance with generally accepted accounting principles.

    REGULATORY APPROVALS (SEE PAGE 46). The initial filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 were made on June 23, 2000, the initial filings under the Competition Act of Canada were made on July 4, 2000 and the initial filings under the Mexican Federal Economic Competition Law were made on July 7, 2000. As of the date of this document, we have not yet received all of the required approvals. Although we expect to obtain the necessary approvals, we cannot be certain we will obtain them.

    TRANSFERABILITY OF CONAGRA COMMON STOCK (SEE PAGE 48). All shares of ConAgra common stock issued in connection with the merger will be freely tradable on the New York Stock Exchange. However, transfers of shares held by persons deemed to be "affiliates" are subject to securities law limitations.

INTERESTS OF PERSONS THAT DIFFER FROM YOUR INTERESTS

    International Home Foods' management has interests in the merger that are different from or in addition to your interests. For example:

- stock options, including stock options held by International Home Foods management, to purchase International Home Foods common stock will be cashed out in part and converted in part into options to acquire shares of ConAgra common stock;

- all unvested stock options held by International Home Foods employees will become fully exercisable at the time of the merger;

- a number of International Home Foods employees, including executive officers, have rights to severance payments that may be triggered if their employment is terminated after the merger; and

- directors and executive officers of International Home Foods have customary rights to indemnification against specified liabilities, and ConAgra has agreed to maintain directors' and officers' liability insurance for them and has released them from liabilities under the merger agreement.

    Stockholders, or parties controlling stockholders, holding approximately 43.1% of the International Home Foods common stock, and who have entered into voting agreements to vote in favor of the merger, have interests in the merger that are different from or in addition to your interests. For example:

- pursuant to a 1999 employment agreement, C. Dean Metropoulos will have the right to receive a $6.1 million severance payment upon completion of the merger;

- pursuant to a 1996 financial advisory agreement, Hicks, Muse & Co. Partners, L.P. will receive a cash fee of $10 million if the merger is completed; and

- International Home Foods will transfer a lease of office facilities and related improvements and personal property to an entity, in which Hicks Muse or C. Dean Metropoulos may have an interest, in return for the entity's assumption of all obligations under the lease. Mr. Metropoulos will have use of the leased facilities. The transferred assets have a net book value of approximately $1 million.

SELECTED HISTORICAL FINANCIAL DATA OF CONAGRA

    You should read the following selected historical financial data in conjunction with the historical financial statements and accompanying notes that ConAgra has included in its annual report on Form 10-K for the year ended
May 30, 1999 and its quarterly report on Form 10-Q for the thirty-nine weeks ended February 27, 2000. The annual report on Form 10-K and quarterly report on Form 10-Q are incorporated by reference herein. See "Where You Can Find More Information" on page 72.

                                  THIRTY-NINE WEEKS
                                        ENDED
                                ---------------------                     FISCAL YEAR ENDED MAY
                                 FEB. 27     FEB. 28    ---------------------------------------------------------
                                 2000(1)      1999       1999(2)      1998        1997       1996(3)      1995
                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                      (IN MILLIONS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Net sales.....................  $18,994.3   $18,581.1   $24,594.3   $24,219.5   $24,445.2   $24,321.3   $23,829.8
Income from continuing
  operations..................      432.5       499.7       358.4       641.8       637.9       211.8       512.2
Income per basic share from
  continuing operations.......  $     .91   $    1.06   $     .76   $    1.38   $    1.36   $     .43   $    1.04
Income per diluted share from
  continuing operations.......  $     .90   $    1.05   $     .75   $    1.35   $    1.34   $     .43   $    1.02
Cash dividends per share......  $   .5855   $   .5133   $   .6918   $   .6050   $   .5275   $   .4600   $   .4013

BALANCE SHEET DATA:
Total assets..................  $13,115.3   $13,536.9   $12,146.1   $11,808.5   $11,451.8   $11,364.2   $10,969.2
Long-term obligations,
  excluding current
  installments, and redeemable
  preferred stock.............    2,621.7     2,638.0     2,543.1     2,503.5     2,378.5     2,286.3     2,551.5

--------------------------

(1) ConAgra's financial data for the thirty-nine weeks ended February 27, 2000 includes non-recurring charges of $236.1 million before tax ($146.4 million after tax). If these charges were excluded, basic earnings per share for the thirty-nine weeks ended February 27, 2000 would be $1.22 and diluted earnings per share would be $1.21.

(2) ConAgra financial data for fiscal 1999 includes non-recurring charges of $440.8 million before tax ($337.9 million after tax). If these charges were excluded, basic earnings per share for fiscal 1999 would be $1.48 and diluted earnings per share would be $1.46.

(3) ConAgra financial data for fiscal 1996 includes non-recurring charges of $507.8 million before tax ($356.3 million after tax). If these charges were excluded, basic earnings per share for fiscal 1996 would be $1.19 and diluted earnings per share would be $1.17.

SELECTED HISTORICAL FINANCIAL DATA OF INTERNATIONAL HOME FOODS

    You should read the following selected historical financial data in conjunction with the historical financial statements and accompanying notes that International Home Foods has included in its annual report on Form 10-K for the year ended December 31, 1999 and its quarterly report on Form 10-Q for the three months ended March 31, 2000. The annual report on Form 10-K and quarterly report on Form 10-Q are incorporated by reference herein. See "Where You Can Find More Information" on page 72.

    International Home Foods' financial data for 1999, 1998 and 1997 includes the effects of business acquisitions and disposals. In 1999, International Home Foods acquired two businesses with combined net sales of $180.4 million from their respective dates of acquisition. In 1998, International Home Foods acquired three businesses with combined net sales of $161.4 million from their respective dates of acquisition. In 1997, International Home Foods acquired four businesses with combined net sales of $228.3 million from their respective dates of acquisition. In November 1997, International Home Foods completed the issuance of 12.1 million shares of common stock, through an initial public offering, resulting in net proceeds of $224.9 million. Also, effective
November 1, 1996, International Home Foods entered into a $770 million credit agreement and issued $400 million of 10.375% Senior Subordinated Notes in connection with a leveraged recapitalization of the company. The credit agreement was subsequently amended on September 16, 1998 to increase the facility to $996.3 million. Prior to November 1, 1996, International Home Foods was a wholly owned subsidiary of American Home Products Corporation and did not maintain a credit facility and accordingly did not incur any interest expense.

                                       THREE MONTHS ENDED               FISCAL YEAR ENDED DECEMBER 31
                                       -------------------   ----------------------------------------------------
                                       MAR. 31    MAR. 31
                                         2000     1999(1)    1999(2)    1998(3)      1997       1996       1995
                                       --------   --------   --------   --------   --------   --------   --------
                                                          (IN MILLIONS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Net sales............................  $  561.4   $  514.2   $2,144.4   $1,699.6   $1,222.4   $ 942.8     $818.9
Income from continuing operations....      26.5       32.5      103.4       16.5       23.9      83.0       39.2
Income per basic share from
  continuing operations..............  $    .36   $    .44   $   1.41   $    .22   $    .38   $  1.34     $   --
Income per diluted share from
  continuing operations..............  $    .35   $    .43   $   1.36   $    .21   $    .36   $  1.34     $   --
Cash dividends per share.............  $     --   $     --   $     --   $     --   $     --   $    --     $   --

BALANCE SHEET DATA:
Total assets.........................  $1,571.8   $1,471.3   $1,549.4   $1,446.2   $1,262.1   $ 968.3     $463.6
Long-term debt, excluding current
  installments.......................     962.7    1,060.9    1,024.4    1,102.8      942.6   1,044.0         --

------------------------

(1) In February 1999, International Home Foods sold its Polaner business for $30.0 million resulting in a gain of $15.8 million before tax ($9.6 million after tax). Excluding the gain on the sale of the Polaner business, basic income per share for the quarter ended March 31, 1999 would be $.31 and diluted income per share would be $.30.

(2) Excluding the gain on the sale of the Polaner business and a non-cash deferred tax restructuring charge of $20.6 million, basic income per share for the year ended December 31, 1999 would be $1.56, and diluted income per share would be $1.50.

(3) In 1998, International Home Foods incurred non-recurring charges of
    $118.1 million before tax ($75.3 million after tax). If these charges were excluded, basic earnings per share for the year ended December 31, 1998 would be $1.20 and diluted income per share would be $1.15.

UNAUDITED SELECTED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

    In the table below, we provide you with unaudited selected pro forma combined condensed financial information for ConAgra as if its merger with International Home Foods had been completed at the beginning of the earliest period presented for income statement purposes and on February 27, 2000 for balance sheet purposes. For purposes of the unaudited pro forma data, ConAgra's consolidated statements of earnings for the year ended May 30, 1999 and the thirty-nine weeks ended February 27, 2000 have been combined with International Home Foods' consolidated statements of income recasted for a twelve-month period ended June 30, 1999 and a nine-month period ended March 31, 2000, and ConAgra's consolidated balance sheet as of February 27, 2000 has been combined with International Home Foods' consolidated balance sheet as of March 31, 2000.

    This unaudited selected pro forma combined condensed financial information should be read together with the separate historical financial statements and accompanying notes of ConAgra and International Home Foods, which we incorporate by reference in this proxy statement/prospectus and the unaudited pro forma combined condensed financial statements and accompanying notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined condensed financial statements do not give effect to any potential cost savings or other operating efficiencies that we expect to result from this transaction. For copies of the information we incorporate by reference, see "Where You Can Find More Information" on page 72. You should not rely on the unaudited selected pro forma condensed financial information as an indication of the results of operations or financial position that ConAgra would have achieved if the International Home Foods merger had taken place earlier or of the results of operations or financial position of ConAgra after the completion of the International Home Foods merger.

                                                                 THIRTY-NINE
                                                                 WEEKS ENDED         YEAR ENDED
                                                              FEB. 27, 2000(1)    MAY 30, 1999(2)
                                                              -----------------   ----------------
                                                                      (IN MILLIONS, EXCEPT
                                                                        PER SHARE DATA)
UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT
  DATA:
  Net sales.................................................      $20,390.0           $26,231.5
  Income from continuing operations.........................          452.5               324.1
  Income per basic common share from continuing
    operations..............................................      $     .88           $     .63
  Income per diluted common share from continuing
    operations..............................................      $     .87           $     .62

                                                                               FEB. 27, 2000
                                                                               -------------
UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET DATA:
  Total assets..............................................                     $16,271.8
  Long-term obligations, excluding current installments, and
    redeemable preferred stock..............................                       4,490.0
  Common stockholders' equity...............................                       3,963.1

------------------------

(1) ConAgra's financial data for the thirty-nine weeks ended February 27, 2000 includes non-recurring charges of $236.1 million before tax ($146.4 million after tax). If these non-recurring items were excluded, unaudited pro forma basic earnings per share for the thirty-nine weeks ended February 27, 2000 would be $1.16 and unaudited pro forma diluted earnings per share would be $1.15.

(2) ConAgra's financial data for fiscal 1999 includes non-recurring charges of $440.8 million before tax ($337.9 million after tax). International Home Foods financial data for the twelve-month period ended June 30, 1999 includes non-recurring charges and gain on sale of the Polaner business of $102.3 million before tax ($65.7 million after tax). If these non-recurring items were excluded, unaudited pro forma basic earnings per share for fiscal 1999 would be $1.42 and unaudited pro forma diluted earnings per share would be $1.40.

COMPARATIVE PER SHARE DATA OF CONAGRA AND INTERNATIONAL HOME FOODS

    We are providing the following comparative per share information to aid you in your analysis of the financial aspects of the merger. You should read this information in conjunction with the selected historical financial data included on pages 6 and 7, and the separate historical financial statements and accompanying notes of ConAgra and International Home Foods contained in reports that the companies have previously filed with the SEC and the unaudited pro forma combined condensed financial statements and accompanying notes beginning on page 58.

    The ConAgra unaudited pro forma condensed per share data presented reflects the purchase method of accounting of the per share results of the businesses of ConAgra and International Home Foods as if the acquisition had occurred at the earliest of the periods presented for income statement purposes and as of February 27, 2000 for balance sheet purposes. The results are not necessarily indicative of the results that would have actually occurred if the companies had been combined for the periods indicated.

    ConAgra has a fiscal year ending on the last Sunday of May and International Home Foods has a fiscal year ending December 31. Accordingly, the unaudited pro forma financial data for the periods presented combines ConAgra's consolidated statements of earnings for the year ended May 30, 1999 and the thirty-nine weeks ended February 27, 2000 with International Home Foods' unaudited consolidated statements of income recasted for a twelve-month period ended June 30, 1999 and a nine-month period ended March 31, 2000, and ConAgra's consolidated balance sheet as of February 27, 2000 with International Home Foods unaudited consolidated balance sheet as of March 31, 2000.

    The International Home Foods unaudited pro forma equivalent per share data equals an assumed exchange ratio of .55 multiplied by the ConAgra unaudited pro forma condensed per share data. The assumed exchange ratio was determined by dividing $11 by ConAgra's assumed average closing price of $20, the midpoint of the exchange ratio provided for in the merger agreement. The actual exchange ratio will be determined by the average closing price on the ten trading days ending on the fifth full trading day immediately preceding the merger with the adjustment of the exchange ratio being limited to a range of .50000 and .61111 of a share of ConAgra common stock. The exchange ratio will be .61111 if the average closing price of ConAgra common stock is $18.00 or less and .50000 if the average closing price is $22.00 or more. The unaudited pro forma per share data are not necessarily indicative of the results that would have occurred, your financial interest in such results, or the future results that will occur after the merger.

    All basic earnings per share data are computed using the weighted average number of shares of common stock outstanding during the period. All diluted earnings per share data are computed using the weighted average number of shares of common stock outstanding and dilutive potential common stock outstanding during the period. All book value per share data are based upon the number of shares of common stock outstanding at the end of the related period.

                                                                 THIRTY-NINE        FISCAL YEAR
                                                                 WEEKS ENDED           ENDED
                                                              FEB. 27, 2000(1)    MAY 30, 1999(2)
                                                              -----------------   ----------------
CONAGRA -- HISTORICAL:
  Historical per common share:
    Income per basic share from continuing operations.......       $  .91              $  .76
    Income per diluted share from continuing operations.....       $  .90              $  .75
    Cash dividends per share................................       $.5855              $.6918
    Book value per share....................................       $ 6.49              $ 6.18

                                                               NINE MONTHS       TWELVE MONTHS
                                                                  ENDED              ENDED
                                                              MAR. 31, 2000    JUNE 30, 1999(3)
                                                              --------------   -----------------
INTERNATIONAL HOME FOODS -- HISTORICAL:
  Historical per common share:
    Income per basic share from continuing operations.......      $  .97             $  .47
    Income per diluted share from continuing operations.....      $  .94             $  .45
    Cash dividends per share................................          --                 --
    Book value per share....................................      $ 2.31             $ 1.25

                                                                 THIRTY-NINE        FISCAL YEAR
                                                                 WEEKS ENDED           ENDED
                                                              FEB. 27, 2000(4)    MAY 30, 1999(5)
                                                              -----------------   ---------------
CONAGRA -- UNAUDITED PRO FORMA CONDENSED:
  Unaudited pro forma condensed per share of ConAgra common
    stock:
    Income per basic share from continuing operations.......       $  .88             $  .63
    Income per diluted share from continuing operations.....          .87                .62
    Cash dividends per share................................       $.5855             $.6918
    Book value per share....................................       $ 7.66

INTERNATIONAL HOME FOODS -- UNAUDITED PRO FORMA EQUIVALENT:
  Unaudited pro forma condensed per share of ConAgra common
    stock:
    Income per basic share from continuing operations.......       $  .48             $  .35
    Income per diluted share from continuing operations.....          .48                .34
    Cash dividends per share................................       $  .32             $  .38
    Book value per share....................................       $ 4.21

------------------------

(1) ConAgra's financial data for the thirty-nine weeks ended February 27, 2000 includes non-recurring charges of $236.1 million before tax ($146.4 million after tax). If these charges were excluded, basic earnings per share for the thirty-nine weeks ended February 27, 2000 would be $1.22 and diluted earnings per share would be $1.21.

(2) ConAgra's financial data for fiscal 1999 includes non-recurring charges of $440.8 million before tax ($337.9 million after tax). If these charges were excluded, basic earnings per share for fiscal 1999 would be $1.48 and diluted earnings per share would be $1.46.

(3) International Home Foods financial data for the twelve-month period ended June 30, 1999 includes non-recurring charges of $118.1 million before tax ($75.3 million after tax) and a gain on sale of the Polaner business of $15.8 million before tax ($9.6 million after tax). If these non-recurring items were excluded, basic earnings per share for the twelve-month period ended June 30, 1999 would be $1.35 and diluted earnings per share would be $1.30.

(4) ConAgra's financial data for the thirty-nine weeks ended February 27, 2000 includes non-recurring charges of $236.1 million before tax ($146.4 million after tax). If these charges were excluded, unaudited pro forma and pro forma equivalent basic earnings per share for the thirty-nine weeks ended February 27, 2000 would be $1.16 and $.64, respectively, and unaudited pro forma and pro forma equivalent diluted earnings per share would be $1.15 and $.63, respectively.

(5) ConAgra's financial data for fiscal 1999 includes non-recurring charges of $440.8 million before tax ($337.9 million after tax). International Home Foods financial data for the twelve-month period ended June 30, 1999 includes non-recurring charges and gain on sale of the Polaner business of $102.3 million before tax ($65.7 million after tax). If these non-recurring items were excluded, unaudited pro forma and pro forma equivalent basic earnings per share for fiscal 1999 would be $1.42 and $.78, respectively, and unaudited pro forma and pro forma equivalent diluted earnings per share would be $1.40 and $.77, respectively.

MARKET PRICES AND DIVIDENDS

    The table below sets forth, for the fiscal quarters indicated, dividends and the high and low sales prices per share reported by the New York Stock Exchange Composite Transactions List for the ConAgra common stock and the International Home Foods common stock. ConAgra's fiscal year ends on the last Sunday in May each year and International Home Foods' fiscal year ends on December 31 each year. International Home Foods has not declared or paid dividends on the International Home Foods common stock.

                              CONAGRA COMMON STOCK

                                                                HIGH       LOW      DIVIDENDS
                                                              --------   --------   ---------
Fiscal year:

1999
  First Quarter ended August 30, 1998:......................   $33.25     $22.56     $.15625
  Second Quarter ended November 29, 1998:...................    32.44      24.63      .17850
  Third Quarter ended February 28, 1999:....................    34.38      29.25      .17850
  Fourth Quarter ended May 30, 1999:........................    31.25      23.13      .17850

2000
  First Quarter ended August 29, 1999:......................   $28.13     $24.06     $.17850
  Second Quarter ended November 28, 1999:...................    26.50      21.50      .20350
  Third Quarter ended February 27, 2000:....................    24.63      15.88      .20350
  Fourth Quarter ended May 28, 2000:........................    23.25      15.06      .20350

2001
  First Quarter (through July 21, 2000):....................   $23.69     $18.25

                     INTERNATIONAL HOME FOODS COMMON STOCK

                                                                HIGH       LOW      DIVIDENDS
                                                              --------   --------   ---------
Fiscal year:

1998
  First Quarter ended March 31, 1998:.......................   $34.50     $25.25     $    --
  Second Quarter ended June 30, 1998:.......................    32.13      22.75          --
  Third Quarter ended September 30, 1998:...................    25.63      12.88          --
  Fourth Quarter ended December 31, 1998:...................    20.19      10.38          --

1999
  First Quarter ended March 31, 1999:.......................   $20.50     $14.06     $    --
  Second Quarter ended June 30, 1999:.......................    18.44      13.81          --
  Third Quarter ended September 30, 1999:...................    20.56      17.44          --
  Fourth Quarter ended December 31, 1999:...................    20.00      15.00          --

2000
  First Quarter ended March 31, 2000:.......................   $17.50     $14.00     $    --
  Second Quarter ended June 30, 2000:.......................    21.13      14.38          --
  Third Quarter (through July 21, 2000):....................    21.88      21.19          --

    The following chart sets forth the last reported sale prices per share of ConAgra common stock and International Home Foods common stock as reported on the New York Stock Exchange Composite Transactions List on:

    - June 22, 2000, the last trading day prior to the announcement of the merger agreement; and

    - July 21, 2000, the latest practicable date prior to the printing of this document.

                                                          STOCK PRICE PRECEDING   STOCK PRICE PRECEDING
                                                              ANNOUNCEMENT              PRINTING
                                                          ---------------------   ---------------------
ConAgra.................................................         $19.88                  $21.38
International Home Foods................................         $15.38                  $21.81

RECENT DEVELOPMENTS

    CONAGRA

    On June 29, 2000, ConAgra issued a press release with respect to earnings for its fourth quarter and fiscal year ended May 28, 2000. Sales and earnings for the fourth quarter and fiscal year ended May 28, 2000 and the fourth quarter and fiscal year ended May 30, 1999 are set forth below:

                                                                 FOURTH QUARTER -- THIRTEEN WEEKS
                                                                              ENDED
                                                              --------------------------------------
                                                                  (IN MILLIONS, EXCEPT PER SHARE
                                                                             AMOUNTS)
                                                                                            PERCENT
                                                              MAY 28, 2000   MAY 30, 1999    CHANGE
                                                              ------------   ------------   --------
Net sales...................................................    $6,391.5       $6,013.2          6%
                                                                --------       --------
Costs and expenses
  Cost of goods sold*.......................................     5,346.9        5,005.6          7
  Selling, administrative and general expenses*.............       745.8          635.8         17
  Interest expense, net.....................................        69.5           61.2         14
  Restructuring/impairment charges..........................       260.8          440.8        (41)
                                                                --------       --------
                                                                 6,423.0        6,143.4          5
                                                                --------       --------
Income (loss) before income taxes...........................       (31.5)        (130.2)        76
Income taxes................................................       (12.0)          11.1       (208)
                                                                --------       --------
Net income (loss)...........................................    $  (19.5)      $ (141.3)        86%
                                                                ========       ========
Income (loss) per share -- basic............................    $  (0.04)      $  (0.30)        87%
                                                                ========       ========
Weighted average shares outstanding.........................       476.8          470.7          1%
                                                                ========       ========
Income (loss) per share -- diluted..........................    $  (0.04)      $  (0.30)        87%
                                                                ========       ========
Weighted average shares and share equivalents outstanding...       478.3          470.7          2%
                                                                ========       ========

------------------------

* Restructuring/impairment charges for the thirteen weeks ended May 28, 2000 total $260.8 million. Other restructuring-related items for the thirteen weeks ended May 28, 2000 include accelerated depreciation of $23.9 million included in cost of goods sold, inventory markdowns of $73.1 million included in cost of goods sold, $.5 million of accelerated depreciation included in selling, administrative and general expenses and $27.0 million of restructuring plan implementation costs included in selling, administrative and general expenses. ConAgra incurred a total of $385.3 million in restructuring and restructuring-related charges across all classifications for the quarter compared with $440.8 million during the comparable period last year.

                                                               FISCAL YEAR -- FIFTY-TWO WEEKS ENDED
                                                              ---------------------------------------
                                                                  (IN MILLIONS, EXCEPT PER SHARE
                                                                             AMOUNTS)
                                                                                             PERCENT
                                                              MAY 28, 2000   MAY 30, 1999    CHANGE
                                                              ------------   ------------   ---------
Net sales...................................................   $25,385.8      $24,594.3          3%
                                                               ---------      ---------
Costs and expenses
  Cost of goods sold*.......................................    21,205.9       20,556.2          3
  Selling, administrative and general expenses*.............     2,888.2        2,598.4         11
  Interest expense, net.....................................       303.4          316.6         (4)
  Restructuring/impairment charges..........................       322.2          440.8        (27)
                                                               ---------      ---------
                                                                24,719.7       23,912.0          3
                                                               ---------      ---------
Income before income taxes..................................       666.1          682.3         (2)
Income taxes................................................       253.1          323.9        (22)
                                                               ---------      ---------
Net income..................................................   $   413.0      $   358.4         15%
                                                               =========      =========
Income per share -- basic...................................   $    0.87      $    0.76         15%
                                                               =========      =========
Weighted average shares outstanding.........................       475.7          470.0          1%
                                                               =========      =========
Income per share -- diluted.................................   $    0.86      $    0.75         15%
                                                               =========      =========
Weighted average shares and share equivalents outstanding...       478.6          476.7          0%
                                                               =========      =========

------------------------

* Restructuring/impairment charges for fiscal 2000 total $322.2 million. Other restructuring-related items for fiscal 2000 include accelerated depreciation of $108.3 million included in cost of goods sold, inventory markdowns of $114.5 million included in cost of goods sold, $30.8 million of accelerated depreciation included in selling, administrative and general expenses and $45.6 million of restructuring plan implementation costs included in selling, administrative and general expenses. ConAgra incurred a total of $621.4 million in restructuring and restructuring-related charges across all classifications for fiscal 2000, compared with $440.8 million for fiscal 1999.

    ConAgra's fiscal 2000 diluted earnings per share increased to $.86, up from $.75 for fiscal 1999. Consolidated sales grew 3% to $25,385.8 million and operating profit rose 2% to $1,288.3 million. Exclusive of restructuring charges, operating profit rose 12% to $1,909.7 million. Net income was $413.0 million, compared to last year's net income of $358.4 million. Exclusive of restructuring charges, diluted earnings per share increased 14% to $1.67 from $1.46 for fiscal 1999, and net income was $798.3 million, 15% growth over last year's net income of $696.3 million.

    ConAgra's fiscal 2000 fourth quarter net loss was $19.5 million or $.04 per diluted share, compared to a net loss of $141.3 million, or $.30 per diluted share, during the comparable period last year. Total sales grew 6% to $6,391.5 million and operating profit was $115.8 million compared with an operating loss of $1.5 million in the prior year. Exclusive of restructuring charges, operating profit was $501.1 million, an increase of 14% over last year. Exclusive of restructuring charges, ConAgra's fiscal 2000 fourth quarter diluted earnings per share increased 12% to $.46 per diluted share from $.41 per diluted share last year, and net income rose 12% to $219.4 million.

    Fourth quarter sales for ConAgra's Packaged Foods segment grew 7% to $1,969.6 million and operating profit declined 37% to $133.4 million. Exclusive of restructuring charges, operating profit rose 18% to $293.6 million. For the full fiscal year, Packaged Foods sales increased 4% to $7,713.5 million and operating profit declined 17% to $778.4 million. Exclusive of restructuring charges, operating profit gained 11% to $1,087.9 million, primarily driven by double-digit sales and profit growth for the company's core foodservice business. Profit growth for frozen foods and shelf-stable grocery products also favorably influenced full-year results.

    Refrigerated Foods fourth quarter sales grew 8% to $3,245.3 million and operating loss was $9.4 million compared with an operating loss of $252.5 million for the comparable period of the prior year. Exclusive of restructuring charges, operating income increased 14% to $120.9 million for the quarter. For the full fiscal year, sales rose 8% to $12,522.2 million and operating profit improved to $322.7 million from $9.4 million in 1999. Exclusive of restructuring charges, operating profit gained 33% to $490.7 million. ConAgra attributed the year's profit growth to strong demand for fresh red meat, operating improvements, and a solid performance from its prepared meat operations. The company's poultry operations generated operating profit for fiscal 2000, but at a lower rate than that produced in fiscal 1999 due to oversupply in the poultry industry.

    Fourth quarter sales for the Agricultural Products segment grew 1% to $1,176.6 million while operating profit declined from $40.4 million in 1999 to an operating loss of $8.2 million in 2000. Exclusive of restructuring charges, operating profit grew 4% to $86.6 million. For the full fiscal year, sales declined 8% to $5,150.1 million and operating profit decreased 41% to $187.2 million. Exclusive of restructuring charges, operating profit decreased 8% to $331.1 million. Fiscal year results were positively influenced by growth in sales and profits from ConAgra's United Agri-Products, North America's largest distributor of crop inputs and provider of agricultural yield enhancement services, and by an improved performance from the company's grain processing business. Fiscal year results for the ConAgra Trade Group were negatively impacted by the effect of lower grain volumes and prices.

    INTERNATIONAL HOME FOODS

    On July 20, 2000, International Home Foods issued a press release with respect to its earnings for its second quarter ended June 30, 2000. International Home Foods' Current Report on Form 8-K dated July 20, 2000, which contains the press release, is incorporated into this document by reference. See "Where You Can Find More Information" on page 72.

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                                  RISK FACTORS

    In addition to the other information included in this document, the risk factors described below should be considered by you in determining how to vote at the special meeting.

YOU WILL RECEIVE SHARES OF CONAGRA COMMON STOCK BASED ON AN EXCHANGE RATIO THAT IS DETERMINED BY THE MARKET VALUE OF CONAGRA COMMON STOCK.

    The target value you receive in the merger for each of your International Home Foods shares is $22, consisting of $11 in cash and a fraction of a share of ConAgra common stock which is targeted to have a value of $11. An exchange ratio will be used to determine the fraction of a share of ConAgra common stock you will receive for each of your shares of International Home Foods common stock. The exchange ratio will be determined by dividing $11 by the average closing price of ConAgra shares for the ten trading days ending on the fifth full trading day prior to the merger.

    The exchange ratio is limited so that you will receive:

    - no more than .61111 ConAgra shares for each of your International Home Foods shares even if the market price of the ConAgra shares at the time of the merger is less than $18; and

    - no less than .50000 ConAgra shares for each of your International Home Foods shares even if the market price of the ConAgra shares at the time of the merger is more than $22.

    If the market price of the ConAgra shares at the time of the merger exceeds $22 per share, you will receive a fraction of ConAgra common stock with a value greater than $11 and as a consequence you will receive a value of greater than $22 for each of your International Home Foods shares. If the market price of the ConAgra shares at the time of the merger is less than $18, you will receive a fraction of ConAgra common stock with a value of less than $11 and as a consequence you will receive a value of less than $22 for each of your International Home Foods shares. International Home Foods does not have the right to terminate the merger agreement if the average closing price of ConAgra common stock for the valuation period is less than $18.00.

    We cannot predict the market prices for the ConAgra common stock and we encourage you to obtain current market quotations of the ConAgra common stock, which is listed on the New York Stock Exchange under the symbol "CAG."

THERE IS NO GUARANTEE THAT THE ISSUANCE OF CONAGRA COMMON STOCK TO INTERNATIONAL HOME FOODS STOCKHOLDERS WILL BE TAX-FREE.

    You will not know whether, for U.S. federal income tax purposes, the issuance of ConAgra common stock in the merger will be a taxable event to you at the time you vote at the International Home Foods special meeting.

    ConAgra and International Home Foods intend, if possible, for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. If the merger qualifies as a reorganization, then the holders of International Home Foods common stock will not recognize a gain or loss for U.S. federal income tax purposes as a result of the merger, except gain to the extent of cash received as part of the merger consideration, in lieu of fractional shares or because of the exercise of appraisal rights.

    There can be no assurance that the conditions will occur that are necessary for the merger to be a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Further, ConAgra may also elect to change the structure of the merger to a reverse merger based on its good faith determination that the merger will not be a Section 368(a) reorganization. If the merger is not a Section 368(a) reorganization or if the merger is structured as a reverse merger, then the issuance of

ConAgra common stock to the International Home Foods stockholders will be a taxable event for the International Home Foods stockholders.

    The completion of the merger as a Section 368(a) reorganization is conditioned on, among other things, the receipt of an opinion from Vinson & Elkins L.L.P., counsel for International Home Foods, that the merger will qualify as a Section 368(a) reorganization. An opinion of counsel represents counsel's best legal judgment and is not binding on the Internal Revenue Service, and there can be no assurance that following the merger the Internal Revenue Service will not challenge the qualification of the merger as a
Section 368(a) reorganization.

    See "The Merger -- Material United States Federal Income Tax Consequences -- United States Federal Income Tax Consequences of the Reverse Merger Structure."

THE EXECUTIVE OFFICERS AND DIRECTORS OF INTERNATIONAL HOME FOODS WILL RECEIVE CERTAIN BENEFITS IN THE MERGER WHICH OTHER STOCKHOLDERS DO NOT RECEIVE.

    The directors and executive officers of International Home Foods have interests in the merger that are different from yours. Because of the following benefits, these persons may be influenced to vote in favor of or to recommend the merger. These benefits include:

    - options to purchase International Home Foods common stock, including any stock option held by any executive officer or director of International Home Foods, will become fully exercisable and will be cashed out in part and converted in part into options to acquire ConAgra common stock;

    - a number of International Home Foods employees, including executive officers, have agreements with International Home Foods that provide for severance payments that may be triggered upon termination of their employment after completion of the merger; and

    - directors and executive officers of International Home Foods have customary rights to indemnification against specified liabilities, and ConAgra has agreed to maintain directors' and officers' liability insurance for them and has released them from liabilities under the merger agreement.

THE APPROVAL OF THE MERGER IS VERY LIKELY BECAUSE OF A VOTING AGREEMENT WITH STOCKHOLDERS WHO WILL RECEIVE PAYMENTS AND OTHER BENEFITS IF THE MERGER IS COMPLETED.

    C. Dean Metropoulos and three investment limited partnerships controlled by Hicks, Muse, Tate & Furst Incorporated, referred to as Hicks Muse, own an aggregate of approximately 43.1% of the outstanding International Home Foods common stock. The approval of the merger is very likely because Hicks Muse and Mr. Metropoulos have agreed to vote for the approval of the merger, which requires an affirmative vote by holders of a majority of the shares of International Home Foods common stock.

    C. Dean Metropoulos will have the right to receive a $6.1 million severance payment upon completion of the merger. If the merger is completed, Hicks Muse & Co. Partners, L.P., an affiliate of Hicks Muse, will receive a fee of $10 million pursuant to its financial advisory agreement with International Home Foods.

    International Home Foods will transfer a lease of office facilities and related improvements and personal property to an entity, in which Hicks Muse or
C. Dean Metropoulos may have an interest, in return for the entity's assumption of all obligations under the lease. Mr. Metropoulos will have use of the leased facilities. The transferred assets have a net book value of approximately
$1 million.

    See "The Merger -- Interests of Persons That Differ From Your Interests."

THE EXPECTED BENEFITS FROM THE MERGER MAY NOT BE REALIZED.

    ConAgra entered into the merger agreement with the expectation that the merger will result in certain benefits, including, without limitation, cost savings, operating efficiencies, revenue enhancements and other synergies. Achieving the benefits of the merger will depend in part upon the integration of International Home Foods in an effective manner. ConAgra expects the merger will be accretive to earnings for fiscal year 2001, although the merger would have had a dilutive effect on ConAgra's earnings per share on a pro forma combined basis for recent prior periods. No assurances can be given that the merger will in fact be accretive to earnings in the future or that the benefits expected by ConAgra in the merger will be realized. See "Unaudited Pro Forma Combined Condensed Financial Statements."

IF THE MERGER DOES NOT OCCUR, THE COMPANIES WILL NOT BENEFIT FROM THE EXPENSES THEY HAVE INCURRED IN THE PURSUIT OF THE MERGER.

    The merger may not be completed. If the merger is not completed, ConAgra and International Home Foods will have incurred substantial expenses for which no ultimate benefit will have been received by either ConAgra or International Home Foods. Additionally, if the merger agreement is terminated under specified circumstances, International Home Foods will be required to pay ConAgra a $50,000,000 termination fee. See "The Merger Agreement -- Termination Fees and Expenses."

                           FORWARD-LOOKING STATEMENTS

    This document contains forward-looking statements, including statements in the documents incorporated by reference in this document. The statements reflect ConAgra management's and International Home Foods management's current views and estimates of future economic circumstances, industry conditions, company performance and financial results. The statements are based on many assumptions and factors including availability and prices of raw materials, product pricing, competitive environment and related market conditions, operating efficiencies, access to capital and actions of governments. Any changes in these assumptions or factors could produce significantly different results.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE

    This document is being furnished to the holders of International Home Foods common stock in connection with the solicitation of proxies by the International Home Foods board for use at the special meeting of International Home Foods stockholders to be held on August 22, 2000 at The Hilton Hotel, One Hilton Court, Parsippany, New Jersey 07054, commencing at 2:00 p.m. local time.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

    At the special meeting, International Home Foods stockholders will be asked to consider and vote upon the adoption of the merger agreement and such other matters as may be properly brought before the special meeting, or any adjournment or postponement thereof.

INTERNATIONAL HOME FOODS BOARD RECOMMENDATION

    THE INTERNATIONAL HOME FOODS BOARD MEMBERS PRESENT AT A SPECIAL MEETING DECLARED THAT THE MERGER AGREEMENT IS ADVISABLE, UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND RECOMMEND THAT THE INTERNATIONAL HOME FOODS STOCKHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

VOTE REQUIRED

    The adoption of the merger agreement will require the affirmative vote of the holders of a majority of the shares of International Home Foods common stock issued and outstanding as of the record date. International Home Foods directors, executive officers and their affiliates held a total of approximately 44% of the shares of International Home Foods common stock outstanding on the record date. A broker nonvote, a failure to vote or an abstention will have the effect of a vote against the adoption of the merger agreement. C. Dean Metropoulos and three investment limited partnerships controlled by Hicks Muse, holding in the aggregate approximately 43.1% of the outstanding voting power of International Home Foods common stock, entered into voting agreements and have agreed to vote all of their International Home Foods shares in favor of the adoption of the merger agreement. See "Voting Agreements."

RECORD DATE, STOCK ENTITLED TO VOTE AND QUORUM

    The International Home Foods board has fixed the close of business on July 21, 2000 as the record date for the determination of the International Home Foods stockholders entitled to notice of and to vote at the special meeting. Accordingly, only International Home Foods stockholders of record as of the record date will be entitled to notice of and to vote at the International Home Foods special meeting.

    As of the record date, there were outstanding and entitled to vote 74,259,780 shares of International Home Foods common stock, constituting all of the voting stock of International Home Foods, which shares were held by approximately 152 holders of record. Each holder of record of shares of International Home Foods common stock as of the record date is entitled to cast one vote per share, which may be cast either in person or by properly executed proxy, at the special meeting.

    The presence, in person, or by properly executed proxy, of the holders of a majority of the outstanding shares of International Home Foods common stock entitled to vote at the special meeting is necessary to constitute a quorum at the special meeting. Shares of International Home Foods common stock represented in person or by proxy will be counted for the purpose of determining whether a quorum is present at the special meeting. Broker nonvotes and shares that are present and entitled to vote which abstain from voting as to a particular matter will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists.

VOTING OF PROXIES

    Although you may not be able to attend the special meeting in person, you have the opportunity to vote by using the proxy solicited by the International Home Foods board which is enclosed with this document. Your vote is important. Please complete, sign and return your proxy form. The individuals designated as proxies will vote your shares according to your instructions. If you sign and return your proxy and do not specify your choice, your shares will be voted for adoption of the merger agreement. If you prefer, you may also vote by ballot at the special meeting, which will cancel any proxy you previously gave.

    Shares of International Home Foods common stock represented at the special meeting by a properly executed, dated and returned proxy will be treated as present at the special meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

    If you return a signed proxy indicating that you abstain from voting or if you attend the special meeting but choose to abstain from voting on the proposal, you will be considered present at the meeting for purposes of determining if a quorum is present and not voting in favor of the adoption of the merger agreement. Because adoption of the merger agreement requires the affirmative vote of a majority of the outstanding voting power of International Home Foods common stock, your abstention will have the same effect as if you had voted against the proposal. In addition, if a broker or other nominee holds your shares, but is not empowered to vote your shares in favor of or against adoption of the merger agreement, it will have the same effect as if you voted against the adoption of the merger agreement.

    If you return a signed proxy, you will also be providing the individuals set forth in the enclosed proxy card with the power to vote for one or more adjournments of the special meeting, including for the purpose of permitting further solicitations of proxies in favor of adoption of the merger agreement, although no proxy that is voted against the adoption of the merger agreement will be voted in favor of any such adjournment.

REVOCABILITY OF PROXIES

    After you have signed and returned the enclosed proxy card, you may revoke it at any time until it is voted at the special meeting. You can revoke your proxy by:

    - submitting to the Secretary of International Home Foods a written notice of revocation bearing a later date;

    - submitting a signed proxy bearing a later date; or

    - voting by ballot at the International Home Foods special meeting, although attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy.

    Any written notice of revocation or subsequently dated proxy should be mailed or delivered to M. Kelley Maggs, Secretary, International Home Foods, Inc., 1633 Littleton Road, Parsippany, New Jersey 07054, so as to be received by the Secretary prior to the date of the special meeting.

SOLICITATION OF PROXIES

    International Home Foods will bear the cost of the solicitation of proxies from its stockholders and ConAgra will bear the costs of preparing, filing, printing and distributing this proxy statement/ prospectus. In addition to solicitation by mail, the directors, officers and employees of International Home Foods may solicit proxies from stockholders of International Home Foods by telephone or telegram or by other means of communication. International Home Foods directors, officers and employees will not be compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of International Home Foods common stock, and International Home Foods will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses. In addition, International Home Foods has engaged Corporate Investor Communications, Inc. to assist in the solicitation of proxies. International Home Foods anticipates that it will incur total fees of approximately $10,000, plus reimbursement of out-of-pocket expenses, for this service.

    YOU SHOULD NOT SEND INTERNATIONAL HOME FOODS STOCK CERTIFICATES WITH YOUR PROXY CARDS. IF THE MERGER IS COMPLETED, THE EXCHANGE AGENT WILL SEND YOU TRANSMITTAL FORMS AND INSTRUCTIONS FOR EXCHANGING YOUR STOCK CERTIFICATES.

2001 ANNUAL MEETING OF STOCKHOLDERS OF INTERNATIONAL HOME FOODS

    International Home Foods will hold the 2001 annual meeting of stockholders only if the merger is not consummated. In the event of such a meeting, any stockholder proposals intended to be presented at the meeting must be received at International Home Foods' principal executive offices on or before November 30, 2000 in order to be included in International Home Foods' proxy materials relating to that meeting.

                                 THE COMPANIES

CONAGRA

    ConAgra is one of the world's largest food companies. As North America's largest foodservice manufacturer and second-largest retail food supplier, ConAgra competes in multiple segments of the food business and focuses on adding value for customers in the retail food, foodservice, and agricultural products channels. ConAgra reports its financial results in three main segments: Packaged Foods, Refrigerated Foods, and Agricultural Products.

    In the Packaged Foods segment, ConAgra produces shelf-stable foods, frozen foods and dairy case products for retail and foodservice markets. Shelf-stable products include tomato products, cooking oils, popcorn, soup, puddings, meat snacks, canned beans, cocoa mixes, peanut butter and ethnic products. Frozen foods include dinners, entrees, potato products, snacks, ice cream and seafood. Dairy case products include tablespreads, cheeses, egg alternatives and dessert toppings. Packaged Foods brands include Act II, Banquet, Blue Bonnet, County Line, Fleischmann's, Healthy Choice, Hunt's, La Choy, Marie Callender's, Orville Redenbacher's, Parkay, Peter Pan, Reddi-wip, Slim Jim, Snack Pack, Swiss Miss, Van Camp's and Wesson.

    In the Refrigerated Foods segment, ConAgra produces and markets branded processed meats and deli meats, fresh meat and poultry products for retail, foodservice and export markets. ConAgra's processed and deli meat products include hot dogs, bacon, ham, sausages, cold cuts, turkey products and kosher products. ConAgra's fresh meat products include beef, pork and lamb. ConAgra's poultry businesses include chicken and turkey products. Refrigerated Foods brands include Armour, Butterball, Cook's Country Pride, Decker, Eckrich, Healthy Choice, Hebrew National and Swift Premium. ConAgra owns Australia Meat Holdings Pty Ltd., a major Australian beef processor and exporter.

    In the Agricultural Products segment, ConAgra's major crop inputs business distributes crop protection chemicals, fertilizers and seeds at wholesale and retail levels. In the ingredients sector, ConAgra primarily processes and distributes ingredients for food products and meat and poultry production. ConAgra's ingredient processing businesses include flour, oat and dry corn milling, barley malting, and specialty food ingredient manufacturing and marketing. ConAgra trades grain, dry edible beans and peas, fertilizer and other commodities. ConAgra has Agricultural Products operations in Canada, Australia, Europe, Asia and Latin America, as well as in the U.S.

    Acquisitions have contributed substantially to ConAgra's sales and earnings growth, both in the years of acquisition and in subsequent years. Major acquisitions have included United Agri Products, Banquet Foods, Country Pride Foods, Peavey Company, Monfort of Colorado, Morton, Chun King and Patio frozen foods businesses, SIPCO (formerly Swift Independent Packing Company), the assets of Armour Food Company, Pillsbury's grain merchandising business, eight U.S. flour mills acquired from International Multifoods, Beatrice Company, the assets of Elders' beef, malt and wool business in Australia, Golden Valley Microwave Foods, Universal Frozen Foods, MC Retail Foods, Van Camp's canned bean and Wolf Brand chili businesses, Canada Malting Company, Gilroy Foods, GoodMark Foods, Nabisco's margarine and egg alternative businesses, and Seaboard Poultry. ConAgra anticipates that it will continue to grow internally and through acquisitions.

    ConAgra is a Delaware corporation with executive offices located at One ConAgra Drive, Omaha, Nebraska 68102-5001, telephone (402) 595-4000.

INTERNATIONAL HOME FOODS

    International Home Foods manufactures and markets a diversified portfolio of shelf-stable food products including entrees, side dishes, snacks, canned fish, canned meats and refrigerated surimi. International Home Foods sells its products primarily in the United States, Canada and Mexico.

    International Home Foods has three reportable business segments: Branded Products, Seafood and Private Label and Foodservice. Branded Products includes U.S. grocery sales for the following brands: Chef Boyardee, Libby's canned meats, Southwest brands (Luck's, Ro*Tel, Dennison's and Ranch Style), Specialty brands (PAM, Gulden's, Maypo, Wheatena, Maltex and G. Washington's) and Snack brands (Crunch `n Munch, Jiffy pop and Campfire). Seafood includes all sales for the Bumble Bee, Orleans, Libby's, Clover Leaf, Paramount and Louis Kemp brands of seafood products as well as private label and foodservice seafood sales. Private Label and Foodservice includes all private label canned pasta, cooking spray, fruit snacks, ready-to-eat cereals, wholesome snack bars, pie crust and personal care products and the sales to foodservice distributors.

    Chef Boyardee-Registered Trademark-, Bumble Bee-Registered Trademark-, Louis Kemp-Registered Trademark-, PAM-Registered Trademark-, Franklin Crunch `n Munch-Registered Trademark-, Spreadables-Registered Trademark-,
Gulden's-Registered Trademark-, Campfire-Registered Trademark-, Ranch Style-Registered Trademark-, Luck's-Registered Trademark-,
Dennison's-Registered Trademark-, Ro*Tel-Registered Trademark-, Jiffy pop-Registered Trademark-, Puritan-Registered Trademark-, Fraser
Farms-Registered Trademark-, Grist Mill-Registered Trademark-,
Orleans-Registered Trademark-, Clover Leaf-Registered Trademark-,
Paramount-Registered Trademark-, Seafest-Registered Trademark-, Captain Jac-Registered Trademark-, Pacific Mate-Registered Trademark-,
Harris-Registered Trademark-, Broadcast-Registered Trademark-,
Wheatena-Registered Trademark-, Maypo-Registered Trademark-,
Maltex-Registered Trademark-, and G. Washington's-Registered Trademark- are registered trademarks. Libby's-Registered Trademark- is a registered trademark licensed to International Home Foods through 2013.

    International Home Foods is a Delaware corporation located at 1633 Littleton Road, Parsippany, New Jersey 07054, telephone (973) 359-9920.

                                   THE MERGER

GENERAL

    This section of the document describes the material terms of the proposed merger. You should carefully read this entire document and the other documents to which we refer for a more complete understanding of the merger. A copy of the merger agreement is attached as Annex A and incorporated by reference in this document.

FORM OF THE MERGER

    ConAgra will acquire International Home Foods in either a forward merger or a reverse merger:

    - in a forward merger structure, International Home Foods will be merged into a ConAgra subsidiary and International Home Foods will cease to exist as a corporation and the ConAgra subsidiary will acquire all of the rights, privileges and obligations of International Home Foods; and

    - in a reverse merger structure, the ConAgra subsidiary will be merged into International Home Foods, and International Home Foods will continue to exist as a corporation but will be a wholly owned subsidiary of ConAgra.

    See "The Merger -- Material United States Federal Income Tax Consequences" below for a summary of possible tax consequences to you in the event a forward merger structure or reverse merger structure is used in the merger.

MERGER CONSIDERATION

    International Home Foods common stock will be converted into the right to receive $11 in cash and a fraction of a share of ConAgra common stock determined by the exchange ratio.

    The exchange ratio will be determined by dividing $11 by the average closing price of ConAgra common stock for the ten trading days ending on the fifth full trading day prior to the merger. If the average trading price is greater than $22, then $22 will be used as the average trading price in the exchange ratio calculation. If the average trading price is less than $18, then $18 will be used as the average trading price in the exchange ratio calculation. As a consequence, you will receive $11 in cash and between .50000 and .61111 of a share of ConAgra common stock for every share of International Home Foods common stock that you own.

    The ConAgra common stock you will receive will be delivered in whole shares. You will receive cash in lieu of a fractional share of ConAgra common stock that you would otherwise receive based on the closing price of the ConAgra common stock on the day of the merger.

EFFECTIVE TIME OF THE MERGER

    The merger will be effective when the certificate of merger is filed with the Delaware Secretary of State. The filing of the certificate of merger will occur at the same time as, or immediately after, the closing.

BACKGROUND OF THE MERGER

    Beginning in late 1998, the board of directors of International Home Foods directed senior management and representatives of its financial advisor, Hicks, Muse & Co. Partners, L.P. to explore and analyze International Home Foods' strategic alternatives in order to maximize stockholder value. Among other considerations, International Home Foods' board directed International Home Foods' management and Hicks, Muse & Co. Partners to explore and analyze
(1) possible acquisitions by

International Home Foods of complementary companies in the foods industry and
(2) a possible sale of all or part of International Home Foods. After discussions with International Home Foods' senior management and financial advisor, the board determined that, in order to increase stockholder value, International Home Foods needed to significantly increase the scale of its operations, either by means of one or more large strategic acquisitions or by being acquired by a significantly larger strategic buyer. In order to accomplish this strategy, the board directed senior management and Hicks, Muse & Co. Partners to actively seek out large acquisition targets and to informally determine the level of interest of potential large strategic buyers in acquiring International Home Foods. Hicks, Muse & Co. Partners commenced identifying potential acquisition targets and strategic buyers. In addition, Hicks, Muse & Co. Partners communicated to several large investment banking firms that International Home Foods would be receptive to inquiries by potential acquirors and introductions to potential target candidates. International Home Foods, however, did not formally engage any of those investment banking firms.

    From late 1998 through June 22, 2000, International Home Foods, through its senior management and financial advisor, conducted discussions with eight strategic companies regarding either the sale of International Home Foods to those companies or the acquisition of those companies by International Home Foods. Of those alternatives, discussions with four of those companies progressed to more detailed discussions or negotiations.

    In December 1998, ConAgra's financial advisor contacted a representative of International Home Foods and inquired whether International Home Foods would be receptive to an acquisition inquiry by ConAgra. The two companies executed a confidentiality agreement on December 2, 1998 and International Home Foods subsequently provided non-public information to ConAgra for its review. On February 3, 1999, Messrs. C. Dean Metropoulos, Charles W. Tate, Michael J. Levitt, Andrew S. Rosen and Louis Pellicano, acting on behalf of International Home Foods, met with Messrs. Bruce Rohde and Dwight Goslee of ConAgra and the parties discussed the possibility of ConAgra acquiring International Home Foods.

    On or about February 17, 1999, Mr. Levitt had a telephone conversation with ConAgra's financial advisor, during which ConAgra's financial advisor presented to Mr. Levitt an oral indication of ConAgra's preliminary interest in acquiring International Home Foods at a price of $19 to $20 per share of International Home Foods common stock, payable in ConAgra common stock. The International Home Foods board was subsequently informed of ConAgra's indication of interest. After discussions with International Home Foods' senior management and financial advisor, the board of directors of International Home Foods determined that ConAgra's valuation of International Home Foods did not include any value for marketing initiatives that International Home Foods had recently put into place and did not place a sufficient value on recent International Home Foods acquisitions that had not yet been fully integrated. In addition, the board of directors of International Home Foods determined that the indicated price range did not represent a sufficient premium for International Home Foods' common stock. After representatives of International Home Foods informed ConAgra of the board's determination, the parties agreed that it was not feasible to continue any further discussion at that time.

    In early 1999, International Home Foods initiated informal discussions with a company regarding the potential acquisition of that company by International Home Foods. The two companies, however, could not reach agreement regarding the respective values of the companies and the discussions were terminated.

    In the Spring of 1999, Mr. Pellicano, on behalf of International Home Foods, initiated informal discussions with another strategic buyer regarding the possible acquisition of International Home Foods by that company. The two companies continued informal discussions for approximately six months at various intervals. In the Fall of 1999, the company indicated an informal valuation for International Home Foods based upon a five times multiple of International Home Foods' EBITDA. International

Home Foods did not believe that the proposal was sufficient and determined not to pursue further discussions.

    In April 1999, Mr. Pellicano, on behalf of International Home Foods, contacted senior management of another potential strategic buyer to initiate informal discussions regarding the acquisition of International Home Foods by that company. The strategic buyer expressed an interest in International Home Foods and requested public information regarding International Home Foods, which International Home Foods provided. An informal dialogue continued between the two companies at various intervals during the next 12 months.

    In late 1999, International Home Foods contacted representatives of another company regarding the potential acquisition of that company. On January 11, 2000, the parties entered into a confidentiality agreement and exchanged non-public information. During January and February of 2000, representatives of International Home Foods and that company conducted discussions regarding the respective values of the companies and the general terms of the proposed acquisition. Subsequently, the target company ceased negotiations with International Home Foods when it suffered significant declines in the market price of its common stock.

    In early 2000, Mr. Pellicano, on behalf of International Home Foods, contacted senior management at another company regarding International Home Foods' interest in acquiring a large division of that company. The two parties conducted informal dialogues, but the other party ultimately determined that it was not feasible to pursue a transaction with International Home Foods at that time. Subsequently, negotiations between the two companies ceased.

    On March 28, 2000, Mr. Pellicano spoke with the chief financial officer of the strategic buyer first contacted in April 1999, who indicated that the company was very interested in exploring the acquisition of International Home Foods. On April 10, 2000, the parties signed a confidentiality agreement and International Home Foods subsequently provided the strategic buyer with non-public information, including its projections for the remainder of 2000, a breakdown of sales by each of its major brand-name products and anticipated synergies of the combined company.

    On April 11, 2000, Messrs. Metropoulos and Pellicano met with the strategic buyer's chief executive officer and chief financial officer. At that meeting, the strategic buyer's chief executive officer said that the company was interested in acquiring International Home Foods, but did not want to acquire the Seafood division. He also said that his company needed to review further information regarding International Home Foods. Mr. Metropoulos responded by requesting an indication of the value that the strategic buyer would consider paying for International Home Foods based upon the public information previously provided. On April 14, 2000, the company proposed a cash offer of $17 per share for the International Home Foods common stock without the Seafood division.

    Subsequently, Mr. Metropoulos discussed this proposal with the International Home Foods' board of directors. After discussing the proposal with International Home Foods' financial advisor, the board of directors determined that the discussions should continue and that Mr. Metropoulos should inform the potential buyer that its offer was inadequate and that it needed to increase its offer to at least $20 per share. The board of directors also directed International Home Foods' financial advisor and senior management to explore the feasibility and resulting value to the stockholders of spinning off the Seafood division as a new stand-alone public company. On April 19, 2000, Mr. Metropoulos communicated the board's position to the chief executive officer of the strategic buyer. On April 29, 2000, the chief executive officer of the strategic buyer contacted
Mr. Metropoulos and proposed a cash offer of $20 per share of International Home Foods common stock, conditioned on satisfactory resolution of further due diligence inquiries.

    Subsequently, Mr. Metropoulos informed the board of directors of International Home Foods of the increased proposal and the need of the buyer to conduct further due diligence. The board directed

International Home Foods' senior management to inform the buyer that it had an additional 10-day period in which to conduct additional due diligence. In addition, the board instructed International Home Foods' senior management to discuss the offer with International Home Foods' outside legal counsel and instruct counsel to evaluate the feasibility, from a legal standpoint, of the proposed spin off of the Seafood division and to evaluate any antitrust issues presented by the potential acquisition. During that 10-day period, International Home Foods, acting through senior management and its financial advisor, provided the strategic buyer with additional information and made a presentation to management of the strategic buyer on May 9, 2000. Also, during this period, International Home Foods' senior management and financial advisor continued to analyze the feasibility of the proposed spin off of the Seafood division and the value of the spin off to International Home Foods' stockholders. In addition, during this period, International Home Foods and the potential buyer, through their respective legal counsel, exchanged information concerning potential antitrust issues.

    On May 26, 2000, the strategic buyer's chief executive officer and chief financial officer called Mr. Metropoulos and said that, according to their analysis, the proposed transaction would be dilutive to the strategic buyer and decreased the proposal to a cash price of between $16 to $17 per share of International Home Foods without the Seafood division. Mr. Metropoulos informed the International Home Foods board of the buyer's reduced proposal. Subsequently, the board, after discussing with International Home Foods' financial advisor the reduced price and the feasibility and value of the proposed spin off of the Seafood division, and after discussing potential antitrust issues with International Home Foods' legal counsel, concluded not to pursue further negotiations with that buyer.

    On May 16, 2000, while International Home Foods was negotiating with the strategic buyer described in the immediately preceding paragraphs, Mr. Pellicano, on behalf of International Home Foods, contacted another strategic buyer. On May 20, 2000, the two companies signed a confidentiality agreement and International Home Foods provided this strategic buyer with non-public company information, including its projections for the remainder of 2000, a breakdown of sales by each of its major brand-name products and anticipated synergies of the combined company. On May 23, 2000, a telephone conference was held between Messrs. Metropoulos, Pellicano and Lawrence Hathaway, on behalf of International Home Foods, and the chief executive officer and the chief financial officer of the strategic buyer. During that call, the parties discussed in detail different aspects of the proposed combination. On May 24, 2000, the chief financial officer of the strategic buyer called
Mr. Pellicano to inform him that the buyer had calculated a total enterprise value for International Home Foods of only $2.0 billion or $11 per share. As senior management of International Home Foods considered this valuation to be seriously deficient, negotiations between the two companies ceased at that point.

    On May 17, 2000, Mr. Pellicano, on behalf of International Home Foods, contacted an investment banker who represented another strategic buyer regarding a possible combination of the two companies. After several days, however, the investment banker informed Mr. Pellicano that, although the buyer was interested in acquiring International Home Foods, it was unable to pursue the opportunity at that time.

    On May 17, 2000, Mr. Pellicano, on behalf of International Home Foods, contacted senior management at ConAgra regarding a possible interest of ConAgra in acquiring International Home Foods. On May 23, 2000, senior management of ConAgra said that they were interested and would give a response through its financial advisor. Subsequently, ConAgra's senior management and its financial advisor met with Mr. Michael Levitt and communicated ConAgra's interest in acquiring International Home Foods at $20 per share of International Home Foods' common stock for consideration consisting of one-half cash and one-half ConAgra common stock, if satisfactory transaction terms could be negotiated.

    On June 1, 2000, the International Home Foods board held a telephonic meeting and, after discussions with International Home Foods' financial advisor, they determined that the offer of $20 per share was insufficient. International Home Foods' board instructed Mr. Levitt to inform ConAgra that it needed to increase its proposal to an all cash offer of $22 per share.

    On June 5, 2000, ConAgra's financial advisor contacted Mr. Levitt and proposed a purchase price of $22 per share, consisting of one-half cash and one-half ConAgra common stock. ConAgra's proposal was conditioned upon a termination fee of $50,000,000 and the execution of voting agreements by investment partnerships controlled by Hicks, Muse, Tate & Furst Incorporated, which own approximately 42.5% of the outstanding common stock of International Home Foods, and Mr. Metropoulos, who owns approximately 0.6% of the outstanding common stock, obligating those stockholders to vote in favor of the proposed merger. Mr. Levitt informed International Home Foods' board of ConAgra's proposal.

    On June 8, 2000, the board of directors of International Home Foods held a telephonic special meeting during which the board was presented with management analysis of the proposed ConAgra transaction along with detailed information concerning the background of International Home Foods' discussions with ConAgra, the proposed terms of the merger and the potential effects of the proposed merger on International Home Foods. At this meeting, International Home Foods' legal counsel discussed with the board their fiduciary duties. At this meeting, the board agreed that International Home Foods, acting through its senior management and financial advisor, should continue negotiations with ConAgra and should attempt to reach an understanding with respect to the methodology to be used in determining the amount of ConAgra common stock to be received. In addition, the board approved the engagement of Chase Securities Inc. to analyze the ConAgra proposal from a fairness standpoint and, if requested, provide an opinion concerning whether the consideration to be received in the merger by International Home Foods' stockholders is fair from a financial point of view.

    On June 9, 2000, the two companies executed an amendment to their 1998 confidentiality agreement. From June 9 through June 15, 2000, representatives of International Home Foods and ConAgra held a series of discussions concerning the methodology to be used in determining the amount of ConAgra common stock that would comprise the merger consideration. On June 16, 2000, Mr. Levitt informed the International Home Foods' board of a proposal that would establish an exchange ratio that would provide for limited adjustment based upon the average closing price of ConAgra common stock for the ten trading days ending on the fifth trading day prior to the closing of the merger. The adjustment provisions would be based upon the closing price for ConAgra common stock on the last trading date prior to entering into any merger agreement and would not provide any termination rights based on stock price in favor of either International Home Foods or ConAgra.

    From June 9 through June 21, 2000, the parties continued to conduct their respective due diligence reviews in person, telephonically and by facsimile.

    On the evening of June 9, 2000, legal counsel for International Home Foods received from ConAgra's legal counsel an initial draft of a proposed merger agreement. From June 9 through June 12, 2000, International Home Foods and its legal counsel analyzed the proposed terms and conditions of the merger and developed International Home Foods' response to ConAgra's proposal. On the evening of June 12, 2000, International Home Foods' counsel delivered to ConAgra and its counsel a detailed mark-up of the proposed merger agreement and related documents reflecting International Home Foods' comments.

    From June 13, 2000 through June 22, 2000, the respective working groups of International Home Foods and ConAgra continued negotiations of the merger agreement and related documents.

    On June 13, 2000, the board of directors of International Home Foods held a telephonic special meeting during which the board discussed due diligence efforts by both parties. In addition, the board discussed the terms of the proposed transaction in detail with its management, financial advisor and legal counsel.

    On June 16, 2000, the board of directors of International Home Foods held a special meeting during which it discussed in detail with its management, financial advisor and legal counsel the terms of the proposed merger agreement and related documentation. Subsequently, representatives from Chase presented a financial overview of the proposed transaction. The presentation included an overview of each of International Home Foods and ConAgra, together with a valuation of the equity of International Home Foods, applying various methodologies. Chase also presented its financial analysis of the proposed merger consideration to the board.

    On June 20, 2000, the board of directors of International Home Foods held a telephonic special meeting during which the board discussed the terms of the proposed merger agreement and related documentation and the board's position on outstanding issues.

    On June 22, 2000, beginning at 2:00 p.m. Eastern Daylight Savings time, the board of directors of ConAgra held a special meeting to discuss the proposed merger. Following the discussions, the members of the ConAgra board present unanimously approved adoption of the merger agreement and related documents and authorized its management to complete negotiations of the merger transaction on the basis approved by the board.

    On June 22, 2000, at 5:00 p.m. Eastern Daylight Savings time, the board of directors of International Home Foods held a special telephonic meeting during which International Home Foods management, financial advisor and legal counsel reviewed with the board the terms of the merger agreement and the status of negotiations with ConAgra, including the status of outstanding issues. At this meeting, Chase updated its financial analysis of the merger consideration.

    After the International Home Foods board meeting, ConAgra contacted representatives of International Home Foods to convey ConAgra's proposed resolution to the outstanding issues. This proposal included using, for purposes of the exchange ratio adjustment, a per share price of $20 for ConAgra's common stock rather than the June 22 closing price of $19.88.

    On June 22, 2000, at 11:00 p.m. Eastern Daylight Savings time, the International Home Foods board held a special telephonic meeting during which management and legal counsel updated the board regarding ConAgra's proposal for resolving the outstanding issues. Chase delivered its written opinion to the board to the effect that, as of the date of the opinion and based upon and subject to the matters stated in its opinion, the proposed merger consideration was fair, from a financial point of view, to the holders of International Home Foods common stock. See "The Merger -- Opinion of International Home Foods' Financial Advisor." After further deliberation and discussion, the members of the board present for the special meeting unanimously approved the merger agreement and related transactions and instructed International Home Foods' senior management and legal counsel to finalize and execute the merger agreement on behalf of International Home Foods. Additionally, the members of the International Home Foods board present for the special meeting unanimously voted to recommend that the International Home Foods stockholders adopt the merger agreement with ConAgra.

    Subsequent to the International Home Foods board meeting, legal counsel for International Home Foods and ConAgra finalized the merger agreement and related documents, and early on the morning of June 23, 2000, International Home Foods and ConAgra executed the merger agreement. The transaction was announced prior to the commencement of trading on June 23, 2000.

CONAGRA'S REASONS FOR THE MERGER

    The board of directors of ConAgra believes the merger fits with ConAgra's strategy of seeking growth opportunities across the food chain. The ConAgra board believes the merger will benefit ConAgra by:

    - enhancing ConAgra's presence in the shelf-stable branded products retail category with the acquisition of the Chef Boyardee, PAM, Libby's, Dennison's, Ro*Tel, Ranch Style, Luck's,

      Gulden's, Crunch `n Munch, Jiffy pop, Campfire, Bumble Bee, Orleans, Clover Leaf, Paramount and Louis Kemp brands;

    - raising from 27 to 33 the number of ConAgra brands with annual retail sales exceeding $100 million;

    - joining the complementary products of ConAgra and International Home Foods, with potential for growth in both retail and foodservice markets, including

CONAGRA                        INTERNATIONAL HOME FOODS
-------                        ------------------------
Ketchup                        Mustard
Frozen Meals                   Shelf Stable Meals
Chicken                        Fish
Deli Meats                     Canned Meats

    - capitalizing on the business acquisition experience of both ConAgra and International Home Foods, with each company having integrated ten or more acquisitions during the past four years; and

    - providing the opportunity to increase earnings per share through the realization of available synergies, including plant consolidations and reduction of overhead, which synergies ConAgra estimates at more than $37.5 million in fiscal 2001.

    The ConAgra board believes that both ConAgra and International Home Foods have records of successful participation and growth in the food industry, which factors should enhance long-term values for ConAgra stockholders. At a special board meeting on June 22, 2000, the ConAgra board determined that the merger was in the best interest of stockholders of ConAgra and approved the merger agreement and the related documents.

INTERNATIONAL HOME FOODS' REASONS FOR THE MERGER

    THE MEMBERS OF THE INTERNATIONAL HOME FOODS BOARD PRESENT AT THE JUNE 22ND SPECIAL MEETING UNANIMOUSLY RECOMMEND THAT YOU VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

    The International Home Foods board believes that the terms of the merger agreement and the merger are advisable to and in the best interests of International Home Foods and its stockholders. Accordingly, the members of the International Home Foods board present at the June 22nd special meeting have unanimously approved the merger agreement and the merger and recommend that you adopt the merger agreement. In reaching its determination to recommend the merger agreement, the board considered a number of factors, including the following material factors:

    1. The International Home Foods board considered the value of the consideration to be received by International Home Foods stockholders in the merger. The board considered the historical market prices and trading information for the common stock of International Home Foods and ConAgra, the price per share offered by ConAgra, the certainty of value provided by the cash portion of the consideration, and the opportunity for International Home Foods stockholders to participate, as holders of ConAgra common stock, in a larger, more diversified food company, including participating in the value that may be generated through the combination of the two companies. In addition, the International Home Foods board considered the fact that the per share merger consideration represented a significant premium over the market prices at which International Home Foods common stock had previously traded, including the fact that the targeted $22 per share merger consideration represented a 43% premium over the $15.375 closing price on June 22, 2000, the last trading day before International Home Foods announced the proposed merger.

    2. As described above under "The Merger -- Background of the Merger," the International Home Foods board noted that the merger consideration and the ultimate selection of the ConAgra proposal was the result of an extensive process that resulted in discussions with a substantial number of potential buyers.

    3. The International Home Foods board considered information concerning International Home Foods' financial performance, financial condition, business operations and prospects. The board considered the prospects of continuing to operate International Home Foods as an independent public company and the possibility that International Home Foods' future performance might not in the foreseeable future lead to a trading price for International Home Foods common stock having a higher present value than the merger consideration. The International Home Foods board considered the nature and extent of the interests of International Home Foods executive management and certain stockholders in the transaction that were different from or in addition to the interests of the stockholders in general.

    4. The International Home Foods board considered the terms and conditions of the merger agreement and related agreements, including the amount and form of consideration to be received by International Home Foods stockholders, the voting agreements, the restrictions relating to solicitation of third party proposals and the board's ability to consider and accept an unsolicited superior proposal, the termination provisions, including that International Home Foods has no right to terminate the merger agreement if the average trading price of ConAgra common stock decreases to a level at which there is no adjustment to the exchange ratio, and the size, nature and events that would trigger the payment of the $50 million termination fee under the merger agreement, and the impact that the termination fee provision and the provisions limiting International Home Foods from soliciting or encouraging alternative proposals could have on the likelihood that a third party would make a competing offer to acquire International Home Foods.

    5. The International Home Foods board considered the financial condition, cash flows and results of operations of ConAgra, on both a historical and prospective basis and the historical market prices and trading information with respect to ConAgra common stock. In addition, the board considered the fact that ConAgra has historically paid cash dividends to its stockholders.

    6. The International Home Foods board considered the fact that ConAgra recently implemented a restructuring program providing it with the opportunity to achieve significant cost savings in its operations during the next few years.

    7. The International Home Foods board considered its belief that the shares of International Home Foods common stock have historically been undervalued due in part to the multi-segment nature of International Home Foods' businesses, making it more expensive, and thus exceedingly difficult, for International Home Foods to continue its strategy of achieving growth through acquisitions of other companies and businesses, and making it more difficult for International Home Foods to achieve growth levels consistent with those historically achieved by International Home Foods.

    8. The International Home Foods board considered its expectation that the addition of International Home Foods' operations to ConAgra would likely increase the overall value and profitability of ConAgra, tending to produce greater stockholder value for International Home Foods stockholders after they acquire shares of ConAgra common stock.

    9. The International Home Foods board considered the consents and approvals required to consummate the merger, including regulatory clearance under the Hart-Scott-Rodino Act and foreign antitrust laws, and the prospects for receiving those consents and approvals. The International Home Foods board also considered that the merger agreement placed the burden and risk upon ConAgra to obtain the required approvals under the Hart-Scott-Rodino Act and Canadian and Mexican antitrust laws.

    10. The International Home Foods board considered the opportunity of the combined company to reduce costs through economies of scale that would not have been readily achievable by International Home Foods independently, and the elimination of redundant operations and duplicate administrative functions.

    11. The International Home Foods board considered the opinion of Chase Securities Inc. dated June 22, 2000, as to the fairness, from a financial point of view, of the merger consideration as of the date of the opinion and subject to matters stated in the opinion, to the holders of International Home Foods common stock, and further considered the related financial analysis performed by Chase, as described below under "The Merger -- Opinion of International Home Foods' Financial Advisor." The board considered the assumptions applicable to Chase's opinion, including the assumption that ConAgra's average per share trading value during the calculation period would not be less than $18.00.

    The foregoing discussion of factors considered by the International Home Foods board is not exhaustive, but International Home Foods believes it includes the material factors considered by the board. The board did not quantify or otherwise attempt to assign relative weights to the specific factors the board considered in reaching its determination to recommend the merger. Rather, the board viewed its position and recommendation as being based on the total information presented to and considered by the board.

OPINION OF INTERNATIONAL HOME FOODS' FINANCIAL ADVISOR

    On June 22, 2000, Chase Securities Inc. delivered its written opinion to the board of directors of International Home Foods to the effect that, as of that date, and based upon the assumptions made, matters considered and limits of review set forth in its opinion, the merger consideration was fair to the holders of International Home Foods common stock from a financial point of view.

    THE FULL TEXT OF CHASE'S OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND VARIOUS LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY CHASE IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED BY REFERENCE IN THIS DOCUMENT. INTERNATIONAL HOME FOODS STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. CHASE'S OPINION WAS PROVIDED FOR THE USE AND BENEFIT OF INTERNATIONAL HOME FOODS' BOARD OF DIRECTORS IN ITS EVALUATION OF THE MERGER, WAS DIRECTED ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION TO THE HOLDERS OF INTERNATIONAL HOME FOODS COMMON STOCK FROM A FINANCIAL POINT OF VIEW, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY INTERNATIONAL HOME FOODS STOCKHOLDER AS TO HOW THAT STOCKHOLDER SHOULD VOTE, OR AGREE TO VOTE, WITH RESPECT TO THE MERGER. THE SUMMARY OF CHASE'S OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF ITS OPINION.

    In arriving at its opinion, Chase, among other things:

    - reviewed a draft of the merger agreement in the form provided to it and assumed that the final form of the agreement would not vary in any regard that is material to Chase's analysis;

    - reviewed publicly available business and financial information that Chase deemed relevant relating to International Home Foods and ConAgra and the respective industries in which they operate;

    - reviewed specific internal non-public financial and operating data provided to Chase by the management of International Home Foods relating to its business, including specific forecast and projection information as to the future financial results of the business;

    - discussed with members of the senior management of International Home Foods and ConAgra, International Home Foods' and ConAgra's operations, historical financial statements and future prospects, before and after giving effect to the merger, as well as their views of the business, operational and strategic benefits and other implications of the merger and other matters Chase deemed necessary or appropriate;

    - compared the financial and operating performance of International Home Foods and ConAgra with publicly available information concerning certain other companies Chase deemed comparable and reviewed the relevant historical stock prices of the common stock of International Home Foods, the common stock of ConAgra and specific publicly traded securities of those other companies;

    - reviewed the financial terms of certain recent business combinations and acquisition transactions Chase deemed reasonably comparable to the merger and otherwise relevant to its inquiry; and

    - made other analyses and examinations as Chase deemed necessary or appropriate.

    Chase assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for it, or publicly available, for purposes of its opinion and further relied upon the assurances of the managements of International Home Foods and ConAgra that they are not aware of any facts that would make that information inaccurate or misleading. Chase neither made nor obtained any independent evaluations or appraisals of the assets or liabilities of International Home Foods or ConAgra, nor did Chase conduct a physical inspection of the properties and facilities of International Home Foods or ConAgra. Chase assumed that the financial forecast and projection information provided to or discussed with it by or on behalf of International Home Foods and ConAgra were reasonably determined on bases reflecting the best currently available estimates and judgments of the managements of International Home Foods and ConAgra as to the future financial performance of these companies, including after giving effect to the merger. Chase further assumed that, in all material respects, these forecasts and projections would be realized in the amounts and times indicated. Chase expressed no view as to such forecast or projection information or the assumptions upon which they were based.

    For purposes of rendering its opinion, Chase assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger would be satisfied without waiver thereof. Chase also assumed that all material governmental, regulatory or other consents and approvals would be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either of International Home Foods or ConAgra is a party, as contemplated by the merger agreement, no restrictions would be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits to International Home Foods or ConAgra of the merger. CHASE ALSO ASSUMED THAT THE MERGER WOULD BE CONSUMMATED UNDER CIRCUMSTANCES WHERE THE ACTUAL AVERAGE CLOSING PRICE OF CONAGRA COMMON STOCK ON THE NYSE COMPOSITE TRANSACTIONS LIST FOR THE TEN FULL TRADING DAYS ENDING ON THE FIFTH FULL TRADING DAY IMMEDIATELY PRECEDING THE CLOSING DATE OF THE MERGER WOULD NOT BE LESS THAN THE DEFINED "AVERAGE TRADING PRICE" USED UNDER THE MERGER AGREEMENT TO CALCULATE THE EXCHANGE RATIO, AS A RESULT OF THE LIMITATION ESTABLISHING THE MAXIMUM EXCHANGE RATIO UNDER THE MERGER AGREEMENT.

    In connection with the preparation of its opinion, Chase was not authorized by International Home Foods or by the board of directors of International Home Foods to solicit, nor did Chase solicit, third-party indications of interest for the acquisition of all or any part of International Home Foods. Chase's opinion was necessarily based on market, economic and other conditions as they existed and could be evaluated on the date of its opinion. Chase's opinion was limited to the fairness, from a financial point of view, to the holders of International Home Foods common stock of the merger consideration in the merger, and Chase expressed no opinion as to the merits of the underlying decision by International Home Foods to engage in the merger. Chase expressed no opinion on matters of a tax, accounting or legal nature related to the merger. Chase's opinion does not constitute a recommendation to any stockholder of International Home Foods as to how the stockholder should vote, or agree to vote, with respect to the merger, or any other matters relating to the merger. In addition, Chase expressed no opinion as to the prices at which International Home Foods common stock or ConAgra common stock would trade following the announcement or the consummation of the merger.

    The following is a summary of various financial and comparative analyses performed by Chase and reviewed with the board of directors of International Home Foods in connection with Chase's presentation and its opinion to the board.

TRANSACTION OVERVIEW

    Chase presented an overview of the proposed transaction including the key financial terms of the transaction and the implied valuation of International Home Foods based on the price negotiated by International Home Foods and ConAgra of $22.00 per share, assuming ConAgra's average per share trading value during the calculation period remains within the $18.00 to $22.00 collar band, and
73.918 million basic common shares of International Home Foods outstanding as of June 21, 2000 and 11.000 million in-the-money options outstanding as per management estimates. Chase noted that the equity value based on the price of $22 per share would be approximately $1,737.3 million. Chase further noted that after taking into account net debt of $1,190.8 million for International Home Foods, the enterprise value, calculated as the sum of equity value, total debt, preferred equity and minority interest minus cash and cash equivalents would be $2,928.2 million.

    The enterprise value of $2,928.2 million represents a 1.34x multiple to International Home Foods' last twelve months, referred to as LTM, revenue, a 1.28x multiple to International Home Foods' estimated fiscal year 2000 revenue, a 1.24x multiple to International Home Foods' estimated fiscal year 2001 revenue, an 8.8x multiple to International Home Foods' LTM earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, an 8.1x multiple to International Home Foods' estimated fiscal year 2000 EBITDA, and a 7.8x multiple to International Home Foods' estimated fiscal year 2001 EBITDA. The calculations for revenue and EBITDA were based on projections provided by International Home Foods' management.

COMPARABLE PUBLICLY-TRADED COMPANIES ANALYSIS

    The purpose of this analysis was to compare the merger consideration in the merger with the implied merger consideration range derived by valuing International Home Foods based on the trading multiples of a peer group of publicly traded companies. Chase compared specific financial ratios for International Home Foods and ConAgra to those for selected publicly traded companies in the food industry. These comparisons were based in part on information provided by International Home Foods to Chase and publicly available information for the selected publicly traded comparable companies as well as ConAgra.

    International Home Foods was compared to the following group of 19 companies and separately to a subset of the group which are small to mid-cap companies, indicated by asterisk below:

    - The Procter & Gamble Company

    - PepsiCo, Inc.

    - Philip Morris Companies, Inc.

    - BESTFOODS

    - Sara Lee Corporation

    - H. J. Heinz Company

    - Nabisco Holdings Corp.

    - Campbell Soup Company

    - General Mills, Inc.

    - Kellogg Company

    - The Quaker Oats Company

    - Hershey Foods Corporation

    - Keebler Foods Company*

    - Hormel Foods Corporation*

    - McCormick & Company, Incorporated*

    - Suiza Foods Corporation*

    - Dean Foods Company*

    - Aurora Foods Inc.*

    - Vlasic Foods International, Inc.*

    Estimated financial data for the group was derived from equity research reports published by Wall Street Brokerages, adjusted as necessary to reflect a fiscal year ending as of December.

    Chase noted that the enterprise value as a multiple of estimated calendar year 2000 EBITDA ranged from 4.0x to 15.7x for the group with a median of 9.0x and ranged from 5.3x to 9.7x for the small to mid-cap group with a median of 7.0x. Using these multiples Chase derived a range of enterprise value as a multiple of estimated calendar year 2000 EBITDA of 6.5x to 7.5x for International Home Foods and then calculated an implied enterprise value for International Home Foods of $2,348.7 million to $2,710.1 million based on its estimated calendar year 2000 EBITDA of $361.3 million, corresponding to an implied price per International Home Foods share of $15.10 to $19.80.

    Chase analyzed the share price as of June 21, 2000 of each of the companies in the group, as a multiple of calendar year 2000 estimated earnings per share, referred to as EPS. Estimated financial data for the group was derived from the International Brokers Estimate System, referred to as I/B/E/S, as of June 21, 2000. Chase noted that the share price to estimated calendar year 2000 EPS ranged from 3.9x to 34.4x for the group with a median of 16.2x and ranged from 3.9x to 21.4x for the small to mid-cap group with a median of 11.8x. Using these multiples, Chase derived a range of share price to estimated calendar year 2000 EPS of 10.0x to 12.0x for International Home Foods and then calculated an implied equity value for International Home Foods of $1,377.5 million to $1,653.1 million based on estimated calendar year 2000 net income of $137.8 million, corresponding to an implied price per International Home Foods share of $17.95 to $21.55.

    Chase noted that the enterprise value as a multiple of LTM EBITDA ranged from 4.2x to 16.9x for the large-cap companies in the group with a median of 10.6x and ranged from 5.9x to 11.2x for the small to mid-cap group with a median of 8.6x. Using these multiples, Chase derived a range of enterprise value as a multiple of LTM EBITDA of 7.50x to 8.25x for International Home Foods and then calculated an implied enterprise value for International Home Foods of $2,483.4 million to $2,731.8 million based on its LTM EBITDA of $335.4 million, corresponding to an implied price per International Home Foods share of $16.85 to $20.10.

    Chase's analysis and calculations for all the analyses performed were, to the extent relevant, based on:

    - International Home Foods' closing share price as of June 21, 2000;

    - International Home Foods' net debt calculated as the sum of total debt, preferred equity and minority interest minus cash and cash equivalents, as reported by International Home Foods in its quarterly report filed with the SEC on March 31, 2000; and

    - International Home Foods' basic common shares outstanding as of June 21, 2000 of 73.918 million and outstanding, in-the-money options of
      11.000 million, as provided by the International Home Foods management.

    None of the companies in the group was identical to International Home Foods, and accordingly, an analysis of these companies necessarily involves complex consideration and judgements concerning differences in the financial and operational characteristics of the companies involved and other factors that could affect the companies compared to International Home Foods.

COMPARABLE TRANSACTIONS ANALYSIS

    The purpose of this analysis was to compare the merger consideration in the merger with the implied merger consideration range derived by valuing International Home Foods based on comparable acquisitions of public companies in the food industry. Chase examined 15 selected larger acquisition transactions, referred to as the large transaction group, from April 1988 through the present with estimated transaction values ranging from approximately $24,362.6 million to $2,300.0 million and Chase examined 11 selected smaller acquisition transactions, referred to as the smaller transaction group, from September 1992 through January 2000 with estimated transaction values ranging from approximately $1,786.2 million to $376.8 million.

             LARGE TRANSACTION GROUP
             -----------------------
 -   Unilever PLC's acquisition of BESTFOODS
 -   Philip Morris Companies, Inc.'s
     acquisition of Kraft Foods, Inc.
 -   Grand Metropolitan Public Limited
     Company's acquisition of The Pillsbury
     Company
 -   Nestle SA's acquisition of Rowntree PLC
 -   Kohlberg Kravis Roberts & Co.'s
     acquisition of Borden, Inc.
 -   Sandoz Ltd.'s acquisition of Gerber
     Products Company
 -   Philip Morris Companies, Inc.'s
     acquisition of Jacobs Suchard AG
 -   PepsiCo, Inc.'s acquisition of Tropicana
     Products Inc.
 -   Grand Metropolitan Public Limited
     Company's acquisition of Pet
     Incorporated
 -   Nestle SA's acquisition of Source
     Perrier SA
 -   Finalrealm's acquisition of United
     Biscuits (Holdings) plc
 -   Groupe BSN SA's acquisition of the
     assets of Nabisco Europe NV
 -   Cadbury-Schweppes plc's acquisition of
     Dr. Pepper/Seven-Up Companies, Inc.
 -   Unilever PLC's acquisition of Slim-Fast
     Foods Company
 -   The Procter & Gamble Company's
     acquisition of IAMs Co.
            SMALLER TRANSACTION GROUP
            -------------------------
 -   The Quaker Oats Company's acquisition of
     Snapple Beverage Corp.
 -   Hicks Muse Tate & Furst Incorporated's
     acquisition of American Home Food
     Products, Inc.
 -   Kraft General Foods (IL)'s acquisition
     of Freia Marabou AS
 -   Nestle SA's acquisition of Spillers
     Petfoods (Dalgety Plc)
 -   Groupe Danone SA's acquisition of
     McKesson Water Products (subsidiary of
     McKesson HBOC)
 -   Campbell Soup Company's acquisition of
     Pace Foods Ltd.
 -   General Mills Inc.'s acquisition of the
     Branded Cereal and Snack businesses of
     Ralcorp Holdings Inc.
 -   New World Pasta LLC's acquisition of
     Hershey Foods Corporation's US Pasta
     division
 -   Keebler Foods Company's acquisition of
     President Baking Company, a unit of
     President Enterprise Corp.
 -   Aurora Foods Inc.'s purchase of the
     trademark "Duncan Hines" from The
     Procter & Gamble Company
 -   Eagle Family Foods' acquisition of the
     North American Grocery Products business
     from Borden Foods Corp.

    Chase analyzed the transaction value of each acquisition as a multiple of EBITDA of the target for the last twelve months. Chase noted that enterprise value as a multiple of LTM EBITDA ranged from 8.3x to 17.3x for the large transaction group with the median of 12.3x and ranged from 5.7x to 22.9x for the smaller transaction group with a median of 10.0x. Using these multiples, Chase derived a range of enterprise value as a multiple of LTM EBITDA of 7.0x to 8.5x for International Home Foods and then calculated an implied enterprise value for International Home Foods of $2,317.9 million to $2,814.5 million based on its LTM EBITDA of $335.4 million, corresponding to an implied price per International Home Foods share of $14.70 to $21.20.

    Because the market conditions, rationale and circumstances surrounding the selected transactions utilized in Chase's comparable transactions analysis were specific to each transaction and vary between transactions and because of inherent differences between the businesses, operations and prospects of International Home Foods and the companies involved in the selected transactions, Chase believes that a purely quantitative analysis of the selected transactions, without considering qualitative judgments concerning differences between the characteristics of the selected transactions would not be particularly meaningful in the context of the merger.

DISCOUNTED CASH FLOW ANALYSIS

    The purpose of this analysis was to compare the merger consideration in the merger with the implied net share price value range derived by valuing International Home Foods based on the present value of International Home Foods' projected free cash flows, calculated as the sum of operating earnings after tax, depreciation, tax deductible amortization, change in working capital and changes in deferred taxes minus capital expenditures, and terminal value calculated as a multiple of estimated fiscal year 2005 EBITDA. Chase calculated the implied present enterprise value of International Home Foods by discounting the following:

    - Estimated free cash flow for the period June 30, 2000 through December 31, 2000;

    - Estimated free cash flow for the fiscal years ending December 31, 2001 through December 31, 2005; and

    - Estimated terminal enterprise value of International Home Foods at the end of fiscal year ending December 31, 2005 based on:

    - A range of estimated enterprise value to EBITDA multiples of 6.0x to 7.0x; and

    - Estimated EBITDA for fiscal year ending December 31, 2005 of
      $424.2 million.

    Chase assumed a range of discount rates of 9.0% to 10.0% based on International Home Foods' estimated weighted average cost of capital and estimated weighted average cost of capital of comparable food companies.

    Using the present value of International Home Foods' estimated free cash flows for the above-mentioned periods and its terminal value at December 31, 2005 based on a mid-year convention, Chase calculated an implied enterprise value for International Home Foods of $2,568.6 million to $2,935.9 million, corresponding to an implied price per International Home Foods share of $18.00 to $22.75.

OTHER ANALYSES

    Among other analyses performed and factors considered by Chase in connection with its opinion, Chase reviewed the historical trading price of International Home Foods common stock based on closing sale prices for the period from June 19, 1998 through June 20, 2000 and observed that the two-year low and high of International Home Foods common stock ranged from $10.38 to $25.63, with a two-year average of $17.53 and a three-month average of $15.69, as compared to ConAgra's implied per share offer price of $22.00, assuming ConAgra's average per share trading value during the calculation period remains within the $18.00 to $22.00 collar band.

    The summary set forth above does not purport to be a complete description of the analyses performed by Chase in arriving at its opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or summary description. Chase believes that its analyses must be considered as a whole and that selecting portions of analyses and of the factors considered by it, without considering all these factors and analyses, could create a misleading view of the processes underlying its opinion. Chase did not assign relative weights to any of its analyses in preparing its opinion. The matters considered by Chase in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond International Home Foods' and ConAgra's control and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by Chase are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than these estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and these estimates are inherently subject to uncertainty.

    Pursuant to a letter agreement, dated as of May 12, 2000, International Home Foods has agreed to pay Chase a fee of $2,000,000 for its services, of which $500,000 was payable upon delivery of its opinion, and $1,500,000 is contingent upon the closing of the transaction. International Home Foods has also agreed to reimburse Chase for its reasonable out-of-pocket expenses including fees of its counsel and to indemnify Chase against certain liabilities relating to or arising out of its engagement.

    Chase, as part of its financial advisory business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. International Home Foods selected Chase to act as its financial advisor on the basis of its experience and expertise.

    The Chase Manhattan Corporation and its affiliates, including Chase, in the ordinary course of business, have from time to time provided, and in the future may continue to provide, for customary compensation, commercial and investment banking services to International Home Foods, Hicks, Muse, Tate & Furst Incorporated and ConAgra and their respective affiliates. In the ordinary course of business, Chase or its affiliates may own, manage or trade in the debt and equity securities of International Home Foods and ConAgra and their respective affiliates for its own accounts and for the accounts of its customers and, accordingly, may at any time hold a long or short position in those securities.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

GENERAL

    The following discussion is a summary of the material United States federal income tax consequences of the merger to you. This summary is based on the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative rulings and court decisions in effect as of the date of this document, all of which may change at any time, possibly with retroactive effect. The discussion below does not address the effects of any state, local or foreign tax laws on the merger. Your tax treatment may vary depending on your particular situation, and certain International Home Foods stockholders may be subject to special rules not discussed below, including foreign persons, financial institutions, tax-exempt organizations, insurance companies, dealers in securities, individuals who acquired their shares of International Home Foods common stock pursuant to the exercise of stock options or otherwise as compensation, and persons who hold their shares as part of a hedge, straddle or conversion transaction, or persons who do not hold their International Home Foods shares as capital assets.

    You should be aware that the tax consequences to each person may vary. Therefore, we urge you to consult a tax advisor regarding the particular consequences of the merger, including the effects of state, local, foreign and other tax laws.

    THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO YOU WILL NOT BE DETERMINED UNTIL THE DATE OF THE COMPLETION OF THE MERGER.

SUMMARY

    The U.S. federal income tax consequences to you of the merger may differ depending on whether the forward merger structure or the reverse merger structure is used. See "The Merger -- Form of the Merger" for a description of the forward merger and reverse merger structures.

    - If the forward merger structure is used and other assumptions are met, International Home Foods will deliver an opinion from its counsel, Vinson & Elkins L.L.P., based on specified representations and assumptions, to ConAgra to the effect that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code.

    - If the reverse merger structure is used, the merger will not constitute a reorganization under Section 368(a) of the Internal Revenue Code. Instead, it will be treated as a taxable sale of International Home Foods stock, in exchange for ConAgra common stock and cash.

The gain or loss you will realize on your shares of International Home Foods common stock, if any, is generally the difference by which the value of the cash and ConAgra common stock you receive in the merger exceeds your adjusted tax basis in your shares. Your adjusted tax basis in your shares of International Home Foods is generally the price you paid for the shares including any brokerage commissions. In the event of a forward merger, any gain realized on your shares is recognized only to the extent of any cash you receive pursuant to the merger, and you are not allowed to recognize any loss realized on your shares.

    - If you have no realized loss with respect to any of your shares of International Home Foods common stock and your average realized gain per share is less than $11, then the U.S. federal income tax consequences to you will generally be the same whether a forward merger structure or a reverse merger structure is used, since the $11 cash portion of the merger consideration is taxable, to the extent you have realized gain, under either structure.

    - If you have realized loss with respect to some of your shares of International Home Foods common stock or your average realized gain per share is greater than $11 per share, then the tax consequences to you may be different if a forward merger is used rather than a reverse merger.

    We will not know until the closing of the merger whether the forward merger structure or the reverse merger structure will be used. As a result, you will not know the tax consequences of the merger at the time you vote on it.

    The purpose of using the reverse merger structure is to avoid the substantial corporate level tax that would result if the merger were to be structured as a forward merger and were to fail to satisfy the requirements for a tax-free reorganization under Section 368(a) of the Internal Revenue Code. One of the requirements that must be satisfied in order for the forward merger to qualify as a reorganization under Section 368(a) of the Internal Revenue Code is the continuity of stockholder interest requirement. This requirement will be satisfied if the International Home Foods stockholders exchange a substantial portion of their proprietary interests in International Home Foods for proprietary interests in ConAgra.

    The Internal Revenue Service takes the position for advance ruling purposes that the continuity of stockholder interest requirement is satisfied in a reorganization if the value of the acquiring corporation's stock received in the reorganization by the acquired corporation's stockholders equals or exceeds 50% of the total consideration paid for the stock of the acquired corporation in the reorganization. In the opinion of Vinson & Elkins L.L.P., the continuity of stockholder interest requirement will be satisfied under applicable case law if the value of the ConAgra common stock received in the reorganization by the International Home Foods stockholders equals or exceeds 40% of the total consideration paid for the stock of International Home Foods in the reorganization. An opinion of counsel represents counsel's best legal judgment and is not binding on the Internal Revenue Service, and there can be no assurance that following the merger the Internal Revenue Service will not challenge the qualification of the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

    The merger agreement contains a mechanism to ensure that the forward merger structure will be used only if the mix of stock and cash received by the International Home Foods stockholders is such that it satisfies this 40% continuity of stockholder interest threshold. Pursuant to the merger agreement, the continuity of interest requirement will be deemed satisfied if, on the date of the merger, the fair market value of the ConAgra common stock to be delivered in connection with the merger is greater than or equal to 40% of the total consideration delivered to International Home Foods stockholders in the merger. Whether this requirement will be satisfied depends on certain variables, including the closing price of the ConAgra common stock on the New York Stock Exchange at the time of closing and the consideration received by International Home Foods stockholders who exercise appraisal rights. Because these variables will not be determined until the date of the merger, we will not know at the time of the special meeting whether the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code and, therefore, whether the forward merger structure or the reverse merger structure will be used.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE FORWARD MERGER STRUCTURE

    If the total value of the ConAgra common stock expected to be delivered in connection with the merger is greater than or equal to 40% of the sum of

    - the total value of the stock at the time of the merger,

    - the cash consideration payable to the International Home Foods stockholders,

    - the cash payable in respect of any shares for which appraisal rights are sought, and

    - the cash payable in respect of fractional shares,

and

    - if Vinson & Elkins L.L.P. delivers a tax opinion in writing as of the date of the merger,

and

    - if the merger is not structured as a reverse merger pursuant to a right of election of ConAgra, which ConAgra may exercise if ConAgra determines in good faith that the cash payable in connection with the merger could exceed 60% of the above items, then the merger will be structured as a forward merger.

    If the merger is structured as a forward merger, you will recognize gain, but not loss, for U.S. federal income tax purposes only up to the lesser of

    - the amount of cash you received, or

    - the excess of the sum of the fair market value of your ConAgra common stock and the amount of cash you received in the merger over your adjusted tax basis in your shares of International Home Foods common stock surrendered in the exchange.

    Ordinarily, the gain will be capital gain, provided that the International Home Foods common stock is held as a capital asset. The capital gain will be long-term capital gain and, in the case of an individual stockholder, subject to a tax rate of 20%, if the holding period for the International Home Foods common stock is greater than one year at the time of the merger. If you own ConAgra common stock, actually or constructively, within the meaning of the Internal Revenue Code, at the time of the merger, special rules may cause gain recognized by you to be taxed as a dividend rather than a capital gain. You should consult your own tax advisor with respect to the tax consequences of the forward merger.

    The adjusted tax basis of the shares of ConAgra common stock received by you will be the same as the adjusted tax basis of the shares of International Home Foods stock exchanged for those shares, increased by the amount of gain recognized, and decreased by the amount of cash received. The holding period of the shares of ConAgra common stock will include the holding period of the shares of International Home Foods common stock surrendered in the exchange, provided that the International Home Foods common stock was held by you as a capital asset on the date of the merger.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE MERGER STRUCTURE

    If the total value of the ConAgra common stock expected to be delivered in connection with the merger is less than 40% of the sum of

    - the total value of the stock at the time of the merger,

    - the cash consideration payable to the International Home Foods stockholders,

    - the cash payable in respect of any shares for which appraisal rights are sought, and

    - the cash payable in respect of fractional shares,

or,

    - if Vinson & Elkins L.L.P. fails to deliver a tax opinion in writing on the date of the merger and ConAgra elects to change the structure of the merger to a reverse merger,

then the merger will be structured as a reverse merger.

    Even if Vinson & Elkins L.L.P. delivers its tax opinion as of the date of the merger, ConAgra may also elect to change the structure of the merger to a reverse merger based on its good faith determination that the cash payable in connection with the merger could exceed 60% of the sum of the items listed in the preceding paragraph.

    If the merger is structured as a reverse merger, you will recognize gain or loss equal to the difference between

    - the sum of the fair market value of the ConAgra common stock and the amount of cash you received in the merger, including cash received for fractional shares, and

    - your adjusted tax basis in your shares of International Home Foods common stock surrendered in the exchange.

    The gain or loss generally will be capital gain or loss provided that the International Home Foods common stock is held as a capital asset. The capital gain or loss will be long-term capital gain or loss and, in the case of gain recognized by an individual stockholder, subject to a tax rate of 20%, if the holding period for the International Home Foods common stock is greater than one year at the time of the merger. For this purpose, you must calculate gain or loss separately for each identifiable block of shares surrendered in the exchange. If, at the time of the merger, you own shares of ConAgra common stock, you should consult your tax advisor with respect to the impact of the reverse merger structure.

    The adjusted tax basis of ConAgra common stock received by you in the merger will be equal to the fair market value of the stock at the completion of the merger, and the holding period for the stock will commence upon its receipt. In addition, the information reporting and backup withholding requirements described below will apply to the merger.

RECEIPT OF CASH FOR FRACTIONAL SHARES

    Any cash received by you for a fractional share of ConAgra common stock will be treated as the receipt of the fractional share and then the redemption of the fractional share by ConAgra. You generally should recognize capital gain or loss equal to the excess of the amount of cash received for a fractional share of ConAgra common stock over the portion of the adjusted tax basis in your International Home Foods common stock allocable to the fractional share of ConAgra common stock. The capital gain or loss will be long-term capital gain or loss if the holding period for the International Home Foods common stock is greater than one year at the time of the merger.

RECEIPT OF CASH ON EXERCISE OF APPRAISAL RIGHTS

    Generally, if you exercise appraisal rights with respect to your shares of International Home Foods common stock, you will recognize capital gain, or loss, on the receipt of cash from the exercise of appraisal rights if you hold your International Home Foods common stock as a capital asset and if, after exercising appraisal rights, you own no shares of ConAgra common stock, either actually or constructively, within the meaning of the Internal Revenue Code. If you own shares of ConAgra common stock as described above, you should consult with your tax advisor with respect to the impact of a cash payment on your situation.

INFORMATION REPORTING AND BACK-UP WITHHOLDING

    Cash payments made to you may be subject to information reporting to the IRS and to a 31% backup withholding tax. Backup withholding will not apply to a payment to you if you complete and sign the substitute Form W-9 which will be included as part of the transmittal letter, or otherwise prove to the surviving corporation that you are exempt from backup withholding. If you are a foreign person, you must complete and sign a Form W-8, Certificate of Foreign Status, in order to be exempt from backup withholding. If you are subject to the 31% backup withholding, the tax withheld will be credited against your federal income tax liability. If you receive ConAgra common stock in a forward merger, you must also comply with the information reporting requirements of the Treasury regulations under Section 368 of the Internal Revenue Code.

INTERESTS OF PERSONS THAT DIFFER FROM YOUR INTERESTS

    In considering the recommendation of the International Home Foods board to vote for adoption of the merger agreement, you should be aware that members of International Home Foods executive management, the International Home Foods board and certain stockholders of International Home Foods have interests in the merger that are different from, and in addition to, the interests of other International Home Foods stockholders.

    SEVERANCE AGREEMENTS. The employment agreement of C. Dean Metropoulos, Chief Executive Officer and a director of International Home Foods, effective February 22, 1999 for a three-year term, provides that he will receive severance pay following termination of his employment by International Home Foods without cause or by Mr. Metropolous upon a change in control of International Home Foods. The severance payment, of approximately $6.1 million, is equal to the greater of:

    - one and one-half times his annual salary and bonus at the time of termination; or

    - the amount of salary and bonus he would have earned during the remainder of his employment agreement at the time of termination.

    The employment agreement of Lawrence Hathaway, President and Chief Operating Officer and a director of International Home Foods, effective January 3, 2000 for a three-year term, provides that in the event of employment termination without cause, or if he terminates with good reason, he would receive a severance payment of approximately $2.3 million, equal to one and one-half times his annual salary and bonus upon termination. The employment agreement of Craig Steeneck, Senior Vice President and Chief Financial Officer of International Home Foods, effective October 27, 1999, provides that in the event of employment termination without cause, he would receive a severance amount not to exceed $330,000. The employment agreement of M. Kelley Maggs, Senior Vice President, Secretary and General Counsel, provides that in the event of employment termination without cause, he would receive a severance payment of $292,000. See "Where You Can Find Additional Information" with respect to International Home Foods' reports filed with the SEC that provide additional details with respect to these agreements.

    STOCK OPTIONS. All unvested options to purchase International Home Foods common stock granted under its stock plans will become fully exercisable immediately prior to the merger. At the time of the merger each unexercised option will be cashed out in part and converted in part into options to acquire shares of ConAgra common stock. See "The Merger -- Treatment of Existing International Home Foods Stock Options" for a more detailed discussion of the treatment of International Home Foods options under the merger agreement.

    INDEMNIFICATION AND RELEASE. ConAgra and International Home Foods have agreed that all rights to indemnification and limitations on liability under the International Home Foods charter documents and indemnity agreements will survive the merger. Subject to limitations, directors' and officers' liability insurance coverage substantially equivalent to levels of coverage currently in effect under International Home Foods' existing directors' and officers' liability insurance will be maintained for six years. ConAgra has agreed to release stockholders, directors and officers of International Home Foods from any liability or obligation in connection with or under the merger agreement, voting agreements or registration rights agreement except to the extent that any person is an express signatory party and except for claims for specific intentional misrepresentations. See "The Merger Agreement -- Indemnification, Insurance and Release."

    REGISTRATION RIGHTS AGREEMENT. Thomas O. Hicks, Michael J. Levitt, C. Dean Metropoulos and three investment limited partnerships controlled by Hicks Muse have entered into a registration rights agreement with ConAgra covering the shares of ConAgra common stock that they will receive in the merger. ConAgra has agreed to file a shelf registration statement on Form S-3 and to use its reasonable best efforts to have the registration statement declared effective by the SEC immediately after the closing of the merger for all shares of ConAgra common stock received by these holders in the merger. The offer and resale of these shares will be pursuant to a plan of distribution proposed by these holders, but will not include an underwritten public offering. ConAgra will maintain the effectiveness of the shelf registration on Form S-3 for a period of one year.

    FINANCIAL ADVISORY SERVICES. Hicks, Muse & Co. Partners, L.P., referred to as Hicks Muse Partners, an affiliate of Hicks Muse, provides financial advisory services to International Home Foods pursuant to an agreement entered into in November 1996. The financial advisory agreement provides that Hicks Muse Partners will receive a fee equal to 1.5% of the value of merger and similar transactions involving International Home Foods. In connection with the signing of the merger agreement, Hicks Muse Partners and International Home Foods amended the financial advisory agreement to reduce Hicks Muse Partners' fee under that agreement for the merger to $10 million. Hicks Muse is also entitled under the financial advisory agreement, as amended, to reimbursements of its reasonable disbursements and out-of-pocket expenses incurred prior to the time the merger is completed.

    EXECUTIVE OFFICES AND ASSETS. International Home Foods will transfer a lease of office facilities and related improvements and personal property to an entity, in which Hicks Muse or C. Dean Metropoulos may have an interest, in return for the entity's assumption of all obligations under the lease.
Mr. Metropoulos will have use of the leased facilities. The transferred assets have a net book value of approximately $1 million.

    The International Home Foods board was aware of each of these interests and considered them along with the other matters described above under "The Merger -- Background of the Merger."

OWNERSHIP INTEREST OF INTERNATIONAL HOME FOODS STOCKHOLDERS AFTER THE MERGER

    Based on 74,130,049 shares of International Home Foods common stock outstanding as of May 31, 2000 and an assumed exchange ratio of .55000, there will be approximately 533,118,894 shares of ConAgra common stock outstanding at the completion of the merger, of which the former International Home Foods stockholders will own an aggregate of approximately 7.65%.

TREATMENT OF EXISTING INTERNATIONAL HOME FOODS STOCK OPTIONS

    The merger agreement provides that holders of International Home Foods stock options will receive the economic value of their options to purchase International Home Foods common stock in part in cash and in part in options to purchase ConAgra common stock. The economic value of an option to purchase a share of International Home Foods will be the difference between $22 and the option exercise price.

    Options representing one-half of the economic value of all of a holder's options will be cancelled and cashed out. The holder will receive cash for each of the cashed out options in an amount equal to $22 less the option exercise price.

    The holder's options which are not cashed out, approximately the remaining one-half of the options, will be assumed by ConAgra as options to purchase shares of ConAgra common stock. The options to purchase ConAgra common stock, including options held by International Home Foods' management and the International Home Foods board, will have material terms and provisions substantially the same as the options to purchase International Home Foods common stock. The holder of the assumed portion of the options to purchase ConAgra common stock will be entitled to purchase:

    - the number of shares of ConAgra common stock that equals two times the product of the exchange ratio multiplied by the number of shares of International Home Foods common stock subject to the assumed portion of the options;

    - at an option exercise price determined by dividing the option exercise price prior to the merger by the quotient of (1) $22 divided by (2) the average trading price used to determine the exchange ratio.

    The exchange ratio will be determined by market prices of ConAgra common stock prior to merger and is described under "The Merger -- Merger Consideration."

    Not all of the International Home Foods stock options are currently exercisable. International Home Foods will amend the terms of the International Home Foods stock options so that all of the options will be exercisable in full immediately prior to the merger.

    The following example illustrates the manner in which International Home Foods stock options will be treated in the merger, assuming for the purposes of this example that the option is exercisable for 100 shares of International Home Foods common stock, the exercise price is $12.00, the exchange ratio is .55000, and the average trading price used to determine the exchange ratio is $20.

    One-half of the economic value of the option, assumed equivalent to 50 shares, will be cashed out for $500, calculated by subtracting the $12 option exercise price from the $22 target merger value and multiplying that figure by the 50 shares. The remaining economic value of the option, assumed equivalent to the remaining 50 shares, will be assumed by ConAgra as follows:

                                ONE-HALF ECONOMIC VALUE OF
                                 INTERNATIONAL HOME FOODS              POST-MERGER
                                       STOCK OPTIONS              CONAGRA STOCK OPTION
                               -----------------------------  -----------------------------
Number of shares.............               50                             55
Exercise price...............          $12 per share                $10.91 per share
Exercisable for..............    International Home Foods         ConAgra common stock
                                       common stock
Exercise Times...............             Various                Immediately Exercisable

    The 55 shares of ConAgra common stock in the above example is calculated by multiplying 50 shares of International Home Foods common stock by 1.1, which is two times the assumed exchange ratio of .55. The $10.91 exercise price in the above example is calculated by dividing the exercise price of $12.00 by 1.1, the quotient of $22 divided by $20, the assumed average trading price used to determine the exchange ratio.

    At May 31, 2000, there were outstanding options to acquire an aggregate of approximately 11,216,002 shares of International Home Foods common stock.

STOCK EXCHANGE LISTING

    ConAgra has agreed to cause the shares of ConAgra common stock issued in connection with the merger and upon exercise of the assumed options to be listed on the New York Stock Exchange. See "The Merger Agreement -- Conditions to the Completion of the Merger."

DELISTING AND DEREGISTRATION OF INTERNATIONAL HOME FOODS COMMON STOCK

    If the merger is completed, the common stock of International Home Foods will be delisted from the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934. The stockholders of International Home Foods will become stockholders of ConAgra, and their rights as stockholders will be governed by ConAgra's certificate of incorporation and ConAgra's bylaws. See the section entitled "Comparison of Rights of Holders of ConAgra Common Stock and International Home Foods Common Stock."

ACCOUNTING TREATMENT

    The merger will be accounted for as a purchase in accordance with generally accepted accounting principles. As a result, ConAgra will record the tangible and intangible assets and liabilities of International Home Foods at their estimated fair values and will record as goodwill the excess of the purchase price over the estimated fair values. From the date of the merger, the operating results of International Home Foods will be combined with the results of ConAgra.

GOVERNMENT AND REGULATORY APPROVALS

    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the accompanying rules, ConAgra and International Home Foods may not complete the merger until they have filed the required notifications with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, and have waited a specified period of time. On June 23, 2000, ConAgra and International Home Foods filed the notifications required under the Hart-Scott-Rodino Act. The waiting period under the Hart-Scott-Rodino Act in this transaction is 30 days, and will expire at 11:59 p.m. on July 23, 2000 unless terminated prior to that time by the FTC and the Justice Department. Until the waiting period expires or is terminated, ConAgra and International Home Foods may not complete the merger. Either the FTC or the Justice Department may extend the waiting period by requesting additional information. The FTC and the Justice Department could take action under the antitrust laws that they deem necessary to prevent harm to competition. This action could include seeking to enjoin the merger or seeking ConAgra's divestiture of specific businesses. Private parties, state antitrust agencies and foreign governmental authorities may also take legal action under the antitrust laws.

    In addition, ConAgra and International Home Foods filed a short-form premerger notification with the Competition Bureau in Canada on July 4, 2000. The application waiting period under the Competition Act of Canada expired on July 18, 2000.

    ConAgra and International Home Foods also made initial filings with the Mexican Federal Economic Competition Commission on July 7, 2000. We expect the application process to be sufficiently complete to allow the merger to occur on or about August 24, 2000 as anticipated. The Mexican Federal Economic Competition Commission may extend the application process by requesting additional information.

    Based on the information available, ConAgra and International Home Foods believe that the merger will comply with all significant federal, state and foreign antitrust laws. ConAgra has agreed to take all action as may be required to obtain clearance under the Hart-Scott-Rodino Act, the Competition Act of Canada and the Mexican Federal Economic Competition Law in order to complete the merger. ConAgra's failure to obtain such clearance which results in the failure of the merger to be completed on or prior to November 30, 2000 is deemed a material breach of the merger agreement. ConAgra and International Home Foods cannot assure you, however, that there will not be a challenge to the merger on antitrust grounds or that, if this type of challenge were made, ConAgra and International Home Foods would prevail.

EXCHANGE PROCEDURES

    DETAILED INSTRUCTIONS, INCLUDING A TRANSMITTAL LETTER, WILL BE MAILED TO INTERNATIONAL HOME FOODS STOCKHOLDERS PROMPTLY FOLLOWING THE MERGER AS TO THE METHOD OF EXCHANGING CERTIFICATES FORMERLY REPRESENTING SHARES OF INTERNATIONAL HOME FOODS COMMON STOCK. INTERNATIONAL HOME FOODS STOCKHOLDERS SHOULD NOT SEND CERTIFICATES REPRESENTING THEIR SHARES TO ANYONE PRIOR TO THE RECEIPT OF THE TRANSMITTAL LETTER.

    ConAgra will designate a bank or trust company to act as exchange agent under the merger agreement. Immediately following the merger, ConAgra will deliver, in trust, to the exchange agent, certificates evidencing the shares of ConAgra common stock issuable and cash payable pursuant to the merger agreement.

    At the effective time of the merger, all shares of International Home Foods common stock will be cancelled and will cease to exist. At the effective time, the stock transfer books of International Home Foods will be closed and no transfer of shares of International Home Foods common stock will subsequently be made. As soon as practicable after the effective time, ConAgra will cause the exchange agent to mail to each holder of record of International Home Foods certificates:

    - a letter of transmittal specifying that delivery will be effected, and risk of loss and title to the International Home Foods certificates will pass, only upon proper delivery of the International Home Foods certificates to the exchange agent; and

    - instructions for use in surrendering the International Home Foods certificates in exchange for the cash and ConAgra common stock to be received in the merger.

    Upon surrender of an International Home Foods certificate for cancellation to the exchange agent, together with a completed letter of transmittal, the holder of an International Home Foods certificate will be entitled to receive $11 in cash per share of International Home Foods common stock and the number of shares of ConAgra common stock equal to the product of the exchange ratio multiplied by the number of shares of International Home Foods common stock formerly represented by the surrendered International Home Foods certificate.

    No certificate representing any fractional shares of ConAgra common stock will be issued upon the surrender of International Home Foods certificates. International Home Foods stockholders will receive cash in lieu of any fractional share of ConAgra common stock. No dividend or distribution will be payable on the fractional shares, and the fractional share interests will not entitle the owner to vote or enjoy any other rights of a ConAgra stockholder.

    No dividends or other distributions, if any, payable to holders of ConAgra common stock, shall be payable to any person who has not surrendered his or her International Home Foods certificates. Subject to applicable law, if ConAgra declares a dividend or other distribution after the effective time, former International Home Foods stockholders will be entitled to receive that payment. In no event will the person entitled to receive dividends or other distributions be entitled to receive interest on those payments.

    If any cash is to be paid to or ConAgra certificate issued in a name other than that in which the surrendered International Home Foods certificate is registered, the surrendered International Home Foods certificate must be properly endorsed and otherwise in proper form for transfer. The person requesting the exchange also must pay to the exchange agent any applicable transfer or other taxes.

    ConAgra or the exchange agent will be entitled to deduct and withhold from the consideration payable in the merger to any holder of International Home Foods common stock any amounts as are required under any tax law. Any withheld amounts will be treated for all purposes of the merger agreement as having been paid to the holder of International Home Foods common stock.

RESALES OF CONAGRA COMMON STOCK

    All shares of ConAgra common stock issued in the merger will be freely transferable, except that SEC rules will restrict sales of shares received by any person who may be deemed to be an "affiliate" of International Home Foods prior to the merger. International Home Foods will identify the persons who fall within the definition of "affiliate." Under the SEC rules, during the one-year period following the merger, affiliates of International Home Foods may resell publicly the ConAgra common stock received in the merger subject to certain volume and manner of sale restrictions. After one year, if that person is not an affiliate of ConAgra and ConAgra is current in the filing of its periodic securities law reports, a former affiliate of International Home Foods may freely resell the ConAgra common stock received in connection with the merger without limitation. After two years from the merger, if that person is not an affiliate of ConAgra at the time of sale or for at least three months prior to the sale, that person may freely resell the ConAgra common stock, without limitation.

    International Home Foods will use its reasonable best efforts to cause each affiliate to deliver to ConAgra an executed affiliate agreement prior to the completion of the merger, providing that he or she will only dispose of any shares of ConAgra common stock issued to that person in the merger:

    - under an effective registration statement; or

    - in compliance with the SEC rules.

    ConAgra has agreed to register shares of ConAgra common stock received by specified International Home Foods stockholders for resales following the merger. See "The Merger -- Interests of Persons That Differ From Your Interests" above.

APPRAISAL RIGHTS

    Delaware law entitles the holders of record of shares of International Home Foods common stock who follow the procedures specified in Section 262 of the Delaware General Corporation Law to have their shares appraised by the Delaware Court of Chancery and to receive the "fair value" of those shares as of the completion of the merger as determined by the court in place of the merger consideration. In order to exercise these rights, a stockholder must demand and perfect the rights in accordance with Section 262. The following is a summary of the material portions of Section 262 and is qualified in its entirety by reference to Section 262, a copy of which is attached as Annex C to this proxy statement/prospectus. Stockholders should carefully review Section 262 as well as information discussed below.

    If a stockholder of International Home Foods elects to exercise the right to an appraisal under Section 262, that stockholder must do all of the following:

    - file with International Home Foods at its office in Parsippany, New Jersey, a written demand for appraisal of shares of International Home Foods common stock held, which demand must identify the stockholder and expressly request an appraisal, before the vote is taken on the merger agreement at the special meeting; this written demand for appraisal must be in addition to and separate from any proxy or vote against the merger agreement; neither voting against, abstaining from voting nor failing to vote on the merger agreement will constitute a demand for appraisal within the meaning of Section 262;

    - not vote in favor of the merger agreement; a failure to vote or abstaining from voting will satisfy this requirement, but a vote in favor of the merger agreement, by proxy or in person, or the return of a signed proxy that does not specify an abstention or a vote against adoption of the merger agreement, will constitute a waiver of the stockholder's right of appraisal and will nullify any previously filed written demand for appraisal; and

    - continuously hold the shares of record until the completion of the merger.

    All written demands for appraisal should be addressed to International Home Foods, Inc., 1633 Littleton Road, Parsippany, New Jersey 07054, before the vote is taken on the merger agreement at the special meeting. The demand must reasonably inform International Home Foods of the identity of the stockholder and that the stockholder is demanding appraisal of his or her shares of International Home Foods common stock.

    The written demand for appraisal must be executed by or for the record holder of shares of International Home Foods common stock, fully and correctly, as the holder's name appears on the certificate(s) for his or her shares. If the shares of International Home Foods common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, such as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s).

    A beneficial owner of shares of International Home Foods common stock held in "street name" who desires appraisal should take actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of the shares. Shares of International Home Foods common stock held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co. and others. Any beneficial owner desiring appraisal who holds shares of International Home Foods common stock through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The beneficial holder of the shares should instruct the firm, bank or institution that the demand for appraisal should be made by the record holder of the shares which may be the nominee of a central security depository if the shares have been so deposited. As required by Section 262, a demand for appraisal must reasonably inform International Home Foods of the identity of the holder(s) of record, which may be a nominee as described above, and of the holder's intention to seek appraisal of the shares of International Home Foods common stock.

    A record holder, such as a broker, fiduciary, depository or other nominee, who holds shares of International Home Foods common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of the shares as to which the person is the record owner. In that case, the written demand must set forth the number of shares of International Home Foods common stock covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of International Home Foods common stock outstanding in the name of the record owner.

    Within ten days after the completion of the merger, the surviving corporation of the merger will give written notice of the date of the completion of the merger to each stockholder of International Home Foods who has properly demanded appraisal and satisfied the requirements of Section 262, referred to in this document as a dissenting stockholder. Within 120 days after the completion of the merger, the surviving corporation or any dissenting stockholder may file a petition in the Delaware chancery court demanding a determination of the fair value of the shares of International Home Foods common stock that are held by all dissenting stockholders. Any dissenting stockholder desiring to file this petition is advised to file the petition on a timely basis unless the dissenting stockholder receives notice that a petition has already been filed by the surviving corporation or another dissenting stockholder.

    If a petition for appraisal is timely filed, the court will determine which stockholders are entitled to appraisal rights and will determine the fair value of the shares of International Home Foods common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid on the amount determined to be fair value. In determining fair value, the court shall take into account all relevant factors. The court may determine fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise be entitled to receive pursuant to the merger agreement. If a petition for appraisal is not timely filed, then the right to an appraisal shall cease. The costs of the appraisal proceeding shall be determined by the court and taxed against the parties as the court determines to be equitable under the circumstances. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of International Home Foods common stock entitled to appraisal.

    From and after the completion of the merger, no dissenting stockholder shall have any rights of an International Home Foods stockholder with respect to that holder's shares for any purpose, except to receive payment of its fair value and to receive payment of dividends or other distributions on the holder's shares of International Home Foods common stock, if any, payable to International Home Foods stockholders of record as of a date prior to the completion of the merger. If a dissenting stockholder delivers to the surviving corporation a written withdrawal of the demand for an appraisal within 60 days after the completion of the merger or subsequently with the written approval of the surviving corporation, or, if no petition for appraisal is filed within 120 days after the completion of the merger, then the right of that dissenting stockholder to an appraisal will cease and the dissenting stockholder will be entitled to receive only the merger consideration. Once a petition for appraisal is filed with the Delaware court, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the court.

    IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU MUST NOT VOTE IN FAVOR OF THE MERGER AGREEMENT AND MUST STRICTLY COMPLY WITH THE PROCEDURES SET FORTH IN
SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW.

    IF YOU FAIL TO TAKE ANY REQUIRED STEP IN CONNECTION WITH THE EXERCISE OF APPRAISAL RIGHTS, IT WILL RESULT IN THE TERMINATION OR WAIVER OF THESE RIGHTS.

                              THE MERGER AGREEMENT

GENERAL

    The following description summarizes additional material provisions of the merger agreement. You should carefully read the merger agreement, which is attached as Annex A to this document and incorporated by reference in this document.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains various representations and warranties of ConAgra, its acquisition subsidiary and International Home Foods including those concerning:

- corporate organization and similar corporate matters

- certificate of incorporation and bylaws

- capitalization

- corporate authority

- compliance with laws

- non-contravention of existing arrangements

- government approvals and required consents

- documents and other reports filed with the SEC

- absence of specified changes or events

- information provided in this document

- absence of undisclosed liabilities

- employee benefit plans and ERISA

- absence of common stock ownership

    The merger agreement also contains additional representations and warranties of International Home Foods including those concerning:

- subsidiaries

- actions and legal proceedings

- specified contracts and arrangements

- taxes

- intellectual property

- environmental matters

- affiliate transactions

- financial advisor's opinion

- brokers

- fees

CONDUCT OF BUSINESS PENDING THE MERGER

    International Home Foods has agreed that, prior to the completion of the merger, it and its subsidiaries will generally:

    - conduct their business as usual;

    - preserve their present business organization;

    - keep available the services of their officers and key employees; and

    - preserve their existing business relationships.

    The merger agreement precludes International Home Foods and its subsidiaries from a number of corporate acts prior to the completion of the merger, without the prior written consent of ConAgra, including the following actions:

    - amending organizational documents;

    - changing its capital stock;

    - paying any dividends;

    - acquiring any of its capital stock;

    - issuing or encumbering any shares or options except upon the exercise of currently existing options;

    - acquiring another business entity or disposing of assets outside the ordinary course of business;

    - making any loans or investments, except for intracompany transactions, existing obligations or in the ordinary course of business in excess of $5,000,000;

    - incurring any debt, except in the ordinary course of business;

    - paying any material obligations other than in the ordinary course of business or pursuant to an existing contract;

    - modifying any benefit of a non-competition agreement;

    - entering into any new material line of business or incurring any capital expenditures, other than in the ordinary course of business;

    - voluntarily permitting any insurance policy to terminate, other than in the ordinary course of business;

    - increasing any compensation or adopting, changing or terminating any benefits, employee plans or agreements for any director, officer or employee, or making contributions to employee plans except in the ordinary course of business or pursuant to an existing agreement;

    - making any change in accounting or tax policies, except as required by law or to comply with generally accepted accounting principles;

    - changing International Home Foods' fiscal year;

    - making any material tax election, other than in the ordinary course of business;

    - taking any action with knowledge that the action could reasonably be expected to result in a breach of a condition to the merger agreement;

    - arranging any severance or change of control payment, or amending any existing severance or change of control agreement;

    - entering into any material contract, except for contracts expressly permitted pursuant to the merger agreement; or

    - agreeing to take any of the above actions.

    The merger agreement also precludes ConAgra from engaging in the following acts prior to the completion of the merger, without the prior written consent of International Home Foods:

    - amending or changing its organizational documents;

    - paying any dividend or other distribution except for regular quarterly cash dividends;

    - making any change in accounting policies, except in the ordinary course of business, as required by generally accepted accounting principles or as required by any other governmental entity; or

    - taking any action with knowledge that the action could reasonably be expected to result in a breach of a condition to the merger agreement.

INDEMNIFICATION, INSURANCE AND RELEASE

    ConAgra and International Home Foods have agreed that the indemnification and limitations on liability under International Home Foods' and its subsidiaries' charter documents and indemnity agreements will continue following the merger. To the extent permitted by the Delaware General Corporation Law, the advancement of expenses and costs to the indemnified persons will be mandatory and not permissive.

    ConAgra further agreed that for six years after the completion of the merger, directors and officers liability and fiduciary liability insurance policies will be maintained covering persons indemnified by International Home Foods. ConAgra will not be required to incur an annual premium in excess of 150% of the annual premium paid by International Home Foods. If equivalent insurance coverage is not obtainable, the best coverage available for the maximum premium will be obtained.

    ConAgra has agreed to release the stockholders, directors and officers of International Home Foods from any liability or obligation in connection with or under the merger agreement, voting agreements or registration rights agreement except to the extent any of them are express signatories to the agreements. The release of liability does not apply to claims for intentional misrepresentations by any of them to International Home Foods' independent auditors or included in documents filed by International Home Foods with the SEC which would cause the financial information of the company to be materially misstated.

NO SOLICITATION

    International Home Foods has agreed that it will not:

    - solicit, initiate any inquiry or initiate the making of any proposal regarding any takeover proposal;

    - engage in negotiations with or provide information to any person with respect to any takeover proposal; or

    - enter into any agreement, arrangement or understanding with respect to any takeover proposal or other arrangement that would require International Home Foods to not complete the merger.

    A "takeover proposal" means an inquiry or a proposal regarding a business combination with, or the sale of all or a substantial portion of the assets or 15% or more of the capital stock of, International Home Foods and its subsidiaries. International Home Foods has agreed that it will immediately cease any existing discussions or negotiations with any party with respect to any takeover proposal.

    Notwithstanding the foregoing, prior to the adoption of the merger agreement by the stockholders of International Home Foods, the International Home Foods board may furnish information to or negotiate or engage in discussions with any person in response to an unsolicited written takeover proposal, if the board determines in good faith and after consulting with counsel and its financial advisers, that the takeover proposal is or could reasonably be expected to lead to a superior proposal. Prior to the adoption of the merger agreement by the stockholders of International Home Foods, the International Home Foods board can withdraw, modify or change its approval or recommendation for the merger and may recommend a superior proposal from another person if the board determines in good faith after consulting with counsel, that it must do so to comply with its fiduciary obligations. A "superior proposal" is any written and unsolicited takeover proposal for 50% or more of International Home Foods capital stock or 75% or more of its assets which the International Home Foods board determines in good faith, after consulting with financial advisors and counsel, to be more favorable to its stockholders from a financial point of view than the merger with ConAgra and to be reasonably capable of being completed.

BOARD RECOMMENDATION

    Except as required to comply with its fiduciary obligations, the International Home Foods board has agreed to:

    - recommend that the International Home Foods stockholders adopt the merger agreement;

    - include its recommendation in this proxy statement/prospectus; and

    - take all reasonable action to solicit and obtain approval of the merger.

AFFILIATE AGREEMENTS

    International Home Foods will provide ConAgra with a list of those persons who are "affiliates" within the meaning of SEC rules. International Home Foods will use its reasonable best efforts to cause each affiliate to deliver an executed affiliate agreement to ConAgra prior to the completion of the merger. Under these agreements, each International Home Foods affiliate will agree not to dispose of his or her shares of ConAgra common stock received in the merger except pursuant to an effective registration statement or in compliance with SEC rules. ConAgra will be entitled to place appropriate legends on the certificates evidencing any ConAgra common stock to be received by the International Home Foods affiliates pursuant to the terms of the merger agreement, and to issue appropriate stop transfer instructions to the transfer agent for the ConAgra common stock, consistent with the terms of the affiliate agreements. ConAgra has agreed to register shares of ConAgra common stock received by specified International Home Foods stockholders for resales following the merger. See "The Merger -- Interests of Persons That Differ From Your Interests."

CONDITIONS TO THE COMPLETION OF THE MERGER

    Completion of the merger is subject to the conditions set forth in the merger agreement. The obligations of both ConAgra and International Home Foods are subject to the satisfaction or waiver of each of the following conditions:

    - adoption of the merger agreement by the holders of a majority of the outstanding shares of International Home Foods common stock;

    - the receipt of all necessary government authorizations and approvals;

    - the expiration or termination of the waiting period under the Hart-Scott-Rodino Act, the Competition Act of Canada and the Mexican Federal Economic Competition Law;

    - continued effectiveness of the registration statement of which this document is a part;

    - the absence of any court order, injunction or law that would make the merger or voting agreement illegal or prohibit the completion of the merger;

    - the representations and warranties of the other party being true and correct in all material respects; and

    - the performance by the other party in all material respects of all obligations required to be performed by it under the merger agreement.

    The obligation of International Home Foods to consummate the merger is further conditioned on the listing on the New York Stock Exchange of the ConAgra common stock to be issued in the merger and ConAgra's compliance with its obligations under the registration rights agreement.

TERMINATION

    ConAgra and International Home Foods can mutually consent in writing to terminate the merger agreement any time before the merger is completed.

    In addition, either ConAgra or International Home Foods can, without the consent of the other, terminate the merger agreement if:

    - the merger is not completed by November 30, 2000;

    - the requisite number of International Home Foods stockholders do not adopt the merger agreement; or

    - a governmental entity permanently enjoins, orders or prohibits the completion of the merger; provided, however, that the party seeking to terminate the merger agreement has used its reasonable best efforts to overturn the action.

    ConAgra can terminate the merger agreement if:

    - there is a material breach of International Home Foods' representations, warranties, covenants or agreements, which, in the case of a breach of representations and warranties, would have a material adverse effect on International Home Foods and the breach after notice is not cured or curable within 15 days;

    - the International Home Foods board:

       - fails to convene a meeting to adopt the merger agreement by November 28, 2000;

       - fails to recommend the adoption of the merger agreement to the International Home Foods stockholders; or

       - withdraws, amends or modifies its recommendation of the merger agreement in a manner adverse to ConAgra, or fails to reconfirm its recommendation within two business days of a written request by ConAgra.

    International Home Foods can terminate the merger agreement if:

    - prior to the time that the stockholders adopt the merger agreement, International Home Foods enters into a definitive agreement for a superior proposal; or

    - there is a material breach of ConAgra's representations, warranties, covenants or agreements which, in the case of a breach of representations and warranties, would have a material adverse effect on ConAgra, and the breach after notice is not cured or curable within 15 days.

TERMINATION FEES AND EXPENSES

    International Home Foods will pay ConAgra a termination fee of $50,000,000 if:

    - ConAgra terminates the merger agreement because the International Home Foods board:

       - fails to convene a meeting to adopt the merger agreement by November 28, 2000;

       - fails to recommend the adoption of the merger agreement to the International Home Foods stockholders;

       - withdraws, amends or modifies its recommendation of the merger agreement in a manner adverse to ConAgra, or fails to reconfirm its recommendation within two business days of a written request by ConAgra; or

    - International Home Foods terminates the merger agreement prior to the time that the stockholders adopt the merger agreement, because International Home Foods entered into a definitive agreement for a superior proposal; or

    - ConAgra or International Home Foods terminates the merger agreement because the International Home Foods stockholders do not adopt the merger agreement, and within 12 months of the termination International Home Foods consummates a takeover proposal or enters into a definitive agreement to consummate a takeover proposal.

    ConAgra and International Home Foods will each pay their own expenses, fees and costs incurred in the merger.

AMENDMENT

    The merger agreement may be amended, modified or supplemented at any time prior to the completion of the merger only by the written agreement of ConAgra and International Home Foods. After adoption of the merger agreement by the International Home Foods stockholders, however, no amendment, modification or supplementation that under applicable law requires further stockholder approval will be made without such further required approval of the International Home Foods stockholders.

WAIVER

    At any time prior to the completion of the merger, ConAgra or International Home Foods may:

    - extend the time for the performance of any of the obligations or other acts of the other;

    - waive any inaccuracies in the representations and warranties of the other contained in the merger agreement or other documents contemplated pursuant to the merger; and

    - waive compliance by the other with any of the agreements or conditions contained in the merger agreement which may legally be waived.

Any extension or waiver will be valid only if set forth in a written instrument specifically referring to the merger agreement and signed on behalf of the party granting the extension or waiver.

                               VOTING AGREEMENTS

    In connection with the merger agreement, ConAgra and International Home Foods entered into voting agreements with C. Dean Metropoulos and three investment limited partnerships, referred to as the Hicks Muse group, controlled by Hicks Muse. As of the International Home Foods record date, the Hicks Muse group and Mr. Metropoulos owned an aggregate of 31,963,001 shares of International Home Foods common stock, representing approximately 43.1% of the voting power of the outstanding International Home Foods common stock.
Mr. Metropoulos also holds currently exercisable options to acquire 1,853,581 shares of International Home Foods common stock. The Hicks Muse group and Mr. Metropoulos entered into the voting agreements with ConAgra and International Home Foods with respect to the shares they own or may acquire, including by exercising options, prior to the merger, and:

    - agreed to revoke any previous proxies for voting their shares of International Home Foods common stock;

    - irrevocably agreed to vote all of their shares of International Home Foods common stock for the adoption of the merger agreement and against any takeover transaction or other action likely to adversely affect the merger; and

    - granted ConAgra an irrevocable proxy to vote their shares of International Home Foods common stock in accordance with the terms of the voting agreements.

    The Hicks Muse group and Mr. Metropoulos agreed that they will not transfer any of their shares of International Home Foods common stock, grant any proxies with respect to their shares or enter into any contract or agreement with respect to their shares or take any other action with respect to their shares which would constitute a violation of the voting agreements.

    The Hicks Muse group and Mr. Metropoulos further agreed, in their capacity as International Home Foods stockholders, that, prior to the effective time, they will not directly or indirectly:

    - solicit or initiate any proposal for a takeover proposal involving International Home Foods; or

    - negotiate or otherwise engage in discussions or enter into agreements with any person, other than ConAgra and its representatives, regarding a takeover proposal involving International Home Foods.

    Each of the Hicks Muse group and Mr. Metropoulos agreed that

    - in the event the merger agreement is terminated and as a consequence ConAgra is paid the $50,000,000 termination fee, and

    - International Home Foods is acquired in a transaction superior to the transaction with ConAgra that is entered into within 12 months following the termination, then

    - the Hicks Muse group and Mr. Metropoulos each will pay ConAgra 50% of the consideration received by them in excess of $22 for each of their shares of International Home Foods common stock.

    The voting agreements terminate on the earlier of (1) the merger or (2) the termination of the merger agreement in accordance with its terms. See "The Merger Agreement -- Termination." However, the obligations of the Hicks Muse group and Mr. Metropolous to pay ConAgra 50% of the consideration they receive in excess of $22 per share of common stock for subsequent superior transactions survive the termination of the voting agreements.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

    The following unaudited pro forma combined condensed financial statements give effect to the merger using the purchase method of accounting, after giving effect to the pro forma adjustments described in the accompanying notes. The unaudited pro forma combined condensed financial statements should be read in conjunction with the audited and unaudited historical consolidated financial statements and notes of ConAgra and International Home Foods, which are incorporated by reference in this document. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information."

    The unaudited pro forma combined condensed statements of earnings give effect to the merger as if it had occurred at the beginning of the earliest period presented. ConAgra's fiscal year ended on May 30, 1999 and International Home Foods' fiscal year ended on December 31, 1999. The unaudited pro forma combined condensed statements of earnings for the year ended May 30, 1999 and the thirty-nine weeks ended February 27, 2000 combine the historical consolidated statements of earnings of ConAgra with the recasted unaudited consolidated statements of income of International Home Foods for the twelve-month period ended June 30, 1999 and the nine-month period ended
March 31, 2000, respectively. For purposes of presenting unaudited pro forma combined condensed statements of earnings, International Home Foods' fiscal year has been recasted to June 30, 1999, by including the unaudited reported financial statements for the quarter ended June 30, 1999 and the three previous quarters ended March 31, 1999, December 31, 1998 and September 30, 1998. International Home Foods' statements of income for the nine months ended
March 31, 2000 include unaudited reported financial data for the quarter ended March 31, 2000, December 31, 1999 and September 30, 1999. The unaudited pro forma combined condensed balance sheet gives effect to the merger as if it had occurred on February 27, 2000 and combines ConAgra's consolidated balance sheet as of February 27, 2000 with International Home Foods' consolidated balance sheet as of March 31, 2000.

    The unaudited pro forma adjustments described in the accompanying notes are based upon preliminary estimates and assumptions that the managements of ConAgra and International Home Foods believe are reasonable. The pro forma adjustments are based on the information and assumptions available at the time of the mailing of this document. The purchase price allocation will be finalized subsequent to the closing of the transaction and finalization of asset and liability valuations. The unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and do not purport to be indicative of the operating results or financial position that would have actually occurred if the merger had been in effect on the dates indicated, nor is it necessarily indicative of future operating results or financial position of the merged companies. The unaudited pro forma combined condensed financial statements do not give effect to any potential cost savings or other operating efficiencies that we expect to result from the transaction.

                                 CONAGRA, INC.
                         INTERNATIONAL HOME FOODS, INC.
              PRO FORMA COMBINED CONDENSED STATEMENTS OF EARNINGS
               FOR THE THIRTY-NINE WEEKS ENDED FEBRUARY 27, 2000
                                  (UNAUDITED)
                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

                                            CONAGRA          INTERNATIONAL
                                          THIRTY-NINE         HOME FOODS                PRO FORMA
                                          WEEKS ENDED      NINE MONTHS ENDED   ----------------------------
                                        FEB. 27, 2000(1)   MARCH 31, 2000(2)   ADJUSTMENTS(5)   COMBINED(7)
                                        ----------------   -----------------   --------------   -----------
Net Sales.............................     $18,994.3            $1,679.0          $(283.3)       $20,390.0
Costs and Expenses
  Cost of goods sold..................      15,859.0               880.3               --         16,739.3
  Selling, administrative and general
    expenses..........................       2,142.4               573.4           (254.0)         2,461.8
  Interest expense....................         233.9                75.6             35.5            345.0
  Restructuring/Impairment charges....          61.4                  --               --             61.4
                                           ---------            --------          -------        ---------
                                            18,296.7             1,529.3           (218.5)        19,607.5
                                           ---------            --------          -------        ---------
Income before income taxes............         697.6               149.7            (64.8)           782.5
Income taxes..........................         265.1                78.4            (13.5)           330.0
                                           ---------            --------          -------        ---------
Net Income............................     $   432.5            $   71.3          $ (51.3)       $   452.5
                                           =========            ========          =======        =========
Income per share -- basic(6):.........     $     .91            $    .97                         $     .88
                                           =========            ========                         =========
Income per share -- diluted(6):.......     $     .90            $    .94                         $     .87
                                           =========            ========                         =========

   See notes to unaudited pro forma combined condensed financial statements.

                                 CONAGRA, INC.
                         INTERNATIONAL HOME FOODS, INC.
              PRO FORMA COMBINED CONDENSED STATEMENTS OF EARNINGS
                        FOR THE YEAR-ENDED MAY 30, 1999
                                  (UNAUDITED)
                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

                                       CONAGRA
                                     FISCAL YEAR   INTERNATIONAL HOME FOOD
                                        ENDED            FISCAL YEAR                  PRO FORMA
                                       MAY 30,              ENDED            ----------------------------
                                       1999(1)        JUNE 30, 1999(1)       ADJUSTMENTS(5)   COMBINED(7)
                                     -----------   -----------------------   --------------   -----------
Net Sales..........................   $24,594.3           $1,935.5              $(298.3)       $26,231.5
Costs and Expenses:
  Cost of goods sold...............    20,556.2            1,034.7                   --         21,590.9
  Selling, administrative and
    general expenses...............     2,598.4              637.1               (259.2)         2,976.3
  Interest expense.................       316.6               99.8                 48.3            464.7
  Non-recurring charges............       440.8              102.3                   --            543.1
                                      ---------           --------              -------        ---------
                                       23,912.0            1,873.9               (210.9)        25,575.0
                                      ---------           --------              -------        ---------
Income before income taxes.........       682.3               61.6                (87.4)           656.5
Income taxes.......................       323.9               26.9                (18.4)           332.4
                                      ---------           --------              -------        ---------
Net Income.........................   $   358.4           $   34.7              $ (69.0)       $   324.1
                                      =========           ========              =======        =========
Income per share -- basic(6):......   $     .76           $    .47                             $     .63
                                      =========           ========                             =========
Income per share -- diluted(6):....   $     .75           $    .45                             $     .62
                                      =========           ========                             =========

   See notes to unaudited pro forma combined condensed financial statements.

                                 CONAGRA, INC.
                         INTERNATIONAL HOME FOODS, INC.
                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                  (UNAUDITED)
                    (AMOUNTS IN MILLIONS, EXCEPT SHARE DATA)

                                            CONAGRA
                                            FEB. 27,     INTERNATIONAL HOME FOODS     PRO FORMA
                                            2000(1)         MARCH 31, 2000(2)       ADJUSTMENTS(4)   COMBINED
                                          ------------   ------------------------   --------------   ---------
                 ASSETS

Current assets
  Cash and cash equivalents.............   $    17.4             $   16.4              $     --      $    33.8
  Receivables, net......................     1,973.9                181.5                    --        2,155.4
  Inventories...........................     4,236.7                307.1                    --        4,543.8
  Other current assets..................       307.3                 48.2                    --          355.5
                                           ---------             --------              --------      ---------
    Total current assets................     6,535.3                553.2                    --        7,088.5
                                           ---------             --------              --------      ---------
Property, plant and equipment, net......     3,752.8                312.0                    --        4,064.8
                                           ---------             --------              --------      ---------
Brands, trademarks and goodwill, net....     2,404.2                434.5               1,563.7        4,402.4
Other assets............................       423.0                272.1                  21.0          716.1
                                           ---------             --------              --------      ---------
                                           $13,115.3             $1,571.8              $1,584.7      $16,271.8
                                           =========             ========              ========      =========

  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Notes payable.........................   $ 2,406.3             $     --              $     --      $ 2,406.3
  Revolving credit facility.............          --                118.0                    --          118.0
  Current installments of long-term
    debt................................        19.0                 83.3                    --          102.3
  Accounts payable......................     2,130.3                 83.1                 (21.0)       2,192.4
  Advance on sales......................       156.2                   --                    --          156.2
  Other accrued liabilities.............     1,354.9                125.9                    --        1,480.8
                                           ---------             --------              --------      ---------
    Total current liabilities...........     6,066.7                410.3                 (21.0)       6,456.0
                                           ---------             --------              --------      ---------
Senior long-term debt, excluding current
  installments..........................     1,871.7                962.7                 905.6        3,740.0
Other non-current liabilities...........       809.5                 28.2                    --          837.7
Subordinated debt.......................       750.0                   --                    --          750.0
Preferred securities of subsidiary
  company...............................       525.0                   --                    --          525.0
Common stockholders' equity
  Common stock..........................     2,620.6                   .8                 203.1        2,824.5
  Additional paid-in capital............        38.3                 63.6                 603.2          705.1
  Retained earnings.....................     1,537.2                164.5                (164.5)       1,537.2
  Treasury stock, at cost...............      (759.3)               (57.2)                 57.2         (759.3)
  Accumulated other comprehensive
    loss................................       (79.5)                (1.1)                  1.1          (79.5)
                                           ---------             --------              --------      ---------
                                             3,357.3                170.6                 700.1        4,228.0
Less unearned restricted stock and
  common shares held in Employee Equity
  Fund..................................      (264.9)                  --                    --         (264.9)
                                           ---------             --------              --------      ---------
  Total common shareholders' equity.....     3,092.4                170.6                 700.1        3,963.1
                                           ---------             --------              --------      ---------
                                           $13,115.3             $1,571.8              $1,584.7      $16,271.8
                                           =========             ========              ========      =========

   See notes to unaudited pro forma combined condensed financial statements.

                                 CONAGRA, INC.
                         INTERNATIONAL HOME FOODS, INC.
      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

    On June 22, 2000, ConAgra signed an agreement to acquire all of the issued and outstanding shares of common stock and stock options of International Home Foods in a transaction to be accounted for as a purchase business combination. The assets acquired and liabilities assumed will be assigned a portion of the purchase price equal to their respective fair market values at the date of acquisition. The unaudited pro forma financial statements are based on the following:

1.  The historical consolidated financial statements of ConAgra.

2. The historical consolidated financial statements of International Home Foods' recasted for the nine-month period ended March 31, 2000 and the twelve-month period ended June 30, 1999.

3. a. The consideration paid for International Home Foods common stock will be $22, consisting of $11 in cash and a fraction of a share of ConAgra common stock valued at $11 per share. The common stock portion of the merger consideration is calculated as follows:

International Home Foods common stock outstanding at
  May 31, 2000..............................................   74.13

Assumed exchange ratio......................................    0.55
                                                              ------
ConAgra common stock assumed to be issued in exchange for
  International Home Foods common stock.....................   40.77

Average price of ConAgra common stock.......................  $20.00
                                                              ------
Total common stock consideration............................  $815.4
                                                              ======

        The assumed exchange ratio of .55 shares of ConAgra common stock for each share of International Home Foods common stock outstanding was determined by dividing $11 by ConAgra's assumed average closing price of $20, the midpoint of the exchange ratio provided for in the merger agreement. The actual exchange ratio will be determined by the average closing price of ConAgra's common stock on the ten trading days ending on the fifth full trading day immediately preceding the merger.

    b. ConAgra will assume approximately 6.2 million common stock options and pay approximately $55.2 million in cash in exchange for all of the International Home Foods outstanding stock options.

    c. The cash portion of the purchase price, including transaction costs, will be provided by increased borrowings of ConAgra under its existing credit facilities. In addition, ConAgra intends to replace International Home Foods credit facilities and long-term debt with borrowings under ConAgra's credit facilities and other long-term debt.

4. The pro forma balance sheet adjustments to reflect the effect of the acquisition accounted for as a purchase business combination are as follows:

Consideration:
  Value of ConAgra common stock.............................  $  815.4
  Value of ConAgra common stock options.....................      55.2
  Cash issued for common stock and stock options............     870.6
  Transaction costs.........................................      35.0
                                                              --------
Total consideration.........................................   1,776.2
Net assets acquired.........................................     170.6
                                                              --------
                                                               1,605.6
Preliminary Allocation:
  Deferred income taxes.....................................      41.9
                                                              --------
  Goodwill..................................................  $1,563.7
                                                              ========

    ConAgra expects to allocate a portion of the purchase price to buildings, machinery and equipment and other identifiable assets. The purchase price allocation will be completed after the closing of the transaction and finalization of asset and liability valuations. In connection with the acquisition, ConAgra may consolidate certain plants and will include the associated costs as part of the purchase price allocation. ConAgra's management has not currently completed its assessment of such activities.

5.  The pro forma statement of earnings adjustments are as follows:

    a. Provide depreciation and amortization of the fair values assigned to all identifiable tangible and intangible assets. The excess of the purchase price over the net assets acquired has preliminarily been allocated to nondeductible goodwill and is being amortized using the straight-line method over 40 years.

        ConAgra expects to allocate a portion of the purchase price to buildings, machinery and equipment and other intangible assets, including brands. Assuming these assets had a weighted average life of 20 years, for each $100.0 million allocated to buildings, machinery and equipment or other intangible assets pro forma operating expenses would increase by $2.5 million and pro forma net income would decrease by $.6 million.

    b. Reclassification of International Home Foods' trade promotion expenses from selling, administrative and general expenses to net sales to conform to ConAgra's presentation.

    c. Adjust interest expense relating to (1) additional borrowings under ConAgra's credit facilities of approximately $905.6 million for the cash portion of the purchase price and approximately $778.9 million for the repayment of International Home Foods credit facilities at an assumed interest rate of 6.85% and (2) additional long-term borrowings of $385 million at 8.5% for the repayment of International Home Foods
       $385 million 10.375% Senior Secured Notes as follows:

                                         THIRTY-NINE WEEKS   FIFTY-TWO WEEKS
                                               ENDED              ENDED
                                         FEBRUARY 27, 2000    MAY 30, 1999
                                         -----------------   ---------------
Interest expense on credit
  facilities...........................        $86.6              $115.4
Interest expense on long-term
  borrowings...........................         24.5                32.7
IHF historical interest expense........        (75.6)              (99.8)
                                               -----              ------
  Net adjustment.......................        $35.5              $ 48.3
                                               -----              ------

        A .125% change in the interest rate on the new indebtedness would change annual interest expense by approximately $2.6 million.

    d. Change in income tax expense/benefit as a result of pro forma adjustments which affect taxable income. No pro forma income taxes have currently been provided on the portion of the purchase price preliminarily allocated to non-deductible goodwill.

6. The pro forma weighted average shares outstanding for the thirty-nine weeks ended February 27, 2000 and the year ended May 30, 1999 are as follows:

                                                                2000       1999
                                                              --------   --------
Basic:
Historical shares outstanding...............................   475.3      470.0
Shares issued...............................................    40.8       40.8
                                                               -----      -----
                                                               516.1      510.8
                                                               =====      =====

Diluted:
Historical shares and share equivalents outstanding.........   478.7      476.7
Shares issued...............................................    40.8       40.8
Effect of options assumed...................................     3.3        3.8
                                                               -----      -----
                                                               522.8      521.3
                                                               =====      =====

7. ConAgra's financial data for the thirty-nine weeks ended February 27, 2000, includes non-recurring charges of $236.1 million before tax ($146.4 million after tax). If these charges were excluded, unaudited pro forma basic earnings per share for the thirty-nine weeks ended February 27, 2000 would be $1.16 and unaudited pro forma diluted earnings per share would be $1.15.

    ConAgra's financial data for fiscal 1999 includes non-recurring charges of $440.8 million before tax ($337.9 million after tax). International Home Foods financial data for the twelve-month period ended June 30, 1999 includes non-recurring charges and gain on sale of the Polaner business of $102.3 million before tax ($65.7 million after tax). If these non-recurring items were excluded, unaudited pro forma basic earnings per share for fiscal 1999 would be $1.42 and unaudited pro forma diluted earnings per share would be $1.40.

                      DESCRIPTION OF CONAGRA CAPITAL STOCK

GENERAL

    ConAgra's authorized capital stock consists of 1,200,000,000 shares of ConAgra common stock, par value $5.00 per share and an aggregate of 18,050,000 shares of various series of preferred stock. The shares of preferred stock are issuable in one or more series created by the ConAgra board, which in creating any series is given authority to fix the voting rights, dividend rate, redemption provisions, liquidation preferences and conversion provisions. On July 21, 2000 there were 492,326,241 shares of ConAgra common stock outstanding. No shares of preferred stock are currently issued and outstanding.

DIVIDENDS ON CONAGRA CAPITAL STOCK

    CONAGRA COMMON STOCK DIVIDEND POLICY. ConAgra has paid cash dividends on its common stock each year since 1976. ConAgra's present policy is to continue to pay quarterly cash dividends on its common stock and dividend payments, over time, are expected to average in the range of 30 to 35 percent of cash earnings. The payment of dividends and their amount will, however, be dependent upon ConAgra's earnings, financial position, cash requirements and other factors deemed relevant by the ConAgra board in its discretion, including the satisfaction of preferred stock dividend requirements.

    DIVIDEND RIGHTS. The ConAgra board may declare and pay dividends on ConAgra common stock out of surplus or net profits. It is anticipated that any issuance of preferred stock would contain provisions granting the shares so issued a preference over the common stock as to the payment of dividends.

CONAGRA COMMON STOCK

    The holders of ConAgra common stock are entitled to one vote for each share. Upon liquidation, the holders of ConAgra common stock are entitled to share ratably in assets available for distribution to stockholders after satisfaction of any liquidation preferences of any outstanding preferred stock. The issuance of any shares of any series of preferred stock in future financings, acquisitions or otherwise may result in dilution of voting power and relative equity interest of the holders of shares of ConAgra common stock and will subject the ConAgra common stock to the prior dividend and liquidation rights of the outstanding shares of the series of preferred stock.

    The shares of ConAgra common stock offered under this proxy statement/prospectus will be fully paid and non-assessable. ConAgra common stock has no conversion rights nor are there any redemption or sinking fund provisions with respect to the common stock. Holders of ConAgra common stock have no pre-emptive right to subscribe for or purchase any additional stock or securities of ConAgra.

VOTING RIGHTS IN SPECIFIC CASES

    Article XIV of the ConAgra certificate of incorporation requires, with specific exceptions, a 75% affirmative vote of ConAgra's stock to approve (1) a merger or consolidation with, (2) the issuance or transfer of securities of ConAgra in exchange for assets, securities or cash to, or (3) the sale of all or a substantial part of the assets of ConAgra to another person, corporation or other entity, that owns beneficially, directly or indirectly, 5% or more of ConAgra's outstanding capital stock entitled to vote generally in the election of directors. The 75% voting requirement does not apply if a majority of the outstanding shares of all classes of capital stock of the other corporation entitled to vote generally in the election of directors, considered as one class, is owned of record or beneficially by ConAgra or its subsidiaries, the transaction was approved by a majority of ConAgra's board of directors prior to the time that the other entity became a beneficial owner of 5% or more of ConAgra's outstanding shares, or if the transaction is approved by a three-fourths vote of ConAgra's board of directors at any time prior to its consummation.

    Article XV of the ConAgra certificate of incorporation requires the approval of 95% of ConAgra's stock entitled to vote in the election of directors, voting as one class, for any business combination with any other entity, if, as of the applicable record date, the other entity is the beneficial owner directly or indirectly of 30% of the outstanding shares of ConAgra stock entitled to vote. The 95% voting requirements shall be inapplicable if fair price, dividend, proxy, and other procedures detailed in Article XV have been observed by the other entity since it acquired 30% control. Article XV cannot be amended, altered, changed or repealed without a 95% vote of all stockholders of ConAgra entitled to vote in an election of directors, considered as one class, unless the amendment, alteration, change or repeal is recommended to the stockholders by a vote of 80% of the directors who would be eligible to serve as "continuing directors" as that term is defined in Article XV.

    Article XVI of the ConAgra certificate of incorporation prescribes relevant factors, including social and economic effects on employees, customers, suppliers and other constituents of ConAgra, to be considered by the board of directors when reviewing any proposal by another corporation to acquire or combine with ConAgra.

    Article XVII of the ConAgra certificate of incorporation requires that any action required or permitted to be taken by ConAgra's stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing by the stockholders.

    Article XVIII of the ConAgra certificate of incorporation provides in general that any direct or indirect purchase by ConAgra or any subsidiary of ConAgra of any of its voting stock, as defined in Article XVIII, or rights to acquire voting stock, known to be beneficially owned by any person or group that holds more than 3% of a class of its voting stock, referred to in this paragraph as an interested stockholder, and that has owned the securities being purchased for less than two years, must be approved by the affirmative vote of at least a majority of the votes entitled to be cast by the holders of the voting stock, excluding voting stock held by an interested stockholder. Article XVIII is intended to prevent "greenmail," which is a term used to describe the accumulation of a block of a corporation's stock by a speculator and the subsequent attempt by the speculator to coerce the corporation into repurchasing its shares, typically at a substantial premium over the market price.

    Article VII requires that the ConAgra board of directors consist of nine to sixteen members divided into three classes of as nearly equal size as possible. The terms of the directors are staggered so that the terms of approximately one-third of the directors expire at each annual election of directors. The provisions of Article VII may not be amended without (1) the affirmative vote of 80% of all outstanding voting stock or (2) the affirmative vote of a majority of outstanding voting stock and the affirmative vote of at least 75% of the board of directors.

    Article VII, Article XIV, Article XV, Article XVI, Article XVII and
Article XVIII may be deemed to have anti-takeover effects. These provisions may discourage or make more difficult an attempt by a stockholder or other entity to acquire control of ConAgra. These provisions may also make more difficult an attempt by a stockholder or other entity to remove management. Furthermore, the provision for a classified board of directors may make more difficult removal of directors, even when removal is considered desirable.

RIGHTS DIVIDEND

    On July 12, 1996, the board of directors of ConAgra declared a dividend of one preferred share purchase right, referred to in this document as a right, for each outstanding share of ConAgra common stock for stockholders of record on July 24, 1996. The one right for each outstanding share of ConAgra common stock was adjusted to one-half right for each share effective October 1, 1997 as a result of an adjustment made following a two-for-one stock split of the ConAgra common stock.

    The rights will expire on July 12, 2006. The rights are represented by the ConAgra common stock certificates and are not exercisable or transferable apart from the ConAgra common stock certificates except upon the occurrence of events described below. Pursuant to the rights agreement, the exercise price and the number of shares of preferred stock or other securities or other property issuable are subject to adjustment in the event of stock splits, stock dividends and other distributions and customary antidilution provisions. All shares of ConAgra common stock issued between July 24, 1996 and the earlier of
(1) July 12, 2006, (2) the date on which the rights are redeemed and (3) a date generally ten days after a share acquisition date, as defined below, will receive rights.

    Each right entitles the registered holder to purchase from ConAgra one one-thousandth of a share of series A junior participating class E preferred stock, without par value, of ConAgra at a price of $200 per one one-thousandth of a share of preferred stock, subject to adjustment. The description and terms of the rights are set forth in a rights agreement dated as of July 12, 1996, as the same may be amended from time to time, between ConAgra and ChaseMellon Shareholder Services, L.L.C., as rights agent.

    The rights become exercisable on the earlier to occur of (1) ten days following announcement that a person or group, referred to in this document as an acquiring person, has acquired 15% or more of the ConAgra common stock, the date of such announcement being called the "share acquisition date", or (2) ten business days following the commencement of, or announcement of an intention to make, a tender offer for 15% or more of the ConAgra common stock.

    Shares of preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of preferred stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 2000 times the dividend declared per share of ConAgra common stock. In the event of the liquidation, dissolution or winding up of ConAgra, the holders of the preferred stock will be entitled to a minimum preferential payment of $100 per share, plus any accrued but unpaid dividends, but will be entitled to an aggregate payment of 2000 times the payment made per share of ConAgra common stock. Each share of preferred stock will have 2000 votes, voting together with the ConAgra common stock. In the event of any merger, consolidation or other transaction in which outstanding shares of ConAgra common stock are converted or exchanged, each share of preferred stock will be entitled to receive 2000 times the amount received per share of ConAgra common stock.

    Because of the nature of the preferred stock's dividend, liquidation, voting and other rights, the value of the one one-thousandth interest in a share of preferred stock purchasable upon exercise of each right should approximate the value of two shares of ConAgra common stock.

    In the event that any person or group becomes an acquiring person, the rights agreement provides that each holder of a right, other than an acquiring person, will subsequently have the right to receive, upon exercise, shares of ConAgra common stock having a value of twice the exercise price of the right.

    In the event that, after a person or group has become an acquiring person,
(1) ConAgra engages in a merger or other business combination transaction in which ConAgra is not the surviving company or (2) 50% or more of ConAgra's assets or earning power is sold, the rights agreement provides that each holder of a right shall subsequently have the right to receive, upon exercise, shares of common stock of the acquiring company having a value of twice the exercise price of the right.

    At any time after any person or group becomes an acquiring person and prior to the earlier of one of the events described in the previous paragraph or the acquisition by the acquiring person of 50% or more of the outstanding shares of ConAgra common stock, the board of directors of ConAgra may exchange the rights, other than rights owned by the acquiring person which will have become void, in whole or in part, for shares of ConAgra common stock or preferred stock, or a series of ConAgra's preferred stock having equivalent rights, preferences and privileges.

    At any time on or prior to the share acquisition date, ConAgra may redeem the rights at a redemption price of $.01 per right.

BUSINESS COMBINATIONS UNDER DELAWARE LAW

    Delaware law restricts the ability of specified persons to engage in business combinations with a Delaware corporation.

    Section 203 of the Delaware General Corporation Law limits specified business combinations of Delaware corporations with interested stockholders. Under the Delaware General Corporation Law, if a person acquires beneficial ownership of 15% or more of the stock of a Delaware corporation, which makes that person an interested stockholder, that person generally may not engage in specified business combinations with the corporation for a period of three years following the time that the stockholder became an interested stockholder unless

    - prior to the time that the person became an interested stockholder, the corporation's board of directors approved either the acquisition of stock which resulted in the stockholder becoming an interested stockholder or the business combination,

    - upon consummation of the transaction in which the person became an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding voting stock owned by directors who are also officers and specified employee stock ownership plans, or

    - at or subsequent to the time that the person became an interested stockholder, the business combination is approved by the board of directors at an annual or special meeting by the affirmative vote of 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

TRANSFER AGENT

    The transfer agent for the ConAgra common stock is Norwest Stockholder Services.

                        COMPARISON OF RIGHTS OF HOLDERS
                            OF CONAGRA COMMON STOCK
                   AND INTERNATIONAL HOME FOODS COMMON STOCK

GENERAL

    ConAgra and International Home Foods are both incorporated under Delaware law. The rights of ConAgra and International Home Foods stockholders are currently governed by Delaware law and the respective organizational documents of each corporation. Upon completion of the merger, the rights of International Home Foods stockholders who become stockholders of ConAgra in the merger will be governed by ConAgra's certificate of incorporation and bylaws. The rights of International Home Foods stockholders under Delaware law will not change upon completion of the merger.

    The following is a comparison of:

    - The current rights of International Home Foods stockholders under the International Home Foods certificate of incorporation and bylaws; and

    - The rights International Home Foods stockholders would have as ConAgra stockholders under the ConAgra certificate of incorporation and bylaws upon the completion of the merger.

    The comparison summarizes the material differences but is not intended to list all differences between the ConAgra certificate of incorporation and bylaws and the International Home Foods certificate of incorporation and bylaws. Copies of ConAgra's certificate of incorporation and bylaws are available for inspection at the offices of ConAgra and copies will be sent to you upon request. Copies of International Home Foods' certificate of incorporation and bylaws are available for inspection at the offices of International Home Foods and copies will be sent to you upon request.

AUTHORIZED CAPITAL STOCK

    CONAGRA.  The ConAgra certificate of              INTERNATIONAL HOME FOODS.  The
incorporation authorizes the issuance of up       International Home Foods certificate of
to 1,200,000,000 shares of ConAgra common         incorporation authorizes the issuance of up
stock, par value $5.00 per share, and an          to 300,000,000 shares of International Home
aggregate of 18,050,000 shares of various         Foods common stock, $.01 par value per
series of preferred stock. The shares of          share, and 100,000,000 shares of
preferred stock are issuable in one or more       International Home Foods preferred stock,
series created by the ConAgra board, which        $.01 par value per share. The International
in creating any series is given the               Home Foods board may authorize the issuance
authority to fix the voting rights, dividend      of different classes or series of
rate, redemption provisions, liquidation          International Home Foods preferred stock and
preferences and conversion provisions.            may fix the designations, powers,
                                                  preferences and rights, qualifications,
                                                  limitations and restrictions of those
                                                  shares.

RIGHTS PLAN

    CONAGRA.  As discussed in "Description            INTERNATIONAL HOME FOODS.  International
of ConAgra Capital Stock -- Rights                Home Foods has not adopted a rights plan.
Dividend," each share of ConAgra common
stock has attached to it one-half right
issued pursuant to the ConAgra rights plan.

DIVIDENDS AND DISTRIBUTIONS

    Delaware law provides that the board of directors of ConAgra and International Home Foods may pay dividends on their common stock out of surplus or net profits. The payment of dividends is discretionary and subject to the policies of ConAgra and International Home Foods as described below.

    CONAGRA'S POLICY.  ConAgra has paid               INTERNATIONAL HOME FOODS' POLICY.
dividends on its common stock each year           International Home Foods has not paid
since 1976. ConAgra's present policy is to        dividends on its common stock, has no
continue to pay quarterly cash dividends on       present plans to do so and is restricted by
its common stock. ConAgra expects that its        its senior bank facilities from paying
dividend payments will continue to average        dividends.
in the range of 30 to 35 percent of cash
earnings. The payment of dividends in the
future for ConAgra common stock will,
however, be dependent on earnings, financial
position, cash requirements and other
relevant factors, including the satisfaction
of preferred stock dividend requirements.

PROVISIONS RELATING TO BUSINESS COMBINATIONS

    CONAGRA.  Provisions of ConAgra's                 INTERNATIONAL HOME FOODS.  The
certificate of incorporation may be deemed        International Home Foods certificate of
to have anti-takeover effects due to              incorporation and bylaws do not contain
heightened voting requirements. A                 similar provisions relating to business
description is provided in "Description of        combinations.
ConAgra Capital Stock -- Voting Rights in
Specific Cases" and "-- Rights Dividend."

NUMBER OF DIRECTORS AND TERM

    CONAGRA.  The ConAgra certificate of              INTERNATIONAL HOME FOODS.  The
incorporation provides that the number of         International Home Foods certificate of
directors of ConAgra will not be less than        incorporation and bylaws provide that the
nine or more than 16. There are currently 11      number of directors of International Home
persons serving as directors on the ConAgra       Foods will not be fewer than three or more
board. ConAgra's certificate of                   than 21. There are currently seven persons
incorporation requires the board to be            serving as directors on the International
divided into three even classes, each of          Home Foods board. The International Home
which holds a three-year term. Only one           Foods certificate of incorporation contains
class, or one-third of the directors, come        provisions for a classified board similar to
up for election at each annual meeting of         ConAgra's.
ConAgra stockholders.

AMENDMENTS TO CERTIFICATE OF INCORPORATION

    Under Delaware law, the vote of a majority of the outstanding shares entitled to vote on a proposed amendment is required to amend a company's certificate of incorporation, unless a greater vote is required by a company's certificate of incorporation.

    CONAGRA'S CERTIFICATE OF                          INTERNATIONAL HOME FOODS' CERTIFICATE OF
INCORPORATION.  The ConAgra certificate of        INCORPORATION.  The International Home Foods
incorporation requires a supermajority vote       certificate of incorporation requires the
for specified business combination                affirmative vote of not less than two-thirds
transactions with persons owning specified        of the holders of shares entitled to vote in
percentages of ConAgra common stock and to        an election of directors to amend the
amend provisions relating to ConAgra's            following articles of the International Home
classified board. See "Description of             Foods certificate of incorporation:
ConAgra Capital Stock -- Voting Rights in
Specific Cases" for a discussion of these
provisions.
                                                  -  Article Fifth, which establishes the
                                                     number of directors, a classified board,
                                                     the term of directors, the filling of
                                                     vacancies and the removal of directors;

                                                  -  Article Sixth, which prohibits
                                                     stockholders from taking action by
                                                     written consent;

                                                  -  Article Seventh, which provides that only
                                                     the board may call special meetings of
                                                     stockholders and further provides the
                                                     procedures for stockholders to propose
                                                     business and make nominations at annual
                                                     meetings;

                                                  -  Article Eighth, which establishes
                                                     director powers; and

                                                  -  Article Eleventh, which limits the
                                                     personal liability of directors for
                                                     breaches of fiduciary duties.

ADVANCE NOTICE FOR RAISING BUSINESS OR MAKING NOMINATIONS AT MEETINGS

    CONAGRA ANNUAL MEETINGS.  Stockholders            INTERNATIONAL HOME FOODS ANNUAL
who want to nominate a person as a candidate      MEETINGS.  International Home Foods
for election to the ConAgra board or propose      stockholders who intend to propose business
business at the next annual meeting must          or nominate a person for election to the
submit a nomination or notice in writing to       International Home Foods board at an annual
the Secretary of ConAgra not less than 90         meeting must submit a written notice to
nor more than 120 days prior to the               International Home Foods no less than the
anniversary of the immediately preceding          later of 60 days before the date of the
annual meeting of stockholders.                   annual meeting or 10 days after the first
                                                  public notice of the meeting is sent to
                                                  stockholders.

    CONAGRA SPECIAL MEETINGS.  Stockholders           INTERNATIONAL HOME FOODS SPECIAL
who want to nominate a person as a candidate      MEETINGS.  International Home Foods
for election to the ConAgra board at a            stockholders are not permitted to propose
special meeting of stockholders at which one      business or make nominations to the
or more directors are to be elected must          International Home Foods board at special
submit the nomination in writing to the           meetings, except as otherwise required by
Secretary of ConAgra not earlier than 120         law.
days prior to the special meeting and
generally not later than 90 days prior to
the special meeting.

                                    EXPERTS

    The financial statements and the related financial statement schedule of ConAgra as of May 30, 1999 and May 31, 1998, and for each of the three years in the period ended May 30, 1999, incorporated by reference in this registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated by reference in this registration statement, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    The financial statements of International Home Foods as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, incorporated by reference in this proxy statement/prospectus have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the issuance of the shares of ConAgra common stock offered by this proxy statement/prospectus will be passed upon for ConAgra by McGrath, North, Mullin & Kratz, P.C., Omaha, Nebraska.

    Subject to customary assumptions and representations to be made by ConAgra, International Home Foods and ConAgra's acquisition subsidiary and the satisfaction of those conditions described under "The Merger -- Material United States Income Tax Consequences -- United States Federal Income Tax Consequences of the Forward Merger Structure," Vinson & Elkins L.L.P. will give its opinion that the forward merger will qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code and the discussion of the material United States federal income tax consequences referred to under the caption "The Merger -- Material United States Federal Income Tax Consequences" is accurate.

                      WHERE YOU CAN FIND MORE INFORMATION

    ConAgra and International Home Foods file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information pertaining to ConAgra and International Home Foods should also be available for inspection at the offices of the New York Stock Exchange.

    ConAgra filed a registration statement on Form S-4 to register with the SEC the ConAgra common stock to be issued to International Home Foods stockholders in connection with the merger. This document is a part of that registration statement and constitutes a prospectus of ConAgra in addition to being a proxy statement of International Home Foods for its special meeting. As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

    The SEC allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in, or incorporated by reference in, this document. This document incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

    CONAGRA SEC FILINGS (FILE NO. 1-7275)

Annual Report on Form 10-K                     Fiscal Year ended May 30, 1999
Quarterly Reports on Form 10-Q                 Quarters ended August 29, 1999, November 28,
                                               1999 and February 27, 2000
Current Report on Form 8-K                     Dated June 22, 2000
Registration Statement on Form 8-A, as         Filed on October 1, 1997
amended

    INTERNATIONAL HOME FOODS SEC FILINGS (FILE NO. 1-13537)

Annual Report on Form 10-K                     Fiscal Year ended December 31, 1999
Proxy Statement on Schedule 14A
  for 2000 Annual Meeting                      Filed March 29, 2000
Quarterly Report on Form 10-Q                  Quarter ended March 31, 2000
Current Reports on Form 8-K                    Dated June 22, 2000 and July 20, 2000

    We are also incorporating by reference additional documents that we file with the SEC between the date of this document and the date of the International Home Foods special meeting.

    ConAgra has supplied all information contained or incorporated by reference in this document relating to ConAgra, and International Home Foods has supplied all the information relating to International Home Foods.

    If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this document. Stockholders may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate party at the following address:

ConAgra, Inc.                                  International Home Foods, Inc.
Investor Relations Department                  Investor Relations Department
One ConAgra Drive                              1633 Littleton Road
Omaha, Nebraska 68102                          Parsippany, New Jersey 07054
Tel: (800) 595-0244                            Tel: (973) 359-9920

    If you would like to request documents from us, please do so by August 15, 2000 to receive them before the International Home Foods special meeting.

    You should rely only on the information contained or incorporated by reference in this document to vote on the matter or matters presented at the International Home Foods special meeting of stockholders. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated July 21, 2000. You should not assume that the information contained in the document is accurate as of any date other than that date, and neither the mailing of this document to International Home Foods stockholders nor the issuance of ConAgra common stock in connection with the merger shall create any implication to the contrary.

                                    ANNEX A
                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                                 CONAGRA, INC.,
                           CAG ACQUISITION SUB, INC.
                                      AND
                         INTERNATIONAL HOME FOODS, INC.
                           DATED AS OF JUNE 22, 2000

                               TABLE OF CONTENTS

                                                                              PAGE
                                                                            --------
ARTICLE I     THE MERGER..................................................     A-2

Section 1.1   The Merger..................................................     A-2
Section 1.2   Closing.....................................................     A-2
Section 1.3   Effective Time..............................................     A-2
Section 1.4   Certificate of Incorporation................................     A-2
Section 1.5   By-Laws.....................................................     A-3
Section 1.6   Directors and Officers......................................     A-3

ARTICLE II    CONVERSION OF SHARES........................................     A-3

Section 2.1   Conversion of Shares........................................     A-3
Section 2.2   Exchange Procedures.........................................     A-4
Section 2.3   Dividends; Transfer Taxes; Withholding......................     A-5
Section 2.4   Fractional Shares...........................................     A-5
Section 2.5   Undistributed Exchange Fund.................................     A-6
Section 2.6   Dissenting Shares...........................................     A-6
Section 2.7   Options.....................................................     A-6
Section 2.8   Closing of Transfer Books...................................     A-8
Section 2.9   Further Assurances..........................................     A-8

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............     A-8

Section 3.1   Organization and Good Standing..............................     A-8
Section 3.2   Certificate of Incorporation and By-Laws....................     A-9
Section 3.3   Capitalization..............................................     A-9
Section 3.4   Company Subsidiaries........................................    A-10
Section 3.5   Corporate Authority.........................................    A-10
Section 3.6   Compliance with Applicable Law..............................    A-11
Section 3.7   Non-Contravention...........................................    A-11
Section 3.8   Government Approvals; Required Consents.....................    A-12
Section 3.9   SEC Documents and Other Reports.............................    A-12
Section 3.10  Absence of Certain Changes or Events........................    A-12
Section 3.11  Actions and Proceedings.....................................    A-13
Section 3.12  Absence of Undisclosed Liabilities..........................    A-13
Section 3.13  Certain Contracts and Arrangements..........................    A-13
Section 3.14  Taxes.......................................................    A-14
Section 3.15  Intellectual Property.......................................    A-16
Section 3.16  Information in Disclosure Documents and Registration
              Statement...................................................    A-16
Section 3.17  Employee Benefit Plans; ERISA...............................    A-16
Section 3.18  Environmental Matters.......................................    A-18
Section 3.19  Affiliate Transactions......................................    A-19
Section 3.20  Opinion of Financial Advisor................................    A-19
Section 3.21  Brokers.....................................................    A-19
Section 3.22  Fees........................................................    A-20
Section 3.23  Lack of Ownership of Parent Common Stock....................    A-20

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.....    A-20

Section 4.1   Organization and Good Standing..............................    A-20
Section 4.2   Certificate of Incorporation and By-Laws....................    A-21

                                                                              PAGE
                                                                            --------
Section 4.3   Capitalization..............................................    A-21
Section 4.4   Corporate Authority.........................................    A-22
Section 4.5   Compliance with Applicable Law..............................    A-22
Section 4.6   Non-contravention...........................................    A-22
Section 4.7   Government Approvals; Required Consents.....................    A-23
Section 4.8   SEC Documents and Other Reports.............................    A-23
Section 4.9   Absence of Certain Changes or Events........................    A-24
Section 4.10  Information in Disclosure Schedule and Registration
              Statement...................................................    A-24
Section 4.11  Employee Benefit Plans; ERISA...............................    A-24
Section 4.12  Lack of Ownership of Company Common Stock...................    A-24
Section 4.13  Required Vote of Parent Stockholders........................    A-24
Section 4.14  Absence of Undisclosed Liabilities..........................    A-25

ARTICLE V     CONDUCT OF BUSINESS PENDING THE MERGER......................    A-25

Section 5.1   Conduct of Business by the Company Pending the Merger.......    A-25
Section 5.2   Conduct of Business by the Parent Pending the Closing.......    A-27

ARTICLE VI    ADDITIONAL AGREEMENTS.......................................    A-27

Section 6.1   Access and Information; Confidentiality.....................    A-27
Section 6.2   No Solicitation.............................................    A-28
Section 6.3   Third-Party Standstill Agreements...........................    A-29
Section 6.4   Registration Statement......................................    A-29
Section 6.5   Proxy Statements; Stockholder Approval......................    A-30
Section 6.6   Compliance with the Securities Act..........................    A-30
Section 6.7   Other Actions...............................................    A-30
Section 6.8   Public Announcements........................................    A-32
Section 6.9   Directors' and Officers' Indemnification and Insurance......    A-32
Section 6.10  Expenses....................................................    A-33
Section 6.11  Listing Application.........................................    A-33
Section 6.12  Supplemental Disclosure.....................................    A-33
Section 6.13  Stockholder Litigation......................................    A-34
Section 6.14  Tax Matters.................................................    A-34
Section 6.15  Investigation and Agreement by the Parties; No Other
              Representations or Warranties...............................    A-34
Section 6.16  Resignations................................................    A-35
Section 6.17  Amendment of Advisory and Oversight Agreement...............    A-35
Section 6.18  Section 16(b) Board Approval................................    A-35
Section 6.19  Transfer of Assets..........................................    A-36
Section 6.20  Other Registration Statements...............................    A-36
Section 6.21  Opinion of Financial Advisor................................    A-36
Section 6.22  401(k) Plan Distributions...................................    A-36

ARTICLE VII   CONDITIONS TO CONSUMMATION OF THE MERGER....................    A-36

Section 7.1   Conditions to Each Party's Obligation to Effect the
              Merger......................................................    A-36

                                                                              PAGE
                                                                            --------
Section 7.2   Conditions to Obligation of Parent and Merger Sub to Effect
              the Merger..................................................    A-37
Section 7.3   Conditions to Obligation of the Company to Effect the
              Merger......................................................    A-37

ARTICLE VIII  TERMINATION.................................................    A-38

Section 8.1   Termination.................................................    A-38
Section 8.2   Effect of Termination.......................................    A-39

ARTICLE IX    GENERAL PROVISIONS..........................................    A-40

Section 9.1   Amendment and Modifications.................................    A-40
Section 9.2   Waiver......................................................    A-40
Section 9.3   Survivability; Investigations...............................    A-40
Section 9.4   Notices.....................................................    A-40
Section 9.5   Descriptive Headings; Interpretations.......................    A-41
Section 9.6   Entire Agreement............................................    A-41
Section 9.7   Governing Law...............................................    A-41
Section 9.8   Enforcement.................................................    A-41
Section 9.9   Counterparts................................................    A-42
Section 9.10  Assignment; Third-Party Beneficiaries.......................    A-42
Section 9.11  No Recourse Against Others..................................    A-42
Section 9.12  Severability................................................    A-42
Section 9.13  Attorneys' Fees.............................................    A-42

Exhibit "A"   Form of Stock Voting Agreement
Exhibit "B"   Form of Registration Rights Agreement
Exhibit "C"   Form of Option Consent Letter
Exhibit "D"   Form of Affiliate Letter
Exhibit "E"   Form of Tax Opinion
Exhibit "F"   Form of Amendment to Advisory Agreement
Exhibit "G"   Form of Amendment to Oversight Agreement

                             INDEX OF DEFINED TERMS

"ACCUMULATED FUNDING DEFICIENCY" has the meaning specified in Section 3.17(b).

"ADVISORY AGREEMENT" has the meaning specified in Section 3.22(b).

"ADVISORY AGREEMENT AMENDMENT" has the meaning specified in Section 6.17.

"AFFILIATE" has the meaning specified in Section 6.6.

"AGREEMENT" shall mean this Agreement and Plan of Merger.

"ANTITRUST LAWS" has the meaning specified in Section 6.7(d).

"APPLICABLE LAW" has the meaning specified in Section 3.6.

"AVERAGE TRADING PRICE" has the meaning specified in Section 2.1(a).

"BENEFIT PLANS" has the meaning specified in Section 3.17(a).

"CAP" has the meaning specified in Section 6.9(b).

"CASHOUT OPTIONS" has the meaning specified in Section 2.7(e)(ii).

"CERTIFICATE OF MERGER" has the meaning specified in Section 1.3.

"CERTIFICATE" has the meaning specified in Section 2.1(d).

"CHARTER DOCUMENTS" has the meaning specified in Section 3.2.

"CHASE" has the meaning specified in Section 3.20.

"CLASS B STOCK" has the meaning specified in Section 4.3(a).

"CLASS C STOCK" has the meaning specified in Section 4.3(a).

"CLASS D STOCK" has the meaning specified in Section 4.3(a).

"CLASS E STOCK" has the meaning specified in Section 4.3(a).

"CLOSING" has the meaning specified in Section 1.2.

"CLOSING DATE" has the meaning specified in Section 1.2.

"CODE" shall have the meaning set forth in the Recitals.

"COMPANY" shall mean International Home Foods, Inc.

"COMPANY AFFILIATE" has the meaning specified in Section 9.11.

"COMPANY 10-K" has the meaning specified in Section 3.12.

"COMPANY COMMON STOCK" has the meaning specified in Section 2.1(a).

"COMPANY DISCLOSURE SCHEDULE" has the meaning specified in Article III.

"COMPANY MATERIAL ADVERSE EFFECT" has the meaning specified in Section 3.1.

"COMPANY MULTIEMPLOYER PLAN" has the meaning specified in Section 3.17(b)(ii).

"COMPANY PERMITS" has the meaning specified in Section 3.6.

"COMPANY PLAN" has the meaning specified in Section 3.17(b)(i).

"COMPANY RULE 145 AFFILIATES" has the meaning specified in Section 6.6.

"COMPANY SEC DOCUMENTS" has the meaning specified in Section 3.9(a).

"COMPANY SEVERANCE AGREEMENTS" has the meaning specified in Section 3.13(a).

"COMPANY STOCKHOLDER MEETING" has the meaning specified in Section 6.5(a).

"COMPANY VOTING DEBT" has the meaning specified in Section 3.3(c).

"CONFIDENTIALITY AGREEMENT" has the meaning specified in Section 6.1(b).

"CONSENT" has the meaning specified in Section 6.7(b).

"CONTRACT" has the meaning specified in Section 3.7.

"COSTS" has the meaning specified in Section 6.9(a).

"DGCL" has the meaning set forth in the Recitals.

"DISSENTING SHARES" has the meaning specified in Section 2.6.

"DOJ" has the meaning specified in Section 6.7(d).

"ECONOMIC VALUE" has the meaning specified in Section 2.7(e)(iv).

"EFFECTIVE TIME" has the meaning specified in Section 1.3.

"ENVIRONMENTAL CLAIMS" has the meaning specified in Section 3.18(g)(i).

"ENVIRONMENTAL LAWS" has the meaning specified in Section 3.18(g)(ii).

"ENVIRONMENTAL PERMITS" has the meaning specified in Section 3.18(a).

"ERISA" has the meaning specified in Section 3.17(b).

"ERISA AFFILIATES" has the meaning specified in Section 3.17(b)(iii).

"EXCHANGE ACT" has the meaning specified in Section 3.8.

"EXCHANGE AGENT" has the meaning specified in Section 2.2(a).

"EXCHANGE FUND" has the meaning specified in Section 2.2(a).

"FTC" has the meaning specified in Section 6.7(d).

"GAAP" has the meaning specified in Section 3.9(a).

"GOVERNMENTAL ENTITY" has the meaning specified in Section 3.6.

"HAZARDOUS MATERIALS" has the meaning specified in Section 3.18(g)(iii).

"HICKS MUSE STOCKHOLDERS" has the meaning specified in Section 1.1.

"HMCO" has the meaning specified in Section 3.21.

"HSR ACT" has the meaning specified in Section 3.8.

"INDEMNIFIABLE CLAIM" has the meaning specified in Section 6.9(a).

"INDEMNITEE" has the meaning specified in Section 6.9(a).

"INDEMNITEE EXPENSES" has the meaning specified in Section 6.9(a).

"INDEMNITY AGREEMENT" has the meaning specified in Section 6.9(a).

"INTELLECTUAL PROPERTY" has the meaning specified in Section 3.15.

"IRS" has the meaning specified in Section 3.14(a).

"LIENS" has the meaning specified in Section 3.4.

"MATERIAL CONTRACTS" has the meaning specified in Section 3.13(a).

"MERGER" has the meaning set forth in the Recitals.

"MERGER CONSIDERATION" has the meaning specified in Section 2.1(a).

"MERGER SUB" shall mean CAG Acquisition Sub, Inc.

"MERGER SUB COMMON STOCK" has the meaning specified in Section 2.1(b).

"MEXICAN COMMISSION" has the meaning specified in Section 6.7(d).

"MEXICAN LAW" has the meaning specified in Section 6.7(d).

"MULTIEMPLOYER PLAN" has the meaning specified in Section 3.17(b)(ii).

"OPTION PLAN" has the meaning specified in Section 2.7(e)(i).

"OPTIONS" has the meaning specified in Section 2.7(e)(i).

"OTHER SUBSIDIARY" has the meaning specified in Section 3.1.

"OVERSIGHT AGREEMENT" has the meaning specified in Section 3.22(b).

"OVERSIGHT AGREEMENT AMENDMENT" has the meaning specified in Section 6.17.

"PARENT" shall mean ConAgra, Inc.

"PARENT CAPITAL STOCK" has the meaning specified in Section 4.3(a).

"PARENT COMMON STOCK" has the meaning specified in Section 2.1(a).

"PARENT DISCLOSURE SCHEDULE" has the meaning specified in Article IV.

"PARENT MATERIAL ADVERSE EFFECT" has the meaning specified in Section 4.1.

"PARENT OPTION PLANS" has the meaning specified in Section 4.3(a).

"PARENT PERMITS" has the meaning specified in Section 4.5.

"PARENT SEC DOCUMENTS" has the meaning specified in Section 4.8.

"PENSION PLAN" has the meaning specified in Section 3.17(b)(i).

"PER SHARE CASH CONSIDERATION" has the meaning specified in Section 2.1(a).

"PER SHARE STOCK CONSIDERATION" has the meaning specified in Section 2.1(a).

"PERSON" has the meaning specified in Section 9.5.

"PREFERRED STOCK" has the meaning specified in Section 3.3(a).

"PROXY STATEMENT" has the meaning specified in Section 3.16.

"REGISTRATION RIGHTS AGREEMENT" has the meaning set forth in the Recitals.

"REGISTRATION STATEMENT" has the meaning specified in Section 3.16.

"RELEASE" has the meaning specified in Section 3.18(g)(iv).

"REPORTABLE EVENT" has the meaning specified in Section 3.17(b).

"REORGANIZATION ASSUMPTIONS" has the meaning specified in Section 6.14.

"REPRESENTATIVES" has the meaning specified in Section 6.2(a).

"REVERSE MERGER ELECTION" has the meaning specified in Section 1.1.

"ROLLOVER OPTIONS" has the meaning specified in Section 2.7(e)(iii).

"SEC" has the meaning specified in Section 3.9(a).

"SECURITIES ACT" has the meaning specified in Section 3.8.

"SHARES" has the meaning specified in Section 2.1(a).

"SIGNIFICANT SUBSIDIARY" has the meaning specified in Section 3.1.

"STOCK ACTION" has the meaning specified in Section 2.1(e).

"STOCK VOTING AGREEMENTS" has the meaning set forth in the Recitals.

"SUBSEQUENT COMPANY SEC DOCUMENTS" has the meaning specified in Section 3.9(a).

"SUBSEQUENT PARENT SEC DOCUMENTS" has the meaning specified in Section 4.8.

"SUBSIDIARY" has the meaning specified in Section 3.1.

"SUPERIOR PROPOSAL" has the meaning specified in Section 6.2(b).

"SURVIVING CORPORATION" has the meaning specified in Section 1.1.

"TAKEOVER PROPOSAL" has the meaning specified in Section 6.2(a).

"TAX" has the meaning specified in Section 3.14(h).

"TAX OPINION" has the meaning specified in Section 6.14.

"TAX RETURNS" has the meaning specified in Section 3.14(h).

"TAXES" has the meaning specified in Section 3.14(h).

"TERMINATION DATE" has the meaning specified in Section 8.1(b).

"WELFARE PLAN" has the meaning specified in Section 3.17(b)(i).

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of June 22, 2000 (this "Agreement"), by and among CONAGRA, INC., a Delaware corporation ("Parent"), CAG ACQUISITION SUB, INC., a Delaware corporation and newly formed, wholly owned subsidiary of Parent (the "Merger Sub"), and INTERNATIONAL HOME FOODS, INC., a Delaware corporation (the "Company").

RECITALS:

    (a) The Boards of Directors of Parent and the Company have each approved and deem it advisable and in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions of this Agreement; and

    (b) Subject to the election provided in Section 1.1, it is intended that the transaction be accomplished by a merger of the Company with and into Merger Sub, with Merger Sub continuing as the surviving corporation, (the "Merger"); and

    (c) As a condition and an inducement to Parent and Merger Sub entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, certain stockholders of the Company, who own an aggregate of approximately 43% of the outstanding shares of Company Common Stock (as hereinafter defined), are entering into separate Stock Voting Agreements with Parent in the form of EXHIBIT "A" hereto (collectively, the "Stock Voting Agreements"); and

    (d) The Board of Directors of the Company has approved this Agreement and the Stock Voting Agreements and the transactions contemplated thereby in accordance with the provisions of Sections 203 and 251 of the General Corporation Law of the State of Delaware ("DGCL"), and has resolved, subject to the terms of this Agreement, to recommend the adoption of this Agreement by its stockholders in accordance with this Agreement; and

    (e) The Board of Directors of Merger Sub has unanimously approved this Agreement and the transactions contemplated hereby and has unanimously resolved, subject to the terms of this Agreement, to recommend the adoption of this Agreement by Parent, its sole shareholder; and

    (f) The Board of Directors of Parent has approved the transactions contemplated hereby as sole shareholder of Merger Sub; and

    (g) Concurrently with the execution and delivery of this Agreement, Parent is entering into a Registration Rights Agreement with certain stockholders of the Company in the form of EXHIBIT "B" hereto (the "Registration Rights Agreement").

    (h) The parties hereto desire, if possible, that the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereto, and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368 of the Code (subject to the election provided in Section 1.1).

AGREEMENT:

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

    Section 1.1 THE MERGER. Upon the terms and subject to the conditions contained in this Agreement, and in accordance with the DGCL, at the Effective Time (as hereinafter defined), the Company shall be merged with and into Merger Sub, the separate corporate existence of the Company shall thereupon cease, and Merger Sub shall continue as the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. In accordance with
Section 259 of the DGCL, all of the rights, privileges, powers, immunities, purposes and franchises of Merger Sub and the Company shall vest in the Surviving Corporation and all of the debts, liabilities, obligations and duties of Merger Sub and the Company shall become the debts, liabilities, obligations and duties of the Surviving Corporation. In lieu of the Company being merged with and into Merger Sub, if all of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing Date (as hereinafter defined)) have been satisfied or waived, and if either (i) the Tax Opinion (as hereinafter defined) cannot be, or is not, delivered, or (ii) Parent reasonably determines in good faith that the combination of (a) the number of Company Stockholders exercising appraisal rights pursuant to Section 262 of the DGCL, (b) the trading price of Parent Common Stock immediately prior to the Effective Time, (c) the cash portion of the Merger Consideration, and (d) the amount of cash payable in lieu of fractional shares, could result in the cash payable to or for the benefit of the Company Stockholders as a result of the Merger exceeding 60% of the total fair market value of the cash and Parent Common Stock payable and deliverable to the Company Stockholders as a result of the Merger, then, in either case, Parent shall have the right at any time prior to the Effective Time to irrevocably elect (the "Reverse Merger Election") by notice delivered to the Company, and upon the terms and subject to the conditions set forth in this Agreement, to cause the "Merger" to be a merger of Merger Sub with and into the Company at the Effective Time, in which case, following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation. If the Reverse Merger Election is made, the parties acknowledge and agree that the Merger shall not, and shall not be intended to, qualify as a reorganization under Section 368(a) of the Code.

    Section 1.2 CLOSING. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Vinson & Elkins L.L.P., 1325 Avenue of the Americas, 17th Floor, New York, New York 10019-6026, at
10:00 a.m., local time, on the second business day after the conditions set forth in Sections 7.1(a), (c) and (d) have been satisfied or on such other date and at such other time and place as Parent and the Company shall agree (the date on which the Closing actually occurs being referred to herein as the "Closing Date").

    Section 1.3 EFFECTIVE TIME. The Merger shall become effective at the time of filing of, or at such later time specified in, a properly executed certificate of merger (the "Certificate of Merger"), in the form required by and executed in accordance with the DGCL, filed with the Secretary of State of the State of Delaware, in accordance with the provisions of Section 251 of the DGCL. Such filing shall be made contemporaneously with, or immediately after, the Closing. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Merger shall become effective.

    Section 1.4 CERTIFICATE OF INCORPORATION. Unless the Reverse Merger Election is made, from and after the Effective Time, the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with Applicable Law (as hereinafter defined); provided, however, that Article I of such Certificate of Incorporation shall be amended to read in its entirety as follows: "The name of this Corporation is "International Home Foods, Inc." If the Reverse Merger Election is made, the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law.

    Section 1.5 BY-LAWS. From and after the Effective Time, the By-Laws of Merger Sub in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with Applicable Law, provided that if the Reverse Merger Election is made, the By-Laws of the Company in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with Applicable Law.

    Section 1.6 DIRECTORS AND OFFICERS. From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or By-Laws of the Surviving Corporation or as otherwise provided by law. The officers of the Company at the Effective Time shall become the officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or By-Laws of the Surviving Corporation or as otherwise provided by law.

                                   ARTICLE II
                              CONVERSION OF SHARES

    Section 2.1 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of Company Common Stock (as defined herein) or any shares of capital stock of Merger Sub:

    (a) Each share of Common Stock, par value $.01 per share, of the Company ("Company Common Stock" or "Shares") issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Section 2.1(c) hereof and Dissenting Shares (as defined in Section 2.6)) shall be converted into the right to receive (i) that number of validly issued, fully paid and nonassessable shares of Common Stock, par value $5.00 per share, of Parent ("Parent Common Stock"), determined by dividing $11.00 by the "Average Trading Price" (the "Per Share Stock Consideration"), which quotient shall be rounded to the nearest fifth decimal place and (ii) $11.00 in cash (the "Per Share Cash Consideration"). For purposes of this Agreement, "Average Trading Price" shall mean the average closing price of Parent Common Stock on the NYSE Composite Transactions List (as reprinted by THE WALL STREET JOURNAL) for the ten (10) full trading days ending on the fifth (5th) full trading day immediately preceding the Closing Date, provided, however, in no event shall the Average Trading Price (x) be greater than $22.00; nor (y) be less than $18.00. For purposes of this Agreement, "Merger Consideration" shall mean the Per Share Stock Consideration and the Per Share Cash Consideration to which holders of shares of Company Common Stock are entitled pursuant to this Section 2.1(a).

    (b) Each share of common stock, par value $.01, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one duly issued, validly authorized, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

    (c) All Shares that are owned by the Company as treasury stock shall automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

    (d) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Company Common Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and, except as otherwise provided in Sections 2.1(c) and 2.6, each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (a "Certificate") shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the applicable Merger Consideration and any dividends or other distributions to which holders become entitled all in accordance with this Agreement upon the surrender of such Certificate.

    (e) If between the date of this Agreement and the Effective Time, the Parent shall split, combine or otherwise reclassify the Parent Common Stock, or pay a stock dividend or other stock distribution in Parent Common Stock, or otherwise change the Parent Common Stock into other securities, or make any other such stock dividend or distribution in capital stock of Parent in respect of the Parent Common Stock (collectively a "Stock Action"), the Average Trading Price and the maximum and minimum limits on the adjustment of the Average Trading Price set forth in clauses (x) and (y) of Section 2.1(a), each shall be correspondingly adjusted to reflect such Stock Action, upon surrender of the certificate formerly representing Shares in the manner provided in Section 2.2 hereof.

    Section 2.2  EXCHANGE PROCEDURES.

    (a) Parent shall designate a bank or trust company to act as Exchange Agent hereunder (the "Exchange Agent"). Immediately following the Effective Time, but no later than the next business day, Parent shall deliver, in trust, to the Exchange Agent, for the benefit of the holders of Shares, for exchange in accordance with this Article II through the Exchange Agent, (i) cash in an amount necessary to make any cash payment due under Sections 2.1(a) and 2.4 hereof, and (ii) certificates evidencing the shares of Parent Common Stock issuable pursuant to Section 2.1(a) in exchange for outstanding Shares. The cash and the certificates evidencing the shares of Parent Common Stock delivered to the Exchange Agent pursuant to this Section 2.2(a) and comprising the Merger Consideration shall be hereinafter referred to as the "Exchange Fund". The Exchange Agent shall invest any cash included in the Exchange Fund in one or more bank accounts or in high-quality, short-term investments, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments will be paid to Parent.

    (b) As soon as practicable after the Effective Time, but in no event more than five business days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of Certificates (i) a form of letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and (ii) instructions for use in surrendering such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (A) that number of shares of Parent Common Stock equal to the product of the Per Share Stock Consideration multiplied by the number of Shares formerly represented by the surrendered Certificate; provided, however, that each holder shall receive cash in lieu of any fractional share of Parent Common Stock to which such holder would otherwise be entitled pursuant to Section 2.4 hereof, (B) any amounts to which the holder is entitled pursuant to Section 2.3 hereof after giving effect to any required tax withholdings, and (C) payment by check of an amount equal to the product of the Per Share Cash Consideration multiplied by the number of Shares formerly represented by the surrendered Certificate, after giving effect to any required tax withholding, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. In no event shall the holder of any such surrendered Certificate be entitled to receive interest on any cash to be received in the Merger.

    (c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration.

    (d) At the Closing and immediately after the Effective Time, any Company Rule 145 Affiliate, and any affiliate of any Company Rule 145 Affiliate, shall be entitled to surrender any Certificates and Options held by such person in exchange for (i) certificates of Parent Common Stock representing the stock portion of the Merger Consideration to which such person is entitled,
(ii) payment by wire transfer of immediately available funds of the cash portion of the Merger Consideration to which such person is entitled and (iii) in respect of such surrendered Options, the cash that such person is entitled pursuant to Section 2.7 hereof.

    Section 2.3 DIVIDENDS; TRANSFER TAXES; WITHHOLDING. No dividends or other distributions that are declared on or after the Effective Time on Parent Common Stock, or are payable to the holders of record thereof who became such on or after the Effective Time, shall be paid to any person entitled by reason of the Merger to receive certificates representing shares of Parent Common Stock, until such person shall have surrendered its Certificate(s) as provided in
Section 2.2 hereof. Subject to applicable law, there shall be paid to each person receiving a certificate representing such shares of Parent Common Stock, at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of Parent Common Stock represented by such certificate and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of Parent Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of such certificate representing shares of Parent Common Stock and the distribution of such cash payment in a name other than that of the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of whom such deduction and withholding were made by Parent or the Exchange Agent.

    Section 2.4 FRACTIONAL SHARES. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to shares shall be payable on or with respect to any fractional share and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of any such fractional share of Parent Common Stock, Parent shall pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying (i) the per share closing price of Parent Common Stock on the NYSE

Composite Transactions List (as reprinted by THE WALL STREET JOURNAL) on the date on which the Effective Time shall occur (or, if Parent Common Stock shall not trade on the NYSE on such date, the first day of trading in Parent Common Stock thereafter) by (ii) the fractional interest in a share of Parent Common Stock to which such holder would otherwise be entitled.

    Section 2.5 UNDISTRIBUTED EXCHANGE FUND. Any portion of the Exchange Fund, together with any dividends or distributions payable in respect thereof pursuant to Section 2.3 hereof, which remains undistributed to the former holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon its request, and any such former holders who have not theretofore surrendered to the Exchange Agent their certificates in compliance with this Article II shall thereafter look only to Parent for payment of their claim for the applicable Merger Consideration and any dividends or distributions with respect thereto (in each case, without interest thereon). None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    Section 2.6 DISSENTING SHARES. Each outstanding share of Company Common Stock as to which a written demand for appraisal is duly made in accordance with
Section 262 of the DGCL at or prior to the Company Stockholder Meeting and not withdrawn at or prior to the Company Stockholder Meeting and which is not voted (or consented in writing) in favor of adoption of this Agreement shall not be converted into or represent a right to receive the Merger Consideration unless and until the holder thereof shall have failed to perfect, or shall have effectively withdrawn or lost, such appraisal rights under said Section 262, at which time each such share shall be converted into the right to receive the Merger Consideration. All such shares of Company Common Stock as to which such a written demand for appraisal is so filed and not withdrawn at or prior to the Company Stockholder Meeting and which are not voted (or consented in writing) in favor of adoption of this Agreement, except any such shares of Company Common Stock the holder of which shall have effectively withdrawn or lost such appraisal rights under said Section 262, are herein referred to as "Dissenting Shares." The Company shall give Parent prompt notice upon receipt by the Company of any written demands for appraisal, withdrawal of such demands, and any other written communications delivered to the Company pursuant to said Section 262, and the Company shall give Parent the opportunity, to the extent permitted by law, to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not settle or offer to settle any such demands.

    Section 2.7  OPTIONS.

    (a) Prior to the Effective Time, the Company shall take such action as may be necessary for all Options (as hereinafter defined) granted pursuant to the Option Plan (as hereinafter defined) to be exercisable in full as of immediately prior to the Effective Time.

    (b) The Company shall take all requisite action such that, at the Effective Time, all Cashout Options (as hereinafter defined) held by each particular holder shall be canceled and such holder shall be entitled to receive from the Company, in respect of each Cashout Option, cash (subject to any applicable withholding tax) in an amount equal to the difference of (i) the product of
(x) the Per Share Cash Consideration, multiplied by (y) two and (ii) the per share exercise price of such Cashout Option. From and after the Effective Time, each Cashout Option shall only represent the right to receive the cash payment provided in this Section 2.7(b).

    (c) The Company shall take all requisite action such that, at the Effective Time, all Rollover Options (as hereinafter defined) held by each particular holder shall be assumed by Parent and deemed to constitute an option to acquire, except as provided in Section 2.7(f), on the same terms and conditions, mutatis mutandis (including, without limitation adjustments for any stock dividend, subdivision, reclassification, recapitalization, split or other similar event), as were applicable under such Rollover Option prior to the Effective Time, a number of shares of Parent Common Stock equal to the product of (i) the number of shares of Parent Common Stock the holder of such Rollover Option would have been entitled to receive pursuant to the Merger had such holder exercised such Rollover Option in full immediately prior to the Effective Time (not taking into account whether or not such Rollover Option was in fact then exercisable), multiplied by (ii) two, at a price per share equal to (x) the per share exercise price for a share of Company Common Stock purchasable pursuant to such Rollover Option as of immediately prior to the Effective Time, divided by (y) the quotient realized by dividing (1) the product of (A) the Per Share Cash Consideration, multiplied by (B) two, by (2) the Average Trading Price calculated pursuant to Section 2.1(a) and subject to the adjustment limitations contained therein.

    (d) The Company shall take all requisite action such that, at the Effective Time, there shall not be outstanding any options, warrants or other rights to acquire capital stock from the Surviving Corporation.

    (e) As used herein, the following terms shall have the following meanings:

        (i) "Options" shall mean the options issued and outstanding as of the Effective Time granted pursuant to the Company's 1997 Stock Option Plan (the "Option Plan").

        (ii) "Cashout Options" shall mean as to a particular holder of Options, that number of Options that represent one-half of Economic Value (as hereinafter defined) of all Options (rounded down to the nearest whole share of Company Common Stock) held by such holder. In determining which Options of a particular holder are to be treated as Cashout Options (x) to the extent possible Cashout Options shall be allocated equally to each particular grant of Options having different exercise prices and different remaining terms (provided that in the case of Options held by a person who is a party to a Company Severance Agreement, Cashout Options shall first be allocated to the Economic Value of all Options, if any, held by such person the exercisability of which is accelerated by Section 2.7(a) and second, as otherwise contemplated by this clause (x)) and (y) Options that do not have a positive Economic Value shall not be treated as a Cashout Option.

       (iii) "Rollover Options" shall mean as to a particular holder of Options, all Options held by such holder that are not Cashout Options.

        (iv) "Economic Value" shall mean as to each Option held by a particular holder the difference between (x) the per share exercise price thereunder for a share of Company Common Stock, determined as of immediately prior to the Effective Time, and (y) the product of (1) the Per Share Cash Consideration, multiplied by (2) two.

    (f) From and after the Effective Time, the Parent and the Surviving Corporation shall be deemed to have waived and hereby agree not to enforce any rights that they may have in respect of Rollover Options under Section 8 of the Option Plan; provided that such waiver and agreement not to enforce such provisions shall in respect of any Rollover Options that are Incentive Options be conditioned upon the holder thereof executing and delivering to the Parent a Consent Letter in the form of EXHIBIT "C" hereto consenting to the treatment from and after the Effective Time of such Incentive Options as Non-Qualified Options (as defined in the Option Plan).

    (g) In the event that the exercise of any Rollover Option would result in the issuance of a fractional share of Parent Common Stock such fractional share shall be aggregated with all other fractional shares attributable to all other Rollover Options then being exercised by such holder and to the extent that a fractional share thereafter remains then, such holder shall be entitled to receive a cash payment for any such remaining fractional share based upon the last sale price per share of Parent Common Stock on the trading day immediately preceding the date of exercise. Except as contemplated by Section 2.7(f), from and after the Effective Time, Parent and the Surviving Corporation shall comply with the terms of the Option Plan.

    (h) Prior to the Effective Time, Parent shall cause to be taken all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Rollover Options in accordance with this Section 2.7. At the Effective Time, Parent shall file with the SEC a registration statement on Form S-8 (or any successor or appropriate forms) with respect to the Parent Common Stock subject to the Rollover Options and shall use its reasonable best efforts to cause the effectiveness of such registration statement as promptly as possible (and current status of the prospectus or prospectuses contained therein) and to thereafter maintain such effectiveness for so long as any Rollover Options remain outstanding.

    Section 2.8 CLOSING OF TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to Parent, they shall be cancelled and exchanged as provided in this Article II.

    Section 2.9 FURTHER ASSURANCES. If, at any time after the Effective Time, Parent shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to or under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Except as set forth in the disclosure schedule (each reference contained herein to such disclosure schedule qualifies the referenced representation and warranty to the extent specified therein and such other representations and warranties contained herein (regardless of whether or not such representation or warranty contains a reference to such disclosure schedule) to the extent a matter in such disclosure schedule is disclosed in such a way as to make its relevance to the information called for by such other representation or warranty readily apparent on its face) of the Company attached hereto (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Merger Sub as follows:

    Section 3.1 ORGANIZATION AND GOOD STANDING. The Company and each Subsidiary (as hereinafter defined) that is a Significant Subsidiary (as hereinafter defined) and a corporation, is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and each has the corporate power and authority to carry on its business as it is now being conducted. Each Other Subsidiary (as hereinafter defined) that is a corporation is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and each has the corporate power and authority to carry on its business as it is now being conducted, except where the failure (i) to be so organized, validly existing or in good standing, or (ii) to have such power and authority, would not reasonably be expected to have a material adverse effect, individually or in the aggregate, on the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, or the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement (a "Company Material Adverse Effect"). Each other Subsidiary that is a partnership or a limited liability company is duly organized and validly existing under the laws of its jurisdiction of organization, and each has the power and authority to carry on its business as it is now being conducted, except where the failure (i) to be so organized and validly existing or (ii) to have such power and authority, would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Subsidiary that is a corporation is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. As used in this Agreement, a "Subsidiary" of any person means any corporation or other organization, whether incorporated or unincorporated,
(i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. As used in this Agreement, a "Significant Subsidiary" has the meaning assigned to such term in Regulation S-X promulgated under the Securities Act. As used in this Agreement, the term "Other Subsidiary" shall mean any Subsidiary that is not a Significant Subsidiary. Except as set forth in SECTION 3.1 of the Company Disclosure Schedule, the Company does not have any non-corporate subsidiaries.

    Section 3.2 CERTIFICATE OF INCORPORATION AND BY-LAWS. True, correct and complete copies of the Certificate of Incorporation and By-laws or equivalent organizational documents, each as amended to date, of the Company and each of its Significant Subsidiaries have been delivered to Parent. The Certificate of Incorporation, By-laws and equivalent organizational documents (collectively the "Charter Documents") of the Company and each of its Significant Subsidiaries are in full force and effect. Neither the Company nor any of its Significant Subsidiaries is in violation of any provision of its Charter Documents. The Charter Documents of each Subsidiary that is not a Significant Subsidiary are in full force and effect, and no such Subsidiary is in violation of any provision of its Charter Documents, except where the failure of such Charter Documents to be in full force and effect, or where such violation, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

    Section 3.3  CAPITALIZATION.

    (a) The authorized capital stock of the Company consists of (i) 300,000,000 shares of Common Stock, $0.01 par value, and (ii) 100,000,000 shares of preferred stock, $0.01 par value ("Preferred Stock"). As of May 31, 2000,
(i) 78,530,049 shares of Company Common Stock were issued, of which 74,130,049 were outstanding and 4,400,000 shares were held in the treasury of the Company, and (ii) 13,444,021 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Options. The Company has no shares of Preferred Stock issued and outstanding. Since May 31, 2000, the Company has not issued any shares of capital stock, or any security convertible into or exchangeable for shares of such capital stock, other than the issuance of shares of Company Common Stock upon the exercise of Options and since May 31, 2000, the Company has not acquired any additional shares of Company Common Stock in treasury. There were outstanding, as of May 31, 2000, no options, warrants or other rights to acquire (including through the conversion or exchange of securities) capital stock from the Company other than the Options, representing in the aggregate the right to purchase 11,216,002 shares of Company Common Stock under the Option Plan. Except as disclosed in SECTION 3.3 of the Company Disclosure Schedule, no options or warrants or other rights to acquire capital stock from the Company have been issued or granted since May 31, 2000. As of May 31, 2000, the weighted average exercise price of the Options was approximately $12.158. All of the issued and outstanding Shares are, and any shares of Company Common Stock which may be issued upon the exercise of Options will be, validly issued, fully paid and nonassessable, and not subject to preemptive rights.

    (b) Except as described in Section 3.3(a) hereof: (i) no shares of capital stock or other equity securities of the Company are authorized, issued or outstanding, or reserved for issuance, and there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party relating to the issued or unissued capital stock or other equity interests of the Company or any of its Subsidiaries, requiring the Company or any of its Subsidiaries to grant, issue or sell any shares of the capital stock or other equity interests of the Company or any of its Subsidiaries by sale, lease, license or otherwise; (ii) neither the Company nor its Subsidiaries have any obligations, contingent or otherwise, to repurchase, redeem or otherwise acquire any shares of the capital stock or other equity interests of the Company or its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries (individually or in the aggregate), directly or indirectly, owns, or has agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such equity interests, of any corporation, partnership, joint venture or other entity which would be material in value to the Company, except as disclosed in SECTION 3.3 of the Company Disclosure Schedule, and all of such investments are owned free and clear of all Liens (as hereinafter defined), except as disclosed in SECTION 3.3 of the Company Disclosure Schedule; and
(iv) there are no voting trusts, proxies or other agreements or understandings to or by which the Company or any of its Subsidiaries is a party or is bound with respect to the voting of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries.

    (c) No bonds, debentures, notes or other indebtedness of the Company having the right to vote (whether currently or upon the occurrence of an event) on any matters on which stockholders of the Company or any of its Subsidiaries may vote ("Company Voting Debt") are issued or outstanding or subject to issuance.

    Section 3.4 COMPANY SUBSIDIARIES. SECTION 3.4 of the Company Disclosure Schedule sets forth a list of each Subsidiary of the Company. All of the outstanding shares of capital stock or other ownership interests in each of the Company's Subsidiaries have been validly issued, and are fully paid, nonassessable and, except as disclosed in SECTION 3.4 of the Company Disclosure Schedule, are owned by the Company or another Subsidiary of the Company free and clear of all pledges, claims, options, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), and are not subject to preemptive rights.

    Section 3.5  CORPORATE AUTHORITY.

    (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, in the case of the consummation of the Merger, subject to the adoption of this Agreement by the Company's stockholders, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by its Board of Directors and, in the case of the consummation of the Merger, except for the adoption of this Agreement by the Company's stockholders, no other corporate or stockholder action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms. The preparation, filing and distribution of the Proxy Statement (as hereinafter defined) to be filed with the SEC has been duly authorized by the Board of Directors of the Company.

    (b) Prior to execution and delivery of this Agreement and the Stock Voting Agreements, the Board of Directors of the Company (at a meeting duly called and held) has (i) approved and declared advisable this Agreement, the Stock Voting Agreements, the Merger and the other transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger and all other transactions contemplated hereby or thereby the restrictions contained in Section 203 of the DGCL, (ii) determined that the transactions contemplated hereby are fair to and in the best interests of the holders of Company Common Stock, and (iii) determined to recommend this Agreement to the Company's stockholders for adoption at the stockholders meeting contemplated by
Section 6.5(a) hereof. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock, voting together as a single class, is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement or to approve the Merger or the transactions contemplated hereby. The Company has taken all steps necessary to approve and irrevocably exempt the transactions contemplated by this Agreement and the Stock Voting Agreements from the provisions of Section 203 of the DGCL and from any applicable charter, organizational document or other agreement, arrangement or understanding to which the Company is a party containing any change of control, "anti-takeover" or similar provision. To the Knowledge of the Company, no other state or foreign takeover statute is applicable to the Merger or the other transactions contemplated herein.

    Section 3.6 COMPLIANCE WITH APPLICABLE LAW. (i) Each of the Company and its Subsidiaries holds, and is in compliance with the terms of, all permits, licenses, exemptions, orders and approvals of all Governmental Entities (as hereinafter defined) necessary for the conduct of their respective businesses ("Company Permits"), except for failures to hold or to comply with such Company Permits which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (ii) with respect to the Company Permits, (x) no action or proceeding is pending or, to the knowledge of the Company, threatened, and (y) to the knowledge of the Company, no fact exists or event has occurred that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (iii) the business of the Company and its Subsidiaries is being conducted in compliance with all applicable laws, ordinances, regulations, judgments, decrees or orders ("Applicable Law") of any federal, state, local, foreign or multinational court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or administrative agency or commission (a "Governmental Entity"), except for violations or failures to so comply that would not, individually, or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (iv) no investigation or review by any Governmental Entity with respect to the Company or its Subsidiaries is pending or, to the knowledge of the Company, threatened, other than, in each case, those which would not, individually, or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

    Section 3.7 NON-CONTRAVENTION. Except as disclosed in SECTION 3.7 of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license (any of the foregoing, a "Contract") binding upon the Company or any of its Subsidiaries, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the Certificate of Incorporation or By-Laws or other equivalent organizational document, in each case as amended, of the Company or any of its Subsidiaries, or (iii) conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (i) and (iii), any such right of termination, cancellation or acceleration, violation, conflict, default, right, loss or Lien that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

    Section 3.8 GOVERNMENT APPROVALS; REQUIRED CONSENTS. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) except: (i) in connection, or in compliance, with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any non-United States competition, antitrust and investment laws and any applicable state securities or "blue sky" law, (ii) the filing of a notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) the filing of notification under the Competition Act (Canada), (iv) filings under the Mexican Law (as defined in Section 6.7),
(v) the filing of Certificate of Merger with the Secretary of State of the State of Delaware, (vi) such consents, approvals, authorizations, permits, filings and notifications listed in SECTION 3.8 of the Company Disclosure Schedule,
(vii) filing required by the NYSE, (viii) filings required in connection with Company Permits, (ix) in connection, or in compliance, with the provisions of federal, state, local and foreign tax law and (x) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

    Section 3.9 SEC DOCUMENTS AND OTHER REPORTS. The Company has filed all documents required to be filed prior to the date hereof by it and its Subsidiaries with the Securities and Exchange Commission (the "SEC") since November 19, 1997 (the "Company SEC Documents"). Except as set forth in
SECTION 3.9 of the Company Disclosure Schedule, as of their respective dates, or if amended, as of the date of the last such amendment, the Company SEC Documents complied, and all documents required to be filed by the Company with the SEC after the date hereof and prior to the Effective Time (the "Subsequent Company SEC Documents"; provided, however, that the Subsequent Company SEC Documents shall not include the Proxy Statement) will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and none of the Company SEC Documents contained, and the Subsequent Company SEC Documents will not contain, any untrue statement of a material fact or omitted, or will omit, to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. The consolidated financial statements (including related notes) of the Company included in the Company SEC Documents fairly present in all material respects, and the consolidated financial statements (including related notes) of the Company included in the Subsequent Company SEC Documents will fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal and recurring year-end audit adjustments which were not, and, as to the Subsequent Company SEC Documents, are not expected to be, material and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act and the rules and regulations promulgated thereunder) in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Since December 31, 1999, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as may be required by GAAP.

    Section 3.10 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Company SEC Documents, since December 31, 1999, the Company and its Subsidiaries have conducted their respective businesses and operations in all material respects in the ordinary and usual course consistent with past practice and, except as set forth in the Company SEC Documents or SECTION 3.10 of the Company Disclosure Schedule, there has not occurred (i) through the date hereof, any change in the business, condition (financial or otherwise) or the results of operations of the Company and its

Subsidiaries that has caused a Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or distribution of any kind by the Company on any class of its capital stock; (iii) any material increase in the compensation payable or to become payable by the Company or any Subsidiary to its directors, officers or management employees or any material increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers or management employees; (iv) any material change by the Company or its Subsidiaries in accounting methods, principles or practices except as required by GAAP; (v) any material change in financial or tax accounting methods, principles or practices by the Company or any Subsidiary, except insofar as may have been required by the Code; or (vi) any event that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1 hereof.

    Section 3.11 ACTIONS AND PROCEEDINGS. Except as set forth in the Company SEC Documents, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against the Company or any of its Subsidiaries, any of their properties, assets or business, or, to the knowledge of the Company, any of the Company's or its Subsidiaries' current or former directors or officers or any other person whom the Company or any of its Subsidiaries has agreed to indemnify, as such other than those that would not reasonably be expected to have a Company Material Adverse Effect. Except for such actions contemplated by Section 6.13 that may arise after the date hereof, or as set forth in SECTION 3.11 of the Company Disclosure Schedule or in the Company SEC Documents, there are no actions, suits or legal, administrative, regulatory or arbitration proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, any of their properties, assets or business, or, to the knowledge of the Company, any of the Company's or its Subsidiaries' current or former directors or officers or any other person whom the Company or any of its Subsidiaries has agreed to indemnify, as such, that (individually or in the aggregate) are reasonably likely to have a Company Material Adverse Effect, and, except for such actions contemplated by Section 6.13 that may arise after the date hereof, or as set forth in SECTION 3.11 of the Company Disclosure Schedule or in the Company SEC Documents, to the Knowledge of the Company, no event has occurred, and no state of facts exists, which are reasonably likely to result in any such action, suit or proceeding.

    Section 3.12 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in the Company SEC Documents or in SECTION 3.12 of the Company Disclosure Schedule and for liabilities or obligations which are accrued or reserved against on the balance sheet (or reflected in the notes thereto) included in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 (the "Company 10-K"), neither the Company nor any of its Subsidiaries has any liabilities or obligations (including, without limitation, Tax (as hereinafter defined) liabilities) (whether absolute, accrued, known or unknown, contingent or otherwise), other than (i) liabilities or obligations incurred in the ordinary course of business since December 31, 1999 and (ii) liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

    Section 3.13  CERTAIN CONTRACTS AND ARRANGEMENTS.

    (a) Except as disclosed in Part I of SECTION 3.13 of the Company Disclosure Schedule or as disclosed in the Company SEC Documents and except for this Agreement and the Stock Voting Agreements, as of the date hereof, there are no contracts to which the Company or any of its Subsidiaries is a party or by which it is bound which are or would be required to be filed as an exhibit to the Company SEC Documents or Subsequent Company SEC Documents (any contracts so filed or required to be so filed collectively, the "Material Contracts").
Part 1 of SECTION 3.13 of the Company Disclosure Schedule lists all contracts to which the Company or any of its Subsidiaries is a party or by which they are bound which (i) contain provisions restricting or limiting the Company's or its affiliates' ability to compete or otherwise engage in specified lines of business, or (ii) include any obligation, or contingent obligation, to provide severance, change of control, golden parachute, stay-pay or similar payments, excluding, however, severance provisions included in collective bargaining agreements, and severance policies described on Part II of
SECTION 3.13 of the Company Disclosure Schedule. The Agreements or arrangements described in Section 3.13(a)(ii) are herein referred to as "Company Severance Agreements".

    (b) The aggregate principal amount of indebtedness for borrowed money of the Company and its Subsidiaries outstanding as of the date hereof is approximately $1,145,000,000.

    (c) Neither the Company nor any of its Subsidiaries is in default under any Material Contract, and there has not occurred any event that, with the giving of notice or the lapse of time or both, would constitute such a default by the Company or any of its Subsidiaries or, to the knowledge of the Company, a default thereunder by any other party thereto, except as set forth in the Company SEC Documents or for such defaults as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

    Section 3.14  TAXES.

    (a) Except to the extent that, in the aggregate, breaches of this
Section 3.14(a) would not result in a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries has filed all Tax Returns (as hereinafter defined) required to have been filed on or prior to the date hereof, or appropriate extensions therefor have been properly obtained, and such Tax Returns are true, correct and complete; (ii) all Taxes (whether imposed directly or indirectly) shown to be due on such Tax Returns either (x) have been timely paid or (y) extensions for payment have been properly obtained or such Taxes are being timely and properly contested and, in either case, proper accruals pursuant to GAAP have been established on the Company's consolidated financial statements with respect thereto; (iii) the Company and each of its Subsidiaries have complied with all rules and regulations relating to the withholding of Taxes; (iv) except as set forth in SECTION 3.14(A) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes or Tax Returns; (v) Tax Returns of the Company and its Subsidiaries relating to federal, foreign and material state income Taxes have not been examined by the Internal Revenue Service ("IRS") or the appropriate taxing authority, except as disclosed in SECTION 3.14 of the Company Disclosure Schedule, which sets forth all closed and pending audits, examination or claims by any taxing authority of any Tax Returns, and no extension of the statute of limitations for the assessment of any federal, foreign and material state income Taxes has been granted by the Company or any of its Subsidiaries, except as disclosed in SECTION 3.14 of the Company Disclosure Schedule; (vi) no issues that have been raised by a taxing authority in connection with the examination of any federal, foreign or state Tax Returns of the Company or its Subsidiaries are currently pending; (vii) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full or are being timely and properly contested and proper accruals pursuant to GAAP have been established on the Company's consolidated financial statements with respect thereto; (viii) except as set forth in SECTION 3.14 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liability for Taxes of any person other than the Company and its Subsidiaries under (a) Treasury Regulations
Section 1.1502-6 (or any similar provision of state, local or foreign law) or
(b) any express or implied agreement; (ix) except as set forth in SECTION 3.14 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has been a member of any affiliated group within the meaning of
Section 1504(a) of the Code other than the affiliated group of which the Company is the common parent corporation; (x) the unpaid Taxes of the Company and its Subsidiaries for Tax periods from December 31, 1998 through the Closing Date are normal recurring Taxes attributable solely to the conduct of their businesses in the ordinary course and in a manner consistent with past practices, and
(xi) the Company and its Subsidiaries (or, in the case of clause (a) below, each of the Subsidiaries) as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby) do not have any: (a) excess loss accounts as defined in Treas. Reg.

Section 1.1502-19; (b) Code Section 481 adjustments allocable to the Company or any Subsidiary; or (c) deferred gains or losses allocable to the Company or its Subsidiaries arising out of any deferred intercompany transaction as defined in Treas. Reg. Section 1.1502-13 or similar provisions of U.S. federal, state, local or foreign tax law.

    (b) No examination or audit by the IRS or any taxing authority of any Tax Return of the Company and/or any of its Subsidiaries is currently in progress or, to the knowledge of the Company, threatened or contemplated, in each case, which involve claims that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect. Neither Company nor any of its Subsidiaries has been informed by any jurisdiction that the jurisdiction believes that Company or any of its Subsidiaries was required to file any Tax Return that was not filed which failure or failures, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect. The election under Section 338(h)(10) of the Code in connection with the Company's and certain Subsidiaries' acquisition from American Home Products Corporation on November 1, 1996, was made timely and properly.

    (c) Neither Company nor any of its Subsidiaries is a "consent corporation" within the meaning of Section 341(f) of the Code, and none of the assets of Company or its Subsidiaries are subject to an election under Section 341(f) of the Code.

    (d) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

    (e) Except as set forth in SECTION 3.14 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will not be deductible under either Code Section 162(m) or Code Section 280G (or cause the Company or any of its Subsidiaries to incur an obligation to reimburse a person for a Tax imposed under Code Section 4999).

    (f) Except as set forth in SECTION 3.14(F) of the Company Disclosure Schedule, since December 31, 1999, the Company and its Subsidiaries have used tax accounting methods, practices and elections consistent with past practices, and have not used any improper, invalid or inconsistent method, practice or election with respect to any period beginning on or prior to the date hereof, except to the extent such method, practice or election would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

    (g) Except as set forth in SECTION 3.14(G) of the Company Disclosure Schedule, to the knowledge of the Company, no state of facts or circumstances exists which is reasonably likely to constitute grounds for any audit or examination of, or the assessment of additional Taxes with respect to, Tax Returns previously filed, or with respect to Tax Returns previously failed to have been filed, by the Company or any of its Subsidiaries, where such audit or examination or assessment would, individually or in the aggregate, have a Company Material Adverse Effect.

    (h) For purposes of this Agreement, a "Tax" or, collectively, "Taxes" means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies, and liabilities, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use or occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any law or any agreements or arrangements with any other person with respect to such amounts and including, without limitation, any primary, contingent, transferee or successor liability for taxes of another person, a predecessor entity or former affiliate. "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

    Section 3.15 INTELLECTUAL PROPERTY. Except as set forth in SECTION 3.15 of the Company Disclosure Schedule, the Company and its Subsidiaries own, or are licensed or otherwise have the right to use, all United States and foreign issued patents, patent rights, patent applications, registered trademarks, trademark applications, registered service marks, service mark applications, trade names, copyrights, software and know-how (the "Intellectual Property") currently used by the Company and its Subsidiaries in their business, except where the failure to so own, license or otherwise have the right to use such Intellectual Property would not be reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect and except as set forth in SECTION 3.15 of the Company Disclosure Schedule, (i) the use of the Intellectual Property by the Company and its Subsidiaries does not interfere with, infringe upon, misappropriate or otherwise come into conflict with any patent, trademark, service mark, trade name, copyright, brand name, logo, symbol or other intellectual property or proprietary information of any other person, and
(ii) to the knowledge of the Company, no other person is interfering with, infringing upon, misappropriating or otherwise coming into conflict with any Intellectual Property of the Company or any of its Subsidiaries.

    Section 3.16 INFORMATION IN DISCLOSURE DOCUMENTS AND REGISTRATION STATEMENT. None of the information supplied or to be supplied by the Company for inclusion in (i) the Registration Statement on Form S-4 to be filed with the SEC under the Securities Act for the purpose of registering the shares of Parent Common Stock to be issued in connection with the Merger (the "Registration Statement") or (ii) the proxy statement/prospectus to be distributed in connection with the Company's meeting of stockholders to vote upon this Agreement (the "Proxy Statement") will, in the case of the Registration Statement, at the time it becomes effective or, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the initial mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Company Stockholder Meeting (as defined herein) to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement, as of its effective date, will comply (with respect to information relating to the Company) as to form in all material respects with the requirements of the Securities Act, and the rules and regulations promulgated thereunder, and as of the date of its initial mailing and as of the date of the Company Stockholder Meeting, the Proxy Statement will comply (with respect to information relating to the Company) as to form in all material respects with the applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation with respect to any statement in the foregoing documents based upon information supplied by Parent or Merger Sub for inclusion therein.

    Section 3.17  EMPLOYEE BENEFIT PLANS; ERISA.

    (a) SECTION 3.17(A) of the Company Disclosure Schedule sets forth the name of each Company Plan (as hereinafter defined) and of each bonus, deferred compensation (together with a list of participants therein), incentive compensation, profit sharing, salary continuation (together with a list of participants therein), employee benefit plan, stock purchase, stock option, employment, severance, termination, golden parachute, consulting or supplemental retirement plan or agreement (collectively, the "Benefit Plans"). With respect to each Benefit Plan, to the extent applicable, the Company has delivered to Parent correct and complete copies of (i) the plan documents and summary plan descriptions, (ii) the most recent determination letter received from the IRS,
(iii) the most recent Form 5500 annual report, and (iv) all related agreements, insurance contracts and other agreements which implement each Benefit Plan.

    (b) Except to the extent that, in the aggregate, breaches of this
Section 3.17(b) and Sections 3.17(c), (d) and (e) would not result in a Company Material Adverse Effect and except as described in SECTION 3.17(B) of the Company Disclosure Schedule: (i) each Company Plan and Benefit Plan complies in all respects with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and all other applicable laws and administrative or governmental rules and regulations, (ii) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Plan for which the 30-day notice requirement has not been waived (other than with respect to the transactions contemplated by this Agreement); (iii) neither the Company nor any of its ERISA Affiliates (as hereinafter defined) has withdrawn from any Company Plan under Section 4063 of ERISA or has taken, or is currently considering taking, any action to do so; and no action has been taken, or is currently being considered, to terminate any Company Plan subject to Title IV of ERISA, (iv) no Company Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, (v) there are no actions, suits or claims pending or, to the knowledge of the Company, threatened (other than routine claims for benefits) with respect to any Company Plan or Benefit Plan, (vi) neither the Company nor any of its ERISA Affiliates has incurred or would reasonably be expected to incur any liability under or pursuant to Title IV of ERISA that has not been satisfied in full, (vii) no non-exempt prohibited transactions described in
Section 406 of ERISA or Section 4975 of the Code have occurred, and (viii) all Company Plans and Benefit Plans that are intended to be qualified under
Section 401(a) of the Code have received a favorable determination letter as to such qualification from the Internal Revenue Service, and no event has occurred, either by reason of any action or failure to act, which could be expected to cause the loss of any such qualification, and the Company is not aware of any reason why any Company Plan and Benefit Plan is not so qualified in operation. As used herein: (i) "Company Plan" means a "pension plan" (as defined in Section 3(2) of ERISA, other than a Company Multiemployer Plan) or a "welfare plan" (as defined in Section 3(l) of ERISA) established or maintained by the Company or any of its ERISA Affiliates or to which the Company or any of its ERISA Affiliates has contributed in the last three years or otherwise may have any liability; (ii) "Company Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability; and (iii) "ERISA Affiliate" means any member of a "controlled group" of which the Company is a member or under "common control" with the Company (within the meaning of Section 414(b) or (c) of the Code.

    (c) SECTION 3.17(C) of the Company Disclosure Schedule sets forth the name of each Company Multiemployer Plan. With respect to each Company Multiemployer Plan, except as set forth on SCHEDULE 3.17(C) of the Company Disclosure Schedule, and except for such matters that, together with breaches of
Section 3.17(b), (d) and (e) that, in the aggregate, would not result in a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary or ERISA Affiliate has withdrawn, partially withdrawn, or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability, (ii) neither the Company nor any Company Subsidiary or ERISA Affiliate knows or has been notified by any Company Multiemployer Plan that such Company Multiemployer Plan is currently in reorganization or insolvency under or within the meaning of Sections 4241 or 4245 of ERISA, that such Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that any such plan is or may become insolvent, (iii) neither the Company nor any Company Subsidiary or ERISA Affiliate has failed to make any required contributions to any such plan,
(iv) no such plan is a party to any pending merger or asset or liability transfer, (v) to the knowledge of the Company, there are no PBGC proceedings against or affecting any such plan, and (vi) neither the Company nor any Company Subsidiary or ERISA Affiliate has (or may have as a result of the transaction contemplated hereby) any withdrawal liability by reason of the sale of assets pursuant to Section 4204 of ERISA. Except as otherwise set forth on SECTION 3.17(C) of the Company Disclosure Schedule, SECTION 3.17(C) of the Company Disclosure Schedule includes for each Company Multiemployer Plan, as of its last valuation date, the amount of potential withdrawal liability for the Company, Company Subsidiary or ERISA Affiliate, calculated according to the information made available pursuant to ERISA Section 4221(a) and identified as the specific obligor. To the knowledge of the Company, except as set forth on
SECTION 3.17(C) of the Company Disclosure Schedule, nothing has occurred or is expected to occur that would increase the amount of the total potential withdrawal liability of a specified obligor for any such plan over the amount shown in SECTION 3.17(C) of the Company Disclosure Schedule, except where such increase would not have a Company Material Adverse Effect.

    (d) Except as disclosed in SECTION 3.17(D) of the Company Disclosure Schedule, as of the last day of the most recent prior plan year, the market value of assets under each Benefit Plan subject to Title IV of ERISA, other than any Multiemployer Plan, equaled or exceeded the present value of benefit liabilities thereunder (determined in accordance with the actuarial valuation assumptions described on SECTION 3.17(D) of the Company Disclosure Schedule or the actuarial valuation report provided to Parent).

    (e) (i) Except as disclosed in SECTION 3.17(E) of the Company Disclosure Schedule, no amount payable under any Company Plan will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code; and
(ii) except as would not be reasonably likely to result in material (individually or in the aggregate) liability, the consummation of the transactions contemplated by this Agreement will not (either alone or in combination with any other event, including a termination of employment)
(A) entitle any current or former director, officer or employee of the Company or any of its ERISA Affiliates to severance pay, change of control payments, golden parachute payments, unemployment compensation or any other payment, except as expressly provided in this Agreement, (B) accelerate the time of payment or vesting, or increase the amount of, compensation or other economic benefit provided or made available to any such director, officer or employee, or
(C) accelerate or increase the funding obligation of the Company or its Subsidiaries with respect to any Company Plan.

    Section 3.18 ENVIRONMENTAL MATTERS. Except as disclosed in SECTION 3.18 of the Company Disclosure Schedule or in the Company SEC Documents, and except for such matters that would not, in the aggregate, have a Company Material Adverse
Effect:

    (a) The Company and its Subsidiaries have obtained, or have timely applied for, all environmental, health and safety permits, licenses and governmental authorizations (collectively, "Environmental Permits") necessary under applicable Environmental Laws (as hereinafter defined) to conduct their business and operations as currently conducted.

    (b) The Company and its Subsidiaries are in compliance with all applicable Environmental Laws and Environmental Permits, and neither the Company nor any of its Subsidiaries has received any written communication from any person or Governmental Entity that alleges that the Company or any of its Subsidiaries is not in such compliance.

    (c) There are no Environmental Claims (as hereinafter defined) pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries, in either case arising out of (i) any real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, or
(ii) any current or former operations of the Company or any of its Subsidiaries.

    (d) Neither the Company nor any of its Subsidiaries has retained, or assumed, either contractually or by operation of law, any liabilities of which the Company has knowledge arising under applicable Environmental Laws.

    (e) The Company and its Subsidiaries are in compliance with all applicable Environmental Laws governing the investigation, remediation and monitoring of a facility at the time of its transfer, including the New Jersey Industrial Site Recovery Act and the Connecticut Transfer Act, to the extent required to consummate the transactions contemplated by this Agreement.

    (f) To the Knowledge of the Company, no event has occurred, and no state of facts exists, that is reasonably likely to result in any Environmental Claim described in Section 3.18(c) above.

    (g) (i)   "Environmental Claims" means any and all administrative,
regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (in each case in writing) by any Person or entity (including any Governmental Entity), alleging noncompliance, violation or potential liability (including potential responsibility or liability for costs of enforcement, investigation, cleanup, governmental response, removal or remediation, for natural resources damages, property damage, personal injuries or penalties or for contribution, indemnification, cost recovery, compensation or injunctive relief) arising out of, or related to (x) the presence, Release (as hereinafter defined) or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries, or
(y) circumstances forming the basis of any violation or alleged violation of, or liability under, any Environmental Law or Environmental Permit.

       (ii) "Environmental Laws" mean all foreign, federal, state and local laws, rules, regulations, orders, decrees, common law, judgments or binding agreements issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment, including laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, transport, handling of or exposure to Hazardous Materials.

       (iii) "Hazardous Materials" means (x) any petroleum or petroleum products, fractions or wastes, radioactive materials or wastes, friable asbestos and polychlorinated biphenyls; and (y) any other chemical, material, substance or waste the generation, manufacture, processing, distribution, possession, use, treatment, storage or Release of which is prohibited, limited or regulated under any applicable Environmental Law.

       (iv) "Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

    Section 3.19 AFFILIATE TRANSACTIONS. Except as set forth in SECTION 3.19 of the Company Disclosure Schedule, or except as set forth in the Company SEC Documents, there are no material Contracts or other material transactions between the Company or any of its Subsidiaries, on the one hand, and any
(i) officer or director of the Company or of any of its Subsidiaries,
(ii) record or beneficial owner of five percent or more of any class of the voting securities of the Company or (iii) affiliate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand.

    Section 3.20 OPINION OF FINANCIAL ADVISOR. The Company has received the written opinion of Chase Securities Inc. ("Chase") in the form and substance of the written opinion provided to Parent prior to the execution and delivery of this Agreement to the effect (as provided therein) that the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view which opinion will be confirmed in writing.

    Section 3.21 BROKERS. Other than Chase and Hicks, Muse & Co. Partners, L.P. ("HMCo"), no broker, finder, investment banker or financial advisor has been retained by the Company or is entitled to any brokerage, finder's or other fee or commission from the Company in connection with the transactions contemplated by this Agreement.

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
    Section 3.22  FEES.

    (a) On the assumption that all employees subject or party to the Company Severance Agreements are terminated immediately following the Closing Date, the Company's and its Subsidiaries' obligations under the Company Severance Agreements will not exceed, in the aggregate, $15,352,000 (as such amount may be increased after September 15, 2000 for the amount of any bonus accruing after such date in accordance with the terms of the applicable Company Severance Agreements), provided that such amount does not include (i) amounts payable pursuant to the Worker Adjustment and Retraining Notification Act (or any similar state statute), (ii) amounts payable under the Company's severance policies described in SECTION 3.22 of the Company Disclosure Schedule, or
(iii) the impact of the transactions contemplated herein with respect to the Options.

    (b) Other than the Financial Advisory Agreement dated as of November 1, 1996 between the Company and HMCo (the "Advisory Agreement") and the Monitoring and Oversight Agreement dated as of November 1, 1996 between the Company and HMCo (the "Oversight Agreement"), and except as set forth in SECTION 3.22 of the Company Disclosure Schedule, there is no agreement or other arrangement between the Company or any Subsidiary and HMCo or any affiliate of HMCo (including, without limitation, Hicks, Muse, Tate & Furst Incorporated and its affiliates). The compensation, fees and other amounts, excluding the reimbursement of expenses, payable by the Company or its Subsidiaries pursuant to the Advisory Agreement as a result of the transactions contemplated herein shall not exceed, in the aggregate, $10,000,000. No additional amounts will be paid or payable under the Oversight Agreement other than regularly scheduled payments. In addition to the foregoing, HMCO shall be entitled to reimbursement of expenses through the Closing Date pursuant to the terms of the Advisory Agreement and the Oversight Agreement provided that such expenses shall not exceed $50,000 in the aggregate.

    (c) The fees payable by the Company or its Subsidiaries to Chase for the fairness opinion referred to in Section 3.20 above shall not exceed $2,000,000, plus any required expense reimbursement.

    Section 3.23 LACK OF OWNERSHIP OF PARENT COMMON STOCK. Neither the Company nor any of its Subsidiaries owns any shares of Parent Common Stock (exclusive of any shares owned by Company Plans).

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF PARENT AND
                                   MERGER SUB

    Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

    Section 4.1 ORGANIZATION AND GOOD STANDING. Each of Parent, Merger Sub and each Subsidiary of Parent that is a Significant Subsidiary and a corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each has the corporate power and authority to carry on its business as it is now being conducted. Each Other Subsidiary that is a corporation is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and each has the corporate power and authority to carry on its business as it is now being conducted, except where the failure (i) to be so organized, validly existing or in good standing, or (ii) to have such power and authority, would not reasonably by expected to have a material adverse effect, individually or in the aggregate, on the business, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries taken as a whole, or the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement (a "Parent Material Adverse Effect"). Parent, Merger Sub and each Significant Subsidiary that is a corporation is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its

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activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Parent Material Adverse Effect.

    Section 4.2 CERTIFICATE OF INCORPORATION AND BY-LAWS. True, correct and complete copies of the Certificates of Incorporation and By-laws or equivalent organizational documents, each as amended to date, of Parent and Merger Sub have been made available to the Company. The Certificates of Incorporation and By-laws, or equivalent organizational documents, of Parent and each of its Subsidiaries are in full force and effect. Neither Parent nor any of its Subsidiaries is in violation of any provision of its Certificate of Incorporation, By-laws or equivalent organizational documents.

    Section 4.3  CAPITALIZATION.

    (a) The authorized capital stock of Parent consists of (i) 1,200,000,000 shares of Common Stock, par value $5.00 per share, constituting Parent Common Stock, (ii) 150,000 shares of parent Class B Preferred Stock, $50.00 par value ("Class B Stock"), (iii) 250,000 shares of Parent Class C Preferred Stock, $100.00 par value ("Class C Stock"), (iv) 1,100,000 shares of Parent Class D Preferred Stock, without par value ("Class D Stock"), and (v) 16,550,000 shares of parent Class E Preferred Stock, without par value ("Class E Stock"). The Class B Stock, Class C Stock, Class D Stock and Class E Stock, together with Parent Common Stock, is referred to as the "Parent Capital Stock". As of
May 28, 2000, (x) 492,347,367 shares of Parent Common Stock were issued and outstanding, (y) 25,627,130 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock, and (z) 31,789,509 shares of Parent Common Stock were held in the treasury of Parent. Parent has no shares of Class B Stock, Class C Stock,
Class D Stock or Class E Stock issued and outstanding. Since May 28, 2000 through the date hereof, Parent has not issued any shares of its capital stock, or any security convertible into or exchangeable for shares of such capital stock, other than upon the exercise of stock options and, since May 27, 2000 through the date hereof, Parent has not acquired any additional shares of Parent Common Stock in treasury. Except as set forth in the Parent SEC Documents, there were outstanding as of May 28, 2000, no options, warrants or other rights to acquire (including through the conversion or exchange of securities) capital stock from Parent other than stock options representing in the aggregate the right to purchase 25,627,130 shares of Parent Common Stock under the Parent 1982 Stock Plan, 1985 Stock Plan, 1990 Stock Plan, 1995 Stock Plan, Golden Valley Stock Plan and Goodmark Stock Plan (the "Parent Option Plans"). Except pursuant to the Parent Option Plans, no options or warrants or other rights to acquire capital stock from the Company have been issued or granted since May 28, 2000 through the date hereof. As of May 28, 2000, the weighted average exercise price of such options issued by Parent was approximately $23.2941. The authorized capital stock of Merger Sub consists of 10,000 shares of Common Stock, par value $.01 per share, constituting the Merger Sub Common Stock. As of the date hereof, 1,000 shares of Merger Sub Common Stock are issued and outstanding, all of which are owned by Parent, and no shares of Merger Sub Common Stock are held in the treasury of Merger Sub. All of the issued and outstanding shares of Parent Common Stock and Merger Sub Common Stock have been validly issued, and are fully paid and nonassessable, and are not subject to preemptive rights. Each share of Parent Common Stock to be issued in connection with the Merger or upon exercise of the Rollover Options has been duly authorized and, when so issued, will be fully paid and nonassessable, and will not be subject to preemptive rights.

    (b) Except as set forth in the Parent SEC Documents, and except as described in Section 4.3(a), as of the date hereof, (i) no shares of capital stock or other equity securities of Parent or Merger Sub are authorized, issued or outstanding, or reserved for issuance and there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which Parent or Merger Sub or any of their respective Subsidiaries is a party relating to the issued or unissued capital stock or other equity interests of Parent or Merger Sub, requiring Parent or Merger Sub to grant, issue or sell any shares of the capital stock or other equity interests of Parent or Merger Sub or any of their respective Subsidiaries by sale, lease, license or otherwise; (ii) neither Parent nor any of its Subsidiaries have any obligation, contingent or otherwise, to repurchase, redeem or otherwise acquire any shares of the capital stock or other equity interests of Parent or Merger Sub or any of their respective Subsidiaries; (iii) none of Parent or Merger Sub or any of their respective Subsidiaries (individually or in the aggregate), directly or indirectly, owns, or has agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such equity interests, of any corporation, partnership, joint venture or other entity which would be material in value to Parent; and (iv) there are no voting trusts, proxies or other agreements or understandings to or by which Parent or Merger Sub or any of their respective Subsidiaries is a party or is bound with respect to the voting of any shares of capital stock or other equity interests of Parent or Merger Sub or any of their respective Subsidiaries.

    (c) No bonds, debentures, notes or other indebtedness of Parent or Merger Sub having the right to vote (whether currently or upon the occurrence of an event) on any matters on which the stockholders of Parent, Merger Sub or any of its other Subsidiaries may vote are issued or outstanding or subject to issuance.

    Section 4.4  CORPORATE AUTHORITY.

    (a) Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by its respective Board of Directors and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub and is enforceable against Parent and Merger Sub in accordance with its terms. The preparation and filing of the Registration Statement to be filed with the SEC has been duly authorized by the Board of Directors of Parent.

    (b) Prior to the execution and delivery of this Agreement and the Stock Voting Agreements, the Board of Directors of each of Parent and Merger Sub (at a meeting duly called and held) has (i) approved and declared advisable this Agreement, the Stock Voting Agreements, the Merger and the other transactions contemplated hereby and thereby, and (ii) determined that the transactions contemplated hereby are fair to and in the best interests of the holders of Parent Common Stock and Merger Sub Common Stock.

    Section 4.5 COMPLIANCE WITH APPLICABLE LAW. (i) Each of Parent and its Subsidiaries holds, and is in compliance with the terms of, all permits, licenses, exemptions, orders and approvals of all Governmental Entities necessary for the conduct of their respective business ("Parent Permits"), except for failures to hold or to comply with such Parent Permits which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; (ii) with respect to the Parent Permits, no action or proceeding is pending or, to the knowledge of Parent, threatened, and, to the knowledge of Parent, no fact exists or event has occurred that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; (iii) the business of Parent and its Subsidiaries is being conducted in compliance with all Applicable Laws of any Governmental Entity, except for violations or failures to so comply that would not, individually, or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; and (iv) no investigation or review by any Governmental Entity with respect to Parent or its Subsidiaries is pending or, to the knowledge of Parent, threatened, other than, in each case, those which would not, individually, or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

    Section 4.6 NON-CONTRAVENTION. The execution and delivery by Parent and Merger Sub of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, any Contract binding upon Parent or any of its Subsidiaries, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the Certificate of Incorporation or By-Laws or other equivalent organizational document, in each case as amended, of Parent or any of its Subsidiaries, or (iii) conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, right, loss or Lien that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

    Section 4.7 GOVERNMENT APPROVALS; REQUIRED CONSENTS. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or is necessary for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) except: (i) in connection, or in compliance, with the provisions of the Securities Act, the Exchange Act, any non-United States competition, antitrust and investment laws and any applicable state securities or "blue sky" law, (ii) the filing of a notification under the HSR Act, (iii) the filing of a notification under the Competition Act (Canada),
(iv) filings required under the Mexican Law (as defined in Section 6.7),
(v) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (vi) in connection, or in compliance with the provisions of federal, state, local and foreign tax law, (vii) filing required by the NYSE, and (viii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

    Section 4.8 SEC DOCUMENTS AND OTHER REPORTS. Parent has filed all documents required to be filed prior to the date hereof by it and its Subsidiaries with the SEC since May 25, 1997 (the "Parent SEC Documents"). As of their respective dates, or if amended as of the date of the last such amendment, the Parent SEC Documents complied, and all documents required to be filed by Parent with the SEC after the date hereof and prior to the Effective Time ("Subsequent Parent SEC Documents; provided, however, that the Subsequent Parent SEC Documents shall not include the Registration Statement") will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and none of the Parent SEC Documents contained, and the Subsequent Parent SEC Documents will not contain, any untrue statement of a material fact or omitted, or will omit, to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. The consolidated financial statements (including related notes) of Parent included in the Parent SEC Documents fairly present in all material respects, and the consolidated financial statements (including related notes) of Parent included in the Subsequent Parent SEC Documents will fairly present in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act and the rules and regulations promulgated thereunder) in conformity with GAAP (except in the case of the unaudited statements) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Since May 30, 1999, Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as may be required by GAAP.

    Section 4.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Parent SEC Documents, since May 30, 1999, Parent and its Subsidiaries have conducted their respective businesses and operations in all material respects in the ordinary and usual course consistent with past practice and, except as set forth in the Parent SEC Documents, there has not occurred (i) through the date hereof, any change in the business, condition (financial or otherwise) or the results of operations of Parent and its Subsidiaries that would reasonably be expected to have a Parent Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or distribution of any kind by Parent on any class of its capital stock (other than regular quarterly dividends); (iii) any material increase in the compensation payable or to become payable by Parent or any Subsidiary to its directors, officers or management employees or any material increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers or management employees; (iv) any material change by Parent or its Subsidiaries in accounting methods, principles or practices except as required by GAAP; or
(v) any material change in financial or tax accounting methods, principles or practices by Parent or any Subsidiary, except insofar as may have been required by the Code.

    Section 4.10 INFORMATION IN DISCLOSURE DOCUMENTS AND REGISTRATION STATEMENT. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion in (i) the Registration Statement or (ii) the Proxy Statement will, in the case of the Registration Statement, at the time it becomes effective or, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the initial mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meeting of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement, as of its effective date, will comply (with respect to information relating to Parent and Merger Sub) as to form in all material respects with the requirements of the Securities Act, and the rules and regulations promulgated thereunder, and as of the date of its initial mailing and as of the date of the Company Stockholders Meeting, the Proxy Statement will comply (with respect to information relating to Parent and Merger
Sub) as to form in all material respects with the applicable requirements of the Exchange Act, and the rules and regulated thereunder. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation with respect to any statement in the foregoing documents based upon information supplied by the Company for inclusion therein.

    Section 4.11 EMPLOYEE BENEFIT PLANS; ERISA. Except as described in any of the Parent SEC Documents, as of the date hereof all "employee benefit plans" as defined in Section 3(3) of ERISA, maintained or contributed to by Parent or its Subsidiaries are in material compliance with their terms and all applicable provisions of ERISA, the Code and any other applicable legislation, and Parent and its Subsidiaries do not have any liabilities or obligations with respect to any such employee benefit plans, whether or not accrued, contingent or otherwise, except (a) as described in any of the Parent SEC Documents and
(b) for instances of noncompliance or liabilities or obligations that would not in the aggregate have a Parent Material Adverse Effect.

    Section 4.12 LACK OF OWNERSHIP OF COMPANY COMMON STOCK. Neither Parent nor any of its Subsidiaries owns any shares of Company Common Stock or other securities convertible into shares of Company Common Stock (exclusive of any shares owned by Parent's employee benefit plans).

    Section 4.13 REQUIRED VOTE OF PARENT STOCKHOLDERS. No vote of the stockholders of Parent or Merger Sub (other than written consent of Parent Sub as sole shareholder of Merger Sub to the adoption of this Agreement, which written consent is being delivered contemporaneously with the execution of this Agreement) is required by law or by the charter or by-laws of Parent or Merger Sub in order for Parent and Merger Sub to consummate the Merger and the transactions contemplated hereby.

    Section 4.14 ABSENCE OF UNDISCLOSED LIABILITIES. As of the date hereof, neither Parent nor any of its Subsidiaries has any material liabilities or obligations or obligations (whether absolute, accrued, known or unknown, contingent or otherwise) of a type required by GAAP to be reflected on a consolidated balance sheet, other than (i) liabilities or obligations incurred in the ordinary course of business since December 31, 1999, (ii) liabilities or obligations reflected in any of the Parent SEC Documents and (iii) liabilities or obligations which would not in the aggregate reasonably be expected to have a Parent Material Adverse Effect.

                                   ARTICLE V
                     CONDUCT OF BUSINESS PENDING THE MERGER

    Section 5.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. Prior to the Effective Time, unless Parent shall otherwise agree in writing or as set forth in SECTION 5.1 of the Company Disclosure Schedule or in Section 2.7, 6.17 or 6.19 hereof, or as necessary or appropriate to satisfy its obligations hereunder, the Company shall conduct, and cause each of its Subsidiaries to conduct, its business only in the ordinary and usual course consistent with past practice, and the Company shall use, and cause each of its Subsidiaries to use, its reasonable best efforts to preserve intact the present business organization, keep available the services of its present officers and key employees, and preserve their existing business relationships. Without limiting the generality of the foregoing, unless Parent shall otherwise agree in writing (which agreement will not be unreasonably withheld), or as otherwise contemplated in Sections 2.7, 6.17 or 6.19 hereof or as necessary or appropriate to satisfy its obligations hereunder, or as set forth in SECTION 5.1 of the Company Disclosure Schedule, prior to the Effective Time, the Company shall not, nor shall it permit any of its Subsidiaries to:

    (a) (i) amend its Certificate of Incorporation, as amended, By-Laws or other organizational documents, (ii) split, combine or reclassify any shares of its outstanding capital stock, (iii) other than dividends from one Subsidiary to another Subsidiary or to the Company, declare, set aside or pay any dividend or other distribution payable in cash, stock or property, or (iv) directly or indirectly redeem or otherwise acquire any shares of its capital stock or shares of the capital stock of any of its Subsidiaries;

    (b) authorize for issuance, issue, deliver, sell, pledge, dispose of, encumber or grant any Lien on, or authorize or propose the issuance, delivery, sale, pledge, disposition of, encumbrance or grant of any Lien on, any shares of its capital stock or any shares of the capital stock of any of its Subsidiaries, or other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such securities or voting securities or any other ownership interest (or interest the value of which is derived by reference to any of the foregoing), or enter into any agreement with respect to any of the foregoing, other than the issuance of Company Common Stock upon the exercise of Options outstanding on the date hereof in accordance with their present terms;

    (c) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets which, taken together, do not constitute a business and which are of the type currently used in the operations of the business of the Company and its Subsidiaries in the ordinary course of business consistent with past practice); provided, however, that the foregoing shall not prohibit the creation of new Subsidiaries of the Company organized to conduct or continue activities otherwise permitted by this Agreement;

    (d) other than (i) dispositions required to be made pursuant to an agreement or contract to which the Company or any of its Subsidiaries is a party or by which it is bound as of the date of this Agreement and (ii) dispositions of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any Subsidiary of the Company to, sell, lease, encumber, license or otherwise dispose of, or agree to sell, lease, encumber, license or otherwise dispose of, any of its assets;

    (e) (i) make any loans, advances or capital contributions to, or investments in (other than acquisitions permitted by Section 5.1(c)), any other person, other than (x) by the Company or a Subsidiary of the Company to or in the Company or any direct or indirect wholly owned Subsidiary of the Company,
(y) pursuant to and in accordance with the terms of any contract or other legal obligation of the Company or any of its Subsidiaries existing at the date of this Agreement, or (z) in the ordinary course of business consistent with past practice in an aggregate amount not in excess of $5,000,000, or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans, advances or other non-equity securities not in existence as of the date of this Agreement except (x) pursuant to the credit facilities, indentures and other arrangements in existence on the date of this Agreement,
(y) for short-term borrowings (1) in the ordinary course of business consistent with past practice or (2) the proceeds of which are used to refund existing or maturing indebtedness or fund any acquisition transaction permitted by
Section 5.1(c) or (z) intercompany indebtedness between the Company and any of its wholly owned Subsidiaries or between such wholly owned Subsidiaries;

    (f) pay, satisfy, discharge or settle any material claim, liabilities or obligations (absolute, accrued, contingent or otherwise), other than in the ordinary course of business and consistent with past practice or pursuant to mandatory terms of any Company Contract in effect on the date hereof;

    (g) modify or amend, or waive any benefit of, any non-competition agreement to which the Company or any of its Subsidiaries is a party;

    (h) enter into any new material line of business, or incur or commit to any capital expenditures other than capital expenditures incurred or committed to in the ordinary course of business consistent with past practice and which, together with all such expenditures incurred or committed to during any fiscal year, are not in excess of the respective amounts by category or in the aggregate set forth in the Company's 2000 capital expenditure budget, a true and complete copy of which is set forth in SECTION 5.1 of the Company Disclosure Schedule;

    (i) voluntarily permit any insurance policy naming the Company or any Subsidiary of the Company as a beneficiary or a loss payee to be cancelled or terminated other than in the ordinary course of business;

    (j) (i) adopt, commit to adopt, enter into, terminate or amend (except as may be required by Applicable Law or existing Contracts) any employee plan, agreement, contract, arrangement or other Company Plan for the current or future benefit or welfare of any past, present or future director, officer or employee,
(ii) except as required by existing Contracts or in the ordinary course of business consistent with past practice, increase or commit or agree to increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee; provided, however, that, except as required by existing Contracts, (x) no such increase or payment shall be made to or for the benefit of any person listed in SECTION 5.1 of the Company Disclosure Schedule, and (y) with respect to officers, any such increase shall not exceed 5% of the current compensation or any such officer and such increase shall not be made without consultation with Parent, (iii) other than pursuant to Section 2.7 hereof, take any action to fund or in any other way secure, or to accelerate or otherwise remove restrictions with respect to, the payment of compensation or benefits under any employee plan, agreement, contract, arrangement or other Company Plan, (iv) issue any additional Options, or (v) make or agree to make any contribution, other than regularly scheduled contributions, to any Company Plan, except as required by law;

    (k) (i) make any change in its accounting or tax policies or procedures, except as required by Applicable Law or to comply with GAAP, (ii) change its fiscal year, or (iii) make any material Tax election, other than in the ordinary course of business consistent with past practice;

    (l) take any action with knowledge that such action could reasonably be expected to result in any of the conditions to the Merger set forth in
Article VII not being satisfied;

    (m) enter into, implement, or otherwise become subject to or bound by any new agreement, arrangement, commitment or program which provides for severance, golden parachute, unemployment, stay-pay, change of control or similar payments, or amend any existing agreement, arrangement, commitment or program which provides for such payments;

    (n) enter into any Material Contract, except as expressly permitted pursuant to this Agreement; or

    (o) authorize any of, or commit, resolve or agree to take any of, the actions prohibited by paragraphs (a) though (n) of this Section 5.1.

    Section 5.2 CONDUCT OF BUSINESS BY PARENT PENDING THE CLOSING. Except as set forth in Section 5.2 of the Parent Disclosure Schedule or as specifically permitted by any other provision of this Agreement, Parent shall not (unless required by Applicable Law or stock exchange regulations), between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following, without the prior written consent of the Company, which consent will not be unreasonably withheld:

    (a) amend or otherwise change Parent's Certificate of Incorporation or By-laws or equivalent organizational documents in a manner that adversely affects the rights of holders of Parent Common Stock or amend or otherwise change Merger Sub's Certificate of Incorporation or By-Laws;

    (b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of Parent's capital stock (other than regular quarterly cash dividends having record dates and payment dates in accordance with Parent's historical practices);

    (c) make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or a Governmental Entity; or

    (d) take any action with knowledge that such action could reasonably be expected to result in any of the conditions to the Merger set forth in
Article VII not being satisfied.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

    Section 6.1  ACCESS AND INFORMATION; CONFIDENTIALITY.

    (a) The Company shall (and shall cause its Subsidiaries and its and their respective officers, directors, employees, auditors and agents to) afford to Parent and to Parent's officers, employees, financial advisors, legal counsel, accountants, consultants and other representatives (except to the extent not permitted under Applicable Law as advised by counsel) reasonable access during normal business hours throughout the period prior to the Effective Time to all of its books and records and its properties, plants and personnel and, during such period, shall furnish promptly to Parent a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal securities laws. Parent shall (and shall cause its Subsidiaries and its and their respective officers, directors, employees, auditors and agents to) afford to the Company and to the Company's officers, employees, financial advisors, legal counsel, accountants, consultants and other representatives (except to the extent not permitted under Applicable Law as advised by counsel) reasonable access (i) by the Company throughout the period prior to the Effective Time to members of senior management of Parent to the extent reasonably necessary for the Company's Board of Directors to fulfill its fiduciary duties under applicable laws, and (ii) by Chase throughout the period prior to the Effective Time to members of senior management of Parent and to such of Parent's or its Subsidiaries' books and records

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as reasonably determined by Chase to be necessary in connection with any bringdowns or amendments of its fairness opinion.

    (b) Parent and the Company acknowledge and agree that the Confidentiality Agreement dated December 2, 1998, between the Company and Parent, as amended by that certain letter agreement dated June 9, 2000, between the Company and Parent (together, the "Confidentiality Agreement") is in full force and effect as of the date hereof.

    Section 6.2  NO SOLICITATION.

    (a) The Company shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Takeover Proposal (as hereinafter defined). The Company shall not directly or indirectly, and it shall cause its officers, directors, employees, representatives, agents or affiliates, including any investment bankers, attorneys or accountants (collectively, "Representatives") retained by the Company or any of its Subsidiaries or affiliates not to, (i) solicit, initiate, encourage or otherwise facilitate (including by way of furnishing information) any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, tender offer, recapitalization, consolidation, business combination, sale or other disposition of all or a substantial portion of the assets of the Company and its Subsidiaries, taken as a whole, sale of 15% or more of the shares of capital stock (including by way of a tender offer, share exchange or exchange offer) or similar or comparable transactions involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any one or combination of the foregoing inquiries or proposals being referred to in this Agreement as a "Takeover Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Takeover Proposal, or which may reasonably be expected to lead to a Takeover Proposal, or (iii) enter into any agreement, arrangement or understanding with respect to any such Takeover Proposal or which would require it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, the Board of Directors of the Company may, at any time prior to adoption of this Agreement by the stockholders of the Company, furnish information (pursuant to a customary confidentiality agreement no more favorable, in the aggregate, to the party receiving information than the Confidentiality Agreement, except that such confidentiality agreement need not require approval or request of the Company's Board of Directors prior to making an inquiry or Takeover Proposal to the Company or its Board of Directors to, or engage in discussions or negotiations with, any person in response to an unsolicited bona fide written Takeover Proposal of such person, if, and only to the extent that, (A) the Board of Directors of the Company, after consultation with its financial advisors and outside legal counsel to the Company, determines in good faith that such Takeover Proposal is or could reasonably be expected to lead to a Superior Proposal (as defined herein) and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person, the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person and the Company complies with Section 6.2(c).

    (b) Notwithstanding anything in this Agreement to the contrary, the Company's Board of Directors shall be permitted, at any time prior to adoption of this Agreement by the stockholders of the Company, (i) to withdraw, modify or change, or propose to withdraw, modify or change, the recommendation by the Board of Directors of this Agreement, the Merger or the other transactions contemplated by this Agreement if, after consultation with outside legal counsel, the Company's Board of Directors concludes in good faith that failure to take such action would result in a breach by the Company's Board of Directors of its fiduciary obligations under Applicable Law; or (ii) in response to an unsolicited Takeover Proposal, to approve or recommend, or propose to approve or recommend, any Takeover Proposal and, in connection therewith, to withdraw, modify or change the approval or recommendation by the Board of Directors of this Agreement, the Merger or the other transactions contemplated by this Agreement, but only if, in the case referred to in clause (ii), the Board of

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Directors of the Company concludes in good faith that such Takeover Proposal, if consummated, would constitute a Superior Proposal. "Superior Proposal" means any written Takeover Proposal which the Board of Directors of the Company determines in good faith (after consultation with its financial advisors and legal counsel) taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to the Company's stockholders (in their capacity as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed (provided that for purposes of this definition the term "Takeover Proposal" shall have the meaning assigned to such term in Section 6.2(a), except that
(x) the reference to "15%" in the definition of Takeover Proposal shall be deemed to be a reference to "50%", (y) "Takeover Proposal" must be a transaction involving the Company, and (z) no such sale or other disposition of assets shall be deemed to be a "sale or other disposition of all" or "substantial" unless such sale or other disposition is for at least 75% of the assets of the Company and its Subsidiaries, taken as a whole. Any withdrawal, modification or change in the recommendation or the determination to do so of the Company's Board of Directors of this Agreement, the Merger or the other transactions contemplated hereby made in accordance with this Section 6.2(b) shall not constitute a breach of the Company's representations, warranties, covenants or agreements contained in this Agreement. Following termination of this Agreement, a public offering by the Company of its voting securities (excluding, however, a secondary offering of securities currently held by affiliates of the Company) in a manner intended to result in a broad distribution of such securities will not constitute a "Takeover Proposal."

    (c) The Company shall notify Parent as promptly as reasonably practicable (and no later than 24 hours) after receipt by the Company of any Takeover Proposal or any request for non-public information in connection with a Takeover Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Company that it is considering making, or has made, a Takeover Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact to the extent available to the Company. The Company agrees to keep Parent informed, on a reasonably current basis, of the status and terms of any such Takeover Proposal (including any material changes to the details or terms thereof) and the status of any such discussions or negotiations.

    (d) Nothing contained in this Section 6.2 shall prohibit the Company or its Board of Directors (i) from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any legally required disclosure to the stockholders of the Company or
(ii) prior to the adoption of this Agreement by the stockholders of the Company, from taking any action as contemplated by Section 8.1(e).

    Section 6.3 THIRD-PARTY STANDSTILL AGREEMENTS. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party, except that the Company shall not be required hereunder to enforce, and may waive the terms of, any such confidentiality or standstill agreement that restricts any third party from making an inquiry or Takeover Proposal to the Company or its Board of Directors, if, after consultation with outside legal counsel, the Company's Board of Directors concludes in good faith that enforcement of such terms or failure to waive such terms would result in a breach by the Company's Board of Directors of its fiduciary obligations under Applicable Law. Simultaneously with any such waiver or such action, the Company shall be deemed to have made such waiver, or taken such action, with respect to the Confidentiality Agreement, to the same extent as such waiver or action was taken with respect to such other confidentiality or standstill agreement.

    Section 6.4 REGISTRATION STATEMENT. As promptly as practicable, Parent and the Company shall in consultation with each other prepare and file with the SEC the Proxy Statement and Registration Statement in preliminary form. Each of the Company and Parent shall use its reasonable best efforts to

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
have the Proxy Statement cleared by the SEC and the Registration Statement declared effective under the Securities Act and applicable state securities laws as soon as practicable and keep the Registration Statement effective as long as is necessary to consummate the Merger. The Company shall furnish Parent with all information concerning the Company and the holders of its capital stock and shall take such other action Parent may reasonably request in connection with the Registration Statement and the issuance of shares of Parent Common Stock in connection with the Merger. If, at any time prior to the Effective Time, any event or circumstance relating to the Company, any Subsidiary of the Company, Parent or any Subsidiary of Parent, or their respective officers or directors, should be discovered by such party which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, such party shall promptly inform the other thereof and take appropriate action in respect thereof.

    Section 6.5  PROXY STATEMENTS; STOCKHOLDER APPROVAL.

    (a) The Company, acting through its Board of Directors, shall, subject to and in accordance with Applicable Law, its Certificate of Incorporation and its By-Laws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Registration Statement becomes effective and the Proxy Statement has been cleared by the SEC a meeting of the holders of Company Common Stock for the purpose of voting to adopt this Agreement (the "Company Stockholder Meeting"), and, (i) except as set forth in Sections 6.2(b) or 6.2(d), recommend adoption of this Agreement to the stockholders of the Company and include in the Proxy Statement such recommendation and (ii) except to the extent that the Company's Board of Directors, after consultation with outside legal counsel, concludes in good faith that such action is not consistent with the Company's Board of Director's fiduciary obligations under Applicable Law take all reasonable action to solicit and obtain such approval.

    (b) The Company, as promptly as practicable, shall cause the definitive Proxy Statement to be mailed to its stockholders as soon as practicable following the date on which it is cleared by the SEC and the Registration Statement is declared effective.

    Section 6.6 COMPLIANCE WITH THE SECURITIES ACT. Prior to the Effective Time, the Company shall cause to be prepared and delivered to Parent a list (reasonably satisfactory to counsel for Parent) identifying each person who, at the time of the Company Stockholder Meeting, may be deemed to be an "affiliate" of the Company, as such term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Company Rule 145 Affiliates"). The Company shall use its reasonable best efforts to cause each person who is identified as a Company Rule 145 Affiliate in such list to deliver to Parent on or prior to the Effective Time a written agreement, substantially in the form of EXHIBIT "D" hereto.

    Section 6.7  OTHER ACTIONS.

    (a) Subject to the terms and conditions herein provided and applicable legal requirements, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to ensure that the conditions set forth in
Article VII are satisfied and to consummate and make effective the transactions contemplated by this Agreement.

    (b) Each of the parties shall use its reasonable best efforts to obtain as promptly as practicable all consents, waivers, approvals, authorizations or permits of, or registration or filing with or notification to (any of the foregoing being a "Consent"), of any Governmental Entity or any other person required in connection with, and waivers of any violations, defaults or breaches that may be caused by, the consummation of the transactions contemplated by this Agreement.

    (c) Each party hereto shall promptly inform the other of any material communication from the SEC, the United States Federal Trade Commission, the United States Department of Justice or any

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other Governmental Entity regarding any of the transactions contemplated by this
Agreement. If any party hereto or any affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement, then such party shall use commercially reasonable efforts to cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

    (d) Without limiting the generality of the foregoing, Parent will, and the Company will use its reasonable best efforts to, obtain all authorizations or waivers required under the HSR Act, the Competition Act (Canada) and the Mexican Federal Economic Competition Law (the "Mexican Law") to consummate the transactions contemplated hereby, including, without limitation, making all filings with the Antitrust Division of the Department of Justice ("DOJ") and the Federal Trade Commission ("FTC"), the Competition Bureau (Canada) and the Mexican Federal Economic Competition Commission ("Mexican Commission") required in connection therewith (the initial filing with DOJ and FTC to occur no later than five (5) business days, and the initial filing with Competition Bureau (Canada) and the Mexican Commission to occur no later than ten (10) business days, following the execution and delivery of this Agreement unless mutually agreed otherwise) and responding as promptly as practicable to all inquiries received from the DOJ, FTC, the Competition Bureau (Canada) or the Mexican Commission for additional information or documentation. Each of Parent and the Company shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act, the Competition Act (Canada) and Mexican Law. Parent and the Company shall keep each other apprised of the status of any communications with, and any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ, the Competition Bureau (Canada) and the Mexican Commission. In the event a suit is threatened or instituted challenging the Merger as violatile of the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the Competition Act (Canada), as amended, the Mexican Law, as amended, or any other federal, state or foreign law or regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint or trade (collectively, "Antitrust Laws"), each party hereto shall use its reasonable best efforts to avoid the filing of, or resist or resolve such suit. The Company shall use its reasonable best efforts to take such action as may be required, and Parent shall take all actions as may be required, in order to obtain clearance under the HSR Act, the Competition Act (Canada) and the Mexican Law in order to consummate the Merger prior to the Termination Date (as hereinafter defined). Parent shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, provided that it shall afford Company a reasonable opportunity to participate therein. In addition, Parent shall, and the Company shall use its reasonable best efforts to, take such action as may be required by any federal or state court of the United States, in any suit brought by any Governmental Entity or any other person challenging the Merger as violative of the Antitrust Laws, or in proceedings threatened by the Commissioner of Competition to bring an application under the Competition Act (Canada) or proceedings threatened by the Mexican Commission under the Mexican Law in order to avoid the entry of any permanent injunction or other permanent order which has the effect of preventing the consummation of the Merger prior to the Termination Date, and in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the transactions contemplated hereby, Parent shall take promptly any and all steps (including the appeal thereof, the posting of a bond) necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the Termination Date.

    (e) Failure of Parent to obtain clearance or expiration of the required waiting period under the HSR Act, the Competition Act (Canada) or the Mexican Law, as applicable, or to cause to be vacated, modified or suspended any injunction or order resulting from a claim that the Merger is violative of the Antitrust Laws, in either case resulting in the failure of the Merger to be consummated on or prior to the Termination Date, shall be deemed a material breach by Parent of this Section 6.7, unless such failure results from the Company's failure, in any material respects, to perform its obligations set forth in Section 6.7(d).

    (f) If Parent is required to take any action in order to comply with this
Section 6.7, Parent may take such action concurrently with the closing of the Merger on the Closing Date, and nothing in this Agreement shall require Parent to take such action prior to the Closing Date.

    Section 6.8 PUBLIC ANNOUNCEMENTS. Parent and the Company shall each use their reasonable best efforts to consult with each other before issuing any press releases or making any public statement with respect to the transactions by this Agreement and shall not issue any such press release or such public statement prior to such consultation, except as may be required by applicable law or obligations pursuant to any listing agreement with any national securities exchange.

    Section 6.9  DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.

    (a) Parent, Merger Sub and the Company agree that all rights to indemnification and all limitations on liability existing in favor of any Indemnitee (as hereinafter defined) as provided in the Company's Certificate of Incorporation, Company's By-laws, charter or By-laws of any Subsidiary of the Company or any Indemnity Agreement (as hereinafter defined) shall survive the Merger and continue in full force and effect to the fullest extent permitted by law. To the extent permitted by (i) the DGCL, or (ii) any agreement disclosed in
SECTION 6.9 of the Company Disclosure Schedule which provides for indemnification by the Company or any Subsidiary of the Company of any Indemnitee in effect on the date of this Agreement (including any indemnity provisions contained in any agreement disclosed in SECTION 6.9 of the Company Disclosure Schedule which provides for the registration of securities) (each, an "Indemnity Agreement"), advancement of Indemnitee Expenses (as hereinafter defined) pursuant to this Section 6.9 shall be mandatory rather than permissive and the Surviving Corporation shall advance Costs (as hereinafter defined) in connection with such indemnification, in all such cases subject to receipt of any undertaking to repay required by the DGCL. Parent shall cause the Surviving Corporation to expressly assume at Closing and thereafter honor in accordance with their terms, to the fullest extent permitted under the DGCL, all Indemnity Agreements. With respect to any determination of whether an Indemnitee is entitled to indemnification by the Surviving Corporation under this
Section 6.9(a), the Indemnitee shall have the right, as contemplated by the DGCL, to require that such determination be made by special, independent legal counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld), and who has not otherwise performed material services for the Company or for Indemnitee within the last three (3) years. For the purposes of this Section 6.9, (i) "Indemnitee Expenses" shall include reasonable attorneys' fees and all other costs, charges and expenses paid or incurred in connection with investigation, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any Indemnifiable Claim (as hereinafter defined), (ii) an "Indemnitee" shall mean any individual who on or prior to the Effective Time was an employee, officer or director of the Company or any of its Subsidiaries, and the heirs, executors, trustees, fiduciaries and administrators of any such employee, officer or director, (iii) "Costs" shall mean all losses, Indemnitee Expenses, claims, damages, liabilities, judgments, or amounts paid in settlement in respect to any Indemnifiable Claim, and (iv) "Indemnifiable Claim" shall mean any actual or alleged act, omission, statement, misstatement, event, or occurrence related to the fact that Indemnitee is or was a director, officer, agent, employee, or fiduciary of the Company, or is or was serving at the request of the Company as a director, officer, trustee, agent, employee, or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust, or other enterprise, or by reason of any actual or alleged thing done or not done by Indemnitee in any such capacity. For purposes of this provision, the Company agrees that Indemnitee's

                                      A-32
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service on behalf of or with respect to any Subsidiary or employee benefits plan of the Company or any Subsidiary of the Company shall be deemed to be at the request of the Company.

    (b) For a period of six years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain officers' and directors' liability insurance and fiduciary liability insurance covering the Indemnitees who are currently covered by the Company's existing officers' and directors' or fiduciary liability insurance policies on terms no less advantageous to such indemnified parties than such existing insurance; provided, however, that neither Parent nor the Surviving Corporation will be required in order to maintain such policies to pay an annual premium in excess of 150% of the greater of (i) the last annual premium paid by the Company prior to the date of this Agreement and (ii) the annual premium for the year in which the Closing occurs (the "Cap"); and provided, further, that, if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, then Parent shall, or shall cause the Surviving Corporation to, maintain policies that, in Parent's good faith judgment, provide the maximum coverage available at an annual premium equal to the Cap.

    (c) From and after the Effective Time, Parent shall cause the Surviving Corporation not to alter, amend or otherwise modify the Certificate of Incorporation or By-Laws of the Surviving Corporation in any manner that adversely affects or otherwise prejudices the rights of any of the Indemnified Parties under this Section 6.9.

    (d) Notwithstanding any other provisions hereof, the obligations of the Company, the Surviving Corporation and Parent contained in this Section 6.9 shall be binding upon the successors and assigns of Parent and the Surviving Corporation. In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that successors and assigns of the Company or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this
Section 6.9.

    (e) The obligations of the Company, the Surviving Corporation, and Parent under this Section 6.9 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 6.9 applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 6.9 applies shall be third party beneficiaries of this Section 6.9, each of whom may enforce the provisions of this Section 6.9).

    Section 6.10 EXPENSES. Except as otherwise set forth in Sections 8.2(b) and (c), each party hereto shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

    Section 6.11 LISTING APPLICATION. Parent shall cause the shares of Parent Common Stock to be issued pursuant to this Agreement in the Merger or upon exercise of the Rollover Options to be listed for trading on the New York Stock Exchange or on any securities exchange on which shares of Parent Common Stock shall be listed at the Effective Time.

    Section 6.12 SUPPLEMENTAL DISCLOSURE. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or nonoccurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.12 shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in
Article VII of this Agreement or otherwise limit or affect the remedies available hereunder to any party.

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    Section 6.13  STOCKHOLDER LITIGATION.  The Company shall give Parent the reasonable opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent's written consent, which shall not be unreasonably withheld or delayed. The assertion or filing of any such litigation shall not be a breach of Section 3.11 or Section 3.12.

    Section 6.14 TAX MATTERS. The parties acknowledge their respective desire to structure the Merger to constitute a reorganization within the meaning of
Section 368(a) of the Code, provided, however, such tax treatment shall not be a condition to either parties' obligation to close the transactions contemplated herein. Parent and the Company will use their reasonable good faith efforts to achieve such tax treatment. If based upon the Reorganization Assumptions (as defined below), the fair market value (determined as of the Effective Time) of the stock consideration provided in the Merger would be at least 40% of the fair market value (determined as of the Effective Time) of the total consideration received by the stockholders of the Company pursuant to the Merger, the Company shall deliver to Parent an opinion of Vinson & Elkins L.L.P., special counsel to the Company, in the form attached hereto as EXHIBIT "E" to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and that accordingly the Company will not recognize gain or loss for federal income tax purposes as a result of the Merger, and stockholders of the Company that do not elect dissenters' rights will not recognize gain or loss for federal income tax purposes, except to the extent of the cash payment made pursuant to Section 2.1(a) hereof and any cash received in lieu of fractional shares of Parent Common Stock, (the "Tax Opinion"). The issuance of the Tax Opinion shall be conditioned on the receipt by such tax counsel of representation letters from each of the Company, Parent, Merger Sub, and certain stockholders of the Company, in each case, in form and substance reasonably satisfactory to Vinson & Elkins L.L.P. The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such tax counsel, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect. For purposes of this Agreement the term "Reorganization Assumptions" shall mean the following assumptions: (A) the average consideration paid to all dissenting stockholders of the Company in satisfaction of their appraisal rights is $22 per share of Company Common Stock, and (B) the fair market value of Parent Common Stock as of the Effective Time is equal to the closing price of Parent Common Stock on the New York Stock Exchange at the end of the trading day immediately preceding the Effective Time of the Merger.

    Section 6.15 INVESTIGATION AND AGREEMENT BY THE PARTIES; NO OTHER REPRESENTATIONS OR WARRANTIES.

    (a) Parent and Merger Sub, on the one hand, and the Company, on the other, each acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the other party and its Subsidiaries and their businesses and operations, and such party has requested such documents and information from the other party as such party considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, acknowledge and agree that it has had an opportunity to ask all questions of and receive answers from the other party with respect to any matter such party considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. In connection with each party's investigation of the other party and its Subsidiaries and their businesses and operations, each party and its representatives have received from the other party or its representatives certain projections and other forecasts for the other party and its Subsidiaries and certain estimates, plans and budget information. Each party acknowledges and agrees that there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; that such party is familiar with such uncertainties; that such party is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it or its representatives; and that such party will not (and will cause all of its respective Subsidiaries or other Affiliates or any other person acting on its behalf to not) assert any claim or cause of action against any of the other party's direct or indirect partners, directors, officers, employees, agents, stockholders, Affiliates, consultants, counsel, accountants, investment bankers or representatives with respect thereto, or hold any such other person liable with respect thereto.

    (b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other, agrees that, except for the representations and warranties made by the other party that are expressly set forth in Article III and Article IV of this Agreement, as applicable, neither the other party nor any of its representatives or Affiliates has made and shall not be deemed to have made to such party or to any of its representatives or Affiliates any representation or warranty of any kind. Without limiting the generality of the foregoing, each party agrees that neither the other party nor any of its Affiliates makes or has made any representation or warranty to such party or to any of its representatives or Affiliates with respect to:

    (i) any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the other party or any of its Subsidiaries or the future business, operations or affairs of the other party or any of its Subsidiaries heretofore or hereafter delivered to or made available to such party or its counsel, accountants, advisors, lenders, representatives or Affiliates; and

    (ii) any other information, statement or documents heretofore or hereafter delivered to or made available to such party or its counsel, accountants, advisors, lenders, representatives or Affiliates with respect to the other party or any of its Subsidiaries or the business, operations or affairs of the other party or any of its Subsidiaries, except to the extent and as expressly covered by a representation and warranty made by the other party and contained in Article III or
         Article IV of this Agreement, as applicable.

    Section 6.16 RESIGNATIONS. At Closing, the Company shall deliver to Parent written resignations of the directors of the Company, together with those officers designated by Parent at least ten (10) days prior to the Effective Time.

    Section 6.17  AMENDMENT OF ADVISORY AND OVERSIGHT
AGREEMENTS. Simultaneously with the execution of this Agreement, the Company shall execute, and deliver to Parent a true and correct copy of, (a) an amendment to the Advisory Agreement in substantially the form attached as EXHIBIT "F" (the "Advisory Agreement Amendment") and (b) an amendment to the Oversight Agreement in substantially the form attached as EXHIBIT "G" (the "Oversight Agreement Amendment").

    Section 6.18  SECTION 16(b) BOARD APPROVAL.

    (a) Prior to Closing, the Board of Directors of Parent shall, by resolution duly adopted by such Board of Directors or a duly authorized committee of "non-employee directors" thereof, approve and adopt, for purposes of exemption from "short-swing" liability under Section 16(b) of the Exchange Act, the acquisition of Parent Common Stock at the Effective Time by officers and directors of Parent (including officers or directors of the Company who become, prior to, at, or following the Effective Time of the Merger, officers or directors of Parent) as a result of the conversion of shares of Company Common Stock in the Merger and the assumption of the Options by Parent at the Effective Time. Such resolution shall set forth the name of the applicable "insiders" for purposes of Section 16 of the Exchange Act, the number of securities to be acquired by each individual, that the approval is being granted to exempt the transaction under Rule 16b-3 under the Exchange Act, and, for the Options to be assumed by Parent at the Effective Time, the material terms of the options and warrants to purchase Parent Common Stock acquired by such insiders as a result of the assumption by Parent of such Options.

    (b) PRIOR TO CLOSING, THE BOARD OF DIRECTORS OF THE COMPANY SHALL, BY RESOLUTION DULY ADOPTED BY SUCH BOARD OF DIRECTORS OR A DULY AUTHORIZED COMMITTEE OF "NON-EMPLOYEE DIRECTORS" THEREOF, APPROVE AND ADOPT, FOR PURPOSES OF EXEMPTION FROM "SHORT-SWING" LIABILITY UNDER SECTION 16(b) OF THE EXCHANGE ACT, THE CONVERSION AT THE EFFECTIVE TIME OF THE SHARES OF THE COMPANY COMMON STOCK HELD BY OFFICERS AND DIRECTORS OF THE COMPANY INTO SHARES OF PARENT COMMON STOCK AS A RESULT OF THE CONVERSION OF SHARES IN THE MERGER, AND THE ASSUMPTION AND CASHOUT BY PARENT AT THE EFFECTIVE TIME OF THE OPTIONS OF THE OFFICERS AND DIRECTORS OF THE COMPANY. SUCH RESOLUTION SHALL SET FORTH THE NAME OF THE APPLICABLE "INSIDERS" FOR PURPOSES OF SECTION 16 OF THE EXCHANGE ACT AND, FOR EACH "INSIDER," THE NUMBER OF SHARES OF COMPANY COMMON STOCK TO BE CONVERTED INTO SHARES OF PARENT COMMON STOCK AT THE EFFECTIVE TIME, THE NUMBER AND MATERIAL TERMS OF THE OPTIONS TO BE ASSUMED AND CASHED OUT BY PARENT AT THE EFFECTIVE TIME, AND THAT THE APPROVAL IS BEING GRANTED TO EXEMPT THE TRANSACTION UNDER RULE 16B-3 UNDER THE EXCHANGE ACT.

    Section 6.19 TRANSFER OF ASSETS. Prior to the Closing, the Company shall transfer the assets set forth on SECTION 6.19 of the Company Disclosure Schedule, on an as is, where is basis, with no warranties, to an entity in which the Company has no equity interest. As consideration for such assets, such entity shall assume the lease described on SECTION 6.19 of the Company Disclosure Schedule (and obtain a release of the Company with respect thereto), and shall assume all other obligations with respect to such leased premises, including, without limitation, utilities, phone system, and equipment lease obligations. Such transfer, assignment and release shall be in form and substance reasonably satisfactory to Parent.

    Section 6.20 OTHER REGISTRATION STATEMENTS. Parent shall perform, in all material respects, its obligations under the Registration Rights Agreement required to be performed prior to the Effective Time.

    Section 6.21 OPINION OF FINANCIAL ADVISOR. A true, correct and complete copy of the written opinion delivered by Chase as set forth in Section 3.20, which opinion shall be included in the Proxy Statement, has been delivered to Parent by the Company.

    Section 6.22 401(k) PLAN DISTRIBUTIONS. The Surviving Corporation and its Subsidiaries shall, or Parent shall cause the Surviving Corporation and its Subsidiaries to, cause a distribution of vested account balances from the Company's 401(k) plan, to each employee participating in the plan who terminates employment with the Company and all ERISA Affiliates after the Closing Date, as soon as administratively feasible following such employee's termination of employment, to the extent permissible under applicable law and not inconsistent with any other contractual obligation of the Surviving Corporation, its Subsidiaries or Parent; provided, however, the preceding shall not prohibit the transfer of the assets and liabilities of any Company 401(k) plan to a 401(k) plan of the Parent.

                                  ARTICLE VII
                    CONDITIONS TO CONSUMMATION OF THE MERGER

    Section 7.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

    (a) STOCKHOLDER APPROVAL. This Agreement shall have been adopted by the requisite vote (as described in Section 3.5(b)) of the stockholders of the Company in accordance with Applicable Law.

    (b) GOVERNMENTAL APPROVALS. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would have a Material Adverse Effect on Parent or the Company (as the Surviving Corporation) or would materially impair the operations of the Surviving

Corporation, assuming the Merger had taken place, shall have been obtained, shall have been made or shall have occurred.

    (c) WAITING PERIODS. The waiting period (and any extension thereof) under the HSR Act, the Competition Act (Canada) and the Mexican Law, as applicable shall have expired or been terminated and, as applicable, clearance thereunder shall have been obtained.

    (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC.

    (e) NO INJUNCTION. No Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger or the Stock Voting Agreements illegal or otherwise prohibiting consummation of the Merger.

    Notwithstanding the foregoing provisions of this Section 7.1, if the conditions set forth herein shall not be satisfied due to Parent's failure to comply with Section 6.7(d) or (e), such failure shall not be excused by the foregoing provisions of this Section 7.1 and such failure shall constitute a material breach of this Agreement.

    Section 7.2 CONDITIONS TO OBLIGATION OF PARENT AND MERGER SUB TO EFFECT THE MERGER. The obligation of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived in writing by Parent:

    (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak expressly as of an earlier date) as of the Effective Time as though made on and as of the Effective Time; provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties (without regard to any materiality or Material Adverse Effect qualifier(s) contained in any and each such representation or warranty) would have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

    Section 7.3  CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE
MERGER. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived in writing by the Company:

    (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak expressly as of an earlier date) as of the Effective Time as though made on and as of the Effective Time; provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties (without regard to any materiality or Material Adverse Effect qualifier(s) contained in any and each such representation or warranty) would have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND MERGER SUB. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by the Chief Financial Officer of Parent to such effect.

    (c) STOCK EXCHANGE LISTING. The shares of Parent Common Stock to be issued in the Merger or upon exercise of the Rollover Options shall have been authorized for listing on the NYSE, subject to official notice of listing.

    (d) REGISTRATION RIGHTS AGREEMENT. The Parent shall have complied in all material respects with its obligations under the Registration Rights Agreement required to be performed prior to the Effective Time.

                                  ARTICLE VIII
                                  TERMINATION

    Section 8.1 TERMINATION. This Agreement may be terminated, and the Merger and the other transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company under the following circumstances:

    (a) by mutual written consent of Parent and the Company;

    (b) by either Parent or the Company, if (i) the Merger shall not have been consummated on or before November 30, 2000, as such date may be extended by the 15-day cure period provided for in Sections 8.1(d) and (f) (the "Termination Date"), or (ii) the stockholders of the Company do not adopt this Agreement by the requisite vote at a meeting duly convened therefor or any adjournment thereof; provided that the party seeking to terminate this Agreement pursuant to clause (i) of this Section 8.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before the Termination Date; and provided, further, that Parent shall have no right to terminate this Agreement under this clause (i) of this Section 8.1(b) if the Merger shall not have become effective prior to the Termination Date due to Parent's failure to comply with Section 6.7(d) or (e), which failure shall constitute a material breach of this Agreement by Parent;

    (c) by either Parent or the Company, if any permanent injunction, order, decree or ruling by any Governmental Entity of competent jurisdiction preventing the consummation of the Merger shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used reasonable best efforts to remove such injunction or overturn such action; provided, further, that Parent shall have no right to terminate this Agreement under this Section 8.1(c) if the Merger shall not become effective prior to the Termination Date due to Parent's failure to comply with Section 6.7(d) or (e), which failure shall constitute a material breach of this Agreement by Parent;

    (d) by Parent, if (i) there has been a material breach of the representations or warranties, covenants or agreements of the Company set forth in this Agreement, which breach is not curable or, if curable, is not cured within fifteen (15) days after written notice of such breach is given by Parent to the Company; provided, however, that this termination right under this clause (i) of this Section 8.1(d) shall not be available unless the individual or aggregate impact of all inaccuracies of such representations and warranties (without regard to any materiality or Material Adverse Effect qualifier(s) contained in any and each such representation or warranty) would have a Company Material Adverse Effect, or (ii) the Board of Directors of the Company
(x) fails to convene a meeting of the Company's stockholders to adopt this Agreement on or before the later of (A) November 28, 2000, or (B) within 45 days (but not sooner than 20 business days after the date the Proxy Statement is first mailed to stockholders) following the date that the Registration Statement shall have become effective and the Proxy Statement has been cleared by the SEC, or, in either case, postpones the date scheduled for the meeting of the stockholders of the Company to adopt this Agreement beyond such date, except, in either case (1) with the written consent of Parent, or (2) if such failure or postponement is due to a breach by Parent of this Agreement, (y) fails to recommend the adoption of this Agreement to the Company's stockholders in accordance with Section 6.5(a) hereof, or (z) withdraws or amends or modifies in a manner adverse to Parent its recommendation or approval in respect of this Agreement or the Merger or fails to reconfirm such recommendation within two business days of a written request for such confirmation by Parent;

    (e) by the Company, prior to adoption of this Agreement by the stockholders of the Company concurrently with the Company, entering into a definitive acquisition, merger or similar agreement to effect a Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this subsection (e) unless (i) five days shall have elapsed after delivery to Parent of a written notice of the Company's intention to so terminate this Agreement and informing Parent of the terms and conditions of such Superior Proposal and the identity of the person or group making such Superior Proposal, and (ii) at the end of such five (5) day period, the Board of Directors of the Company believes that such proposal for Superior Proposal is still superior to the transaction contemplated under this Agreement as such may be modified as proposed by Parent. During such five (5) day period, the Company shall fully cooperate with Parent in a manner consistent with the fiduciary duties of the Board of Directors with the intent of enabling Parent to agree to propose for the consideration of the Company's Board of Directors a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected; and

    (f) by the Company, if there has been a material breach of any of the representations or warranties, covenants or agreements of Parent or Merger Sub set forth in this Agreement, which breach is not curable or, if curable, is not cured within fifteen (15) days after written notice of such breach is given by the Company to Parent; provided, however, that this termination right under this
Section 8.1(f) shall not be available unless the individual or aggregate impact of all inaccuracies of such representations and warranties (without regard to any materiality or Material Adverse Effect qualifier(s) contained in any and each such representation or warranty) would have a Parent Material Adverse Effect.

    Section 8.2  EFFECT OF TERMINATION.

    (a) In the event of termination of this Agreement pursuant to this
Article VIII, the Merger shall be deemed abandoned and this Agreement shall forthwith become void, except that the provisions of Section 6.10, this
Section 8.2, Article IX and the terms of the Confidentiality Agreement shall survive any termination of this Agreement; provided, however, that nothing in this Agreement shall relieve any party from liability for any breach of this Agreement; provided that, subject to Section 8.2(d), nothing herein shall relieve any party from liability for any breaches hereof which at a minimum shall be the reasonable expenses incurred by of the non-breaching party in connection with the transactions contemplated herein.

    (b) If (A) Parent shall have terminated this Agreement pursuant to
Section 8.1(d)(ii) (x), (y) or (z), or (B) the Company shall have terminated this Agreement pursuant to Section 8.1(e), then, in any such case, the Company shall pay Parent within one (1) business day following such termination, a termination fee of $50,000,000, payable by wire transfer of immediately available funds to an account designated by Parent.

    (c) If Parent or Company shall have terminated this Agreement pursuant to
Section 8.1(b)(ii), and within twelve (12) months after the date of such termination the Company (i) consummates a Takeover Proposal, or (ii) enters into a Definitive Agreement to do so (or a tender offer with respect thereto is commenced), then, in any such case, the Company shall pay Parent, within one
(1) business
day following consummation of any Takeover Proposal, a termination fee of $50,000,000, payable by wire transfer of immediately available funds to an account designated by Parent.

    (d) Notwithstanding anything to the contrary contained herein, receipt by Parent of the amounts payable pursuant to Section 8.2(b) or Section 8.2(c) shall constitute full settlement of any and all liabilities of the Company for damages under this Agreement in respect of a termination of this Agreement pursuant to Sections 8.1(d)(ii)(x), (y) or (z), 8.1(e), or 8.1(b)(ii).

                                   ARTICLE IX
                               GENERAL PROVISIONS

    Section 9.1 AMENDMENT AND MODIFICATION. At any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company, this Agreement may be amended, modified or supplemented by written agreement (referring specifically to this Agreement) of Parent and the Company with respect to any of the terms contained herein; provided, however, that after adoption of this Agreement by the stockholders of the Company, no such amendment, modification or supplementation shall be made which under Applicable Law requires the approval of such stockholders, without the further approval of such stockholders.

    Section 9.2 WAIVER. At any time prior to the Effective Time, Parent, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other,
(ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any documents delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein which may legally be waived. Any such extension or waiver shall be valid only if set forth in an instrument in writing specifically referring to this Agreement and signed on behalf of such party.

    Section 9.3 SURVIVABILITY; INVESTIGATIONS. The respective representations and warranties of Parent and Merger Sub, on the one hand, and the Company, on the other hand, contained herein or in any certificates or other documents delivered prior to or as of the Effective Time (i) shall not be deemed waived or otherwise affected by any investigation made by any party hereto and (ii) shall not survive beyond the Effective Time. The covenants and agreements of the parties hereto (including the Surviving Corporation after the Merger) shall survive the Effective Time, without limitation (except for those which, by their terms, contemplate a shorter survival period).

    Section 9.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be delivered personally or by next-day courier or telecopied with confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied, or one day after delivery to a courier for next-day delivery.

    IF TO PARENT OR MERGER SUB, TO:

           ConAgra, Inc.
           One ConAgra Drive
           Omaha, Nebraska, 68102
           Attention: Dwight J. Goslee
           Telephone: (402) 595-4091
           Telecopier: (402) 595-4709

    WITH COPIES TO:

           McGrath, North, Mullin & Kratz, P.C.
           1400 One Central Park Plaza
           222 South Fifteenth Street
           Omaha, Nebraska, 68102
           Attention: Roger W. Wells
           Telephone: (402) 341-3070
           Telecopier: (402) 341-0216

    IF TO THE COMPANY, TO:

           International Home Foods, Inc.
           1633 Littleton Road
           Parsippany, New Jersey, 07054
           Attention: General Counsel
           Telephone: (973) 359-9920
           Telecopier: (973) 254-5897

    WITH A COPY TO:

           Vinson & Elkins L.L.P.
           3700 Trammell Crow Center
           2001 Ross Avenue
           Dallas, Texas 75201
           Attention: A. Winston Oxley
           Telephone: (214) 220-7700
           Telecopier: (214) 220-7716

    Section 9.5 DESCRIPTIVE HEADINGS; INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to Sections, Exhibits or Articles mean a Section, Exhibit or Article of this Agreement unless otherwise indicated. References to this Agreement shall be deemed to include the Exhibits hereto, the Company Disclosure Schedule, unless the context otherwise requires. The term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, a Governmental Entity or an unincorporated organization. The disclosure of any matter in any section of the Company Disclosure Schedule shall not be deemed to constitute an admission by any party or to otherwise imply that any such matter is material or may have a Company Material Adverse Effect for purposes of this Agreement.

    Section 9.6 ENTIRE AGREEMENT. This Agreement (including the Exhibits, the Company Disclosure Schedule, the Stock Voting Agreement and the Registration Rights Agreement), together with the Confidentiality Agreement, constitutes the entire agreement between the parties and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof.

    Section 9.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the provisions thereof relating to conflicts of law.

    Section 9.8 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto
(a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Delaware.

    Section 9.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

    Section 9.10 ASSIGNMENT; THIRD-PARTY BENEFICIARIES. This Agreement and the rights, interests and obligations hereunder shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party hereto may assign or otherwise transfer its rights, interests or obligations hereunder without the prior written consent of the other parties hereto. Except for the provisions of Article II and Section 6.9, nothing in this Agreement is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    Section 9.11 NO RECOURSE AGAINST OTHERS. Each of the following is herein referred to as a "Company Affiliate:" (a) any direct or indirect holder of any equity interests or securities in the Company (whether limited or general partners, members, stockholders, or otherwise), (b) any Affiliate of the Company, or (c) any director, officer, employee, representative or agent of
(i) the Company, (ii) any Affiliate of the Company, or (iii) any such holder of equity interests or securities referred to in clause (a) above. Except to the extent that a Company Affiliate is an express signatory party thereto, no Company Affiliate shall have any liability or obligation of any nature whatsoever in connection with or under this Agreement, the Stock Voting Agreements or the Registration Rights Agreement or the transactions contemplated hereby or thereby, and Parent and Merger Sub hereby waive and release all claims of any such liability and obligation, except as set forth below. Notwithstanding the provisions of the preceding sentence, Parent and Merger Sub neither waive nor release, any claims that they may otherwise have against any Company Affiliate for such Company Affiliate's actual, intentional misrepresentation
(a) of any fact to the Company's independent auditors, or any item reflected in the Company's SEC Documents or Subsequent SEC Documents, and (b) to the extent that such misrepresentation has caused the Company SEC Documents or Subsequent SEC Documents to materially misstate the financial position of the Company and its consolidated Subsidiaries, at such date, or the consolidated results of their operations and their consolidated cash flow for the period then ended.

    Section 9.12 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

    Section 9.13 ATTORNEYS' FEES. If any action or law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

    IN WITNESS WHEREFORE, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be executed on its behalf by their respective officers thereunto duly authorized, all as of the date first above written.

                                                       CONAGRA, INC.

                                                       By:  /s/ Bruce C. Rohde
                                                            -----------------------------------------
                                                       Its: Chairman and Chief Executive Officer

                                                       CAG ACQUISITION SUB, INC.

                                                       By:  /s/ Bruce C. Rohde
                                                            -----------------------------------------
                                                       Its: President

                                                       INTERNATIONAL HOME FOODS, INC.

                                                       By:  /s/ C. Dean Metropoulos
                                                            -----------------------------------------
                                                       Its: Chief Executive Officer

                                                                         ANNEX B

                                     [LOGO]

Chase Securities Inc.
270 Park Avenue
New York, NY 10017-2070

                                            June 22, 2000

Board of Directors
International Home Foods, Inc.
100 Northfield Street
Greenwich, CT 06830

Members of the Board:

    You have informed us that International Home Foods, Inc. (the "Company"), ConAgra, Inc. ("Parent") and CAG Acquisition Sub, Inc. ("Merger Sub"), a direct wholly-owned subsidiary of Parent, propose to enter into an Agreement and Plan of Merger dated as of June 22, 2000 (the "Agreement") which provides, among other things, that a merger will occur between the Company and the Merger Sub (the "Merger"). Pursuant to the Agreement, the shareholders of the Company will receive for each share of common stock of the Company, par value $.01 per share ("Company Common Stock"), (i) $11.00 in cash (the "Per Share Cash Consideration") and (ii) a certain number of shares of common stock of Parent, par value $5.00 per share ("Parent Common Stock") equal to an exchange ratio calculated pursuant to the Agreement (the "Per Share Stock Consideration"). The Per Share Cash Consideration and the Per Share Stock Consideration are together (and not separately) referred to herein as the "Merger Consideration." As set forth more fully in the Agreement, the Per Share Stock Consideration shall be determined by dividing $11.00 by the average closing price of the Parent Common Stock on the NYSE Composite Transactions List for the ten full trading days ending on the fifth full trading day immediately preceding the Closing Date of the Merger (the "Actual Average Trading Price"), provided however in no event shall the Average Trading Price (as defined in the Agreement) utilized for purposes of calculating the Per Share Stock Consideration be greater than $22.00 (which will result in the minimum exchange ratio (the "Exchange Ratio Floor")) nor less than $18.00 (which will result in the maximum exchange ratio (the "Exchange Ratio Cap")).

    You have requested that we render our opinion as to the fairness, from a financial point of view, to the holders of Company Common Stock of the Merger Consideration in the Merger.

    In arriving at the opinion set forth below, we have, among other things:

        (a) reviewed a draft of the Agreement in the form provided to us and have assumed that the final form of such agreement will not vary in any regard that is material to our analysis;

        (b) reviewed certain publicly available business and financial information we deemed relevant relating to the Company and Parent and the respective industries in which they operate;

        (c) reviewed certain internal non-public financial and operating data provided to us by the management of the Company relating to the Company's business, including certain forecast and projection information as to the future financial results of such business;

        (d) discussed with members of the senior management of the Company and Parent, the Company's and Parent's operations, historical financial statements and future prospects, before and after giving effect to the Merger, as well as their views of the business, operational and strategic benefits and other implications of the Merger and such other matters as we deemed necessary or appropriate;

        (e) compared the financial and operating performance of the Company and Parent with publicly available information concerning certain other companies we deemed comparable and reviewed the relevant historical stock prices of Company Common Stock, Parent Common Stock and certain publicly traded securities of such other companies;

        (f) reviewed the financial terms of certain recent business combinations and acquisition transactions we deemed reasonably comparable to the Merger and otherwise relevant to our inquiry; and

        (g) made such other analyses and examinations as have deemed necessary or appropriate.

    We have assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for us, or publicly available, for purposes of this opinion and have further relied upon the assurances of managements of the Company and Parent that they are not aware of any facts that would make such information inaccurate or misleading. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities of the Company or Parent, nor have we conducted a physical inspection of the properties and facilities of the Company or Parent. We have assumed that the financial forecast and projection information provided to or discussed with us by or on behalf of the Company and Parent have been reasonably determined on bases reflecting the best currently available estimates and judgments of the managements of the Company and Parent as to the future financial performance of such companies, including after giving effect to the Merger. We have further assumed that, in all material respects, such forecasts and projections will be realized in the amounts and times indicated thereby. We express no view as to such forecast or projection information or the assumptions upon which they were based.

    For purposes of rendering our opinion we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either of the Company or Parent is party, as contemplated by the Agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits to the Company or Parent of the Merger. We have also assumed that the Merger is consummated under circumstances where the Actual Average Trading Price is not less than the Average Trading Price used under the Agreement to determine the Per Share Stock Consideration as a result of the Exchange Ratio Cap.

    In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third party indications of interest for the acquisition of all or any part of the Company.

    Our opinion herein is necessarily based on market, economic and other conditions as they exist and can be evaluated on the date of this letter. Our opinion is limited to the fairness, from a financial point of view, to the holders of Company Common Stock of the Merger Consideration to be received in the Merger and we express no opinion as to the merits of the underlying decision by the Company to engage in the Merger. We express no opinion on matters of a tax, accounting or legal nature related to the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote (or agree to vote) with respect to the Merger, or any other matters related thereto. In addition, we express no opinion as to the prices at which the Company Common Stock or Parent Common Stock will trade following the announcement or the consummation of the Merger.

    Chase Securities Inc., as part of its financial advisory business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, including for rendering this opinion, payment of a portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. As we have previously advised you, The Chase Manhattan Corporation and its affiliates, including Chase Securities Inc., in the ordinary course of business, have from time to time, provided, and in the future may continue to provide, for customary compensation, commercial and investment banking services to the Company, Hicks, Muse, Tate & Furst Incorporated and Parent and their respective affiliates. In the ordinary course of business, we or our affiliates may own, manage or trade in the debt and equity securities of the Company and Parent and their respective affiliates, for our own accounts and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

    Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the Merger Consideration in the Merger is fair, from a financial point of view, to the holders of Company Common Stock.

    This opinion is for the use and benefit of the Board of Directors of the Company in its evaluation of the Merger and shall not be used for any other purpose without the prior written consent of Chase Securities Inc.

                                          Very truly yours,
                                          /s/ Chase Securities Inc.
                                          CHASE SECURITIES INC.

                                    ANNEX C
              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

    SECTION 262 APPRAISAL RIGHTS -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sec. 251 (other than a merger effected pursuant to Sec. 251(g) of this title), Sec. 252, Sec. 254, Sec. 257, Sec. 258, Sec. 263 or Sec. 264 of this title:

       (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Sec. 251 of this title.

       (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

       (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections
(d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

       (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

       (2) If the merger or consolidation was approved pursuant to Sec. 228 or Sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receiver either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

--------------------------------------------------------------------------------


                                ADMISSION TICKET

                         INTERNATIONAL HOME FOODS, INC.

                        SPECIAL MEETING OF STOCKHOLDERS
                          AUGUST 22, 2000 AT 2:00 P.M.
                                THE HILTON HOTEL
                                ONE HILTON COURT
                          PARSIPPANY, NEW JERSEY 07054

                  ADMITS ONE STOCKHOLDER AND UP TO TWO GUESTS

                                  DIRECTIONS:

1. FROM NEWARK AIRPORT AND HOLLAND TUNNEL: Take 78 West to 24 West to 287 North. Follow to Exit 39. Follow signs to Route 10 West. Go through one traffic light and make first right onto Dryden Way. Make first left onto Campus Drive, make first left onto Hilton Court and proceed to hotel.

2. FROM LINCOLN TUNNEL: Take N. J. Turnpike South to Exit 14. Proceed as in
   No. 1.

3. FROM NORTH JERSEY AND UPSTATE NEW YORK: Take 287 South to Exit 39B. Follow signs to Route 10 West. Proceed as in No. 1.

4. FROM SOUTH JERSEY: Take 287 North to Exit 39. Proceed as in No.1.

5. FROM WEST NEW JERSEY AND PENNSYLVANIA: Take 78 East to 287 North. Proceed as in No. 1.

6. FROM LONG ISLAND AND UPPER MANHATTAN: Take George Washington Bridge to 80 West to 287 South. Proceed as in No. 3.

7. FROM BROOKLYN AND STATEN ISLAND: Take Goethal's Bridge to N. J. Turnpike North. Follow to Exit 14. Proceed as in No. 1.

--------------------------------------------------------------------------------

                         INTERNATIONAL HOME FOODS, INC.
                              1633 LITTLETON ROAD
                          PARSIPPANY, NEW JERSEY 07054
     PROXY FOR SPECIAL MEETING OF STOCKHOLDERS TO BE HELD AUGUST 22, 2000.
              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
                         INTERNATIONAL HOME FOODS, INC.

   The undersigned hereby appoints M. Kelley Maggs and Lynne Misericordia, and each of them, proxies or proxy with full power of substitution and revocation as to each of them, to represent the undersigned and to act and vote all of the shares of common stock of International Home Foods, Inc., that the undersigned is entitled to vote at the Special Meeting of Stockholders of International Home Foods, Inc., to be held on the 22nd day of August, 2000, at 2:00 p.m., local time, at the Hilton Hotel, One Hilton Court, Parsippany, New Jersey 07054, on the following matters and in their discretion on any other matters which may come before the meeting or any adjournments or postponement thereof. Receipt of the proxy statement dated July 21, 2000 is acknowledged.

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IN THE ABSENCE
OF SUCH DIRECTION, THIS PROXY WILL BE
VOTED "FOR" ITEM 1.
                                                INTERNATIONAL HOME FOODS, INC.
PLEASE MARK, SIGN AND DATE THE REVERSE SIDE     P.O. BOX 11209
OF THIS PROXY AND RETURN THE PROXY CARD         NEW YORK, N.Y. 10203-0209
PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued on the other side.)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                         INTERNATIONAL HOME FOODS, INC.
                              1633 LITTLETON ROAD
                              PARSIPPANY, NJ 07054

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 22, 2000

Dear Stockholder:

A Special Meeting of Stockholders of International Home Foods, Inc. will be held at 2:00 p.m. on Tuesday, August 22, 2000 at The Hilton Hotel, Parsippany, New Jersey, for the following purposes:

   1. To approve and adopt the Agreement and Plan of Merger dated as of June 22, 2000, among ConAgra, Inc., CAG Acquisition Sub, Inc., and International Home Foods, Inc.

   2. To transact any other business that may properly come before the meeting.

Only holders of Common Stock of International Home Foods, Inc. of record at the close of business on July 21, 2000 will be entitled to vote at the meeting or any adjournment thereof.

To be sure that your vote is counted, we urge you to complete and sign the proxy/voting instruction card below, detach it from this letter and return it in the postage paid envelope enclosed in this package. The giving of such proxy does not affect your right to vote in person if you attend the meeting. The prompt return of your signed proxy will aid International Home Foods, Inc., in reducing the expense of additional proxy solicitation.

If you plan to attend the Special Meeting in person, detach and bring this letter to the meeting as an admission ticket for you and your guests. Directions to the meeting are on the reverse side.

                                       BY ORDER OF THE BOARD OF DIRECTORS

July 21, 2000                          C. Dean Metropoulos
                                       Chairman of the Board and
                                       Chief Executive Officer


                             DETACH PROXY CARD HERE
                         TRIANGLE              TRIANGLE
--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.

1. To approve and adopt the Agreement and Plan of Merger dated as of June 22, 2000, among ConAgra, Inc., CAG
   Acquisition Sub, Inc., and International Home Foods, Inc.

   FOR / /     AGAINST / /    ABSTAIN / /

2. In their discretion, the proxies are authorized to vote
   upon such other business as may properly come before the
   special meeting and at any and all adjournment or
   postponement thereof.
                                                If you plan to attend
                                                meeting please mark here   / /

                                                CHANGE OF ADDRESS AND
                                                OR COMMENTS MARK HERE      / /

                                       Please sign exactly as name appears
                                       herein, date and return promptly. When
                                       shares are held by joint tenants, both
                                       must sign. When signing as attorney,
                                       executor, administrator, trustee or
                                       guardian, please give full titles as
                                       such. If a corporation, please sign in
                                       full corporate name by duly authorized
                                       officer and give title of officer. If a
                                       partnership, please sign in partnership
                                       name by authorized person and give title or capacity of person signing.

                                       Dated:                           , 2000
                                             ---------------------------

                                       ---------------------------------------
                                                      Signature

                                       ---------------------------------------
                                                      Signature

                                       VOTES MUST BE INDICATED
                                       (X) IN BLACK OR BLUE INK.  /X/

(PLEASE SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.)

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                               PLEASE DETACH HERE
                 YOU MUST DETACH THIS PORTION OF THE PROXY CARD
      TRIANGLE    BEFORE RETURNING IT IN THE ENCLOSED ENVELOPE    TRIANGLE

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